UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMARA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on                      , 2022

Dear Stockholders:

You are cordially invited to virtually attend the special meeting of stockholders of Imara Inc. (“Imara”, the “Company, “we” or “us””) to be held on                     , 2022 at                 (eastern time). The special meeting (together with any adjournment or postponement thereof, the “Special Meeting”) will be a virtual meeting. You will be able to attend and participate in the Special Meeting online by visiting                 , where you will be able to register to attend the meeting, submit questions and vote.

Only stockholders who owned shares of our common stock at the close of business on                     , 2022 can vote at the Special Meeting or any adjournment thereof. At the Special Meeting, stockholders will be asked to consider and vote on the following proposals:

•

To approve the sale (the “asset sale”) by Imara to Cardurion Pharmaceuticals, Inc. (“Cardurion” or the “Buyer”) of tovinontrine (IMR-687) and all other assets of Imara related to its PDE9 program, pursuant to the terms of the related Asset Purchase Agreement, dated September 6, 2022 (the “asset purchase agreement”), for an upfront cash payment of $34,750,000 upon closing of the asset sale (in addition to $250,000 previously paid by Cardurion to Imara upon execution of a non-binding term sheet), a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones and a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events, in each case as described in the asset purchase agreement and subject to the terms and conditions of the asset purchase agreement (the “Asset Sale Proposal”); and

•

To approve the adjournment of the Special Meeting, if necessary and to the extent permitted by the asset purchase agreement, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

As noted above, our Special Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online at a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Special Meeting in person. In order to attend the meeting and vote your shares electronically during the meeting, you must register in advance at www.proxydocs.com/IMRA. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to attend the Special Meeting, vote your shares and submit questions. Attending the Special Meeting and voting your shares thereat will have the effect of revoking any proxy that you previously submitted to vote your shares.

Our board of directors unanimously recommends that you vote “FOR” each of the Asset Sale Proposal (Proposal 1) and the Adjournment Proposal (Proposal 2) as outlined in the attached proxy statement.

Whether or not you plan to attend the Special Meeting, we encourage you to submit your proxy as soon as possible to make sure that your shares are represented at the Special Meeting.

Stockholders of record at the close of business on                     , 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting or any adjournment or postponement thereof. Whether or not you expect to virtually attend the Special Meeting online, please submit a proxy to vote your shares to ensure your representation and the presence of a quorum at the Special Meeting. If you are a stockholder of record, you may submit a proxy to vote your shares prior to the Special Meeting online by visiting www.proxypush.com/IMRA, by telephone using the number located on the enclosed proxy card and following the recorded instructions, or by completing, signing, dating, and returning the proxy card accompanying these proxy materials. Your vote is important regardless of the number of shares you own.

If you mail your proxy card or submit a proxy by telephone or online and then decide to attend the Special Meeting and vote your shares online during the Special Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the bank, broker or other nominee that you must follow for your shares to be voted. Stockholders that own shares in “street name” must demonstrate proof of beneficial ownership to virtually attend the Special Meeting and must obtain a legal proxy from their bank, broker or other nominee to vote during the Special Meeting.

Further information about how to register for the Special Meeting, attend the Special Meeting online, vote your shares and submit questions is included in the accompanying proxy statement.

If you have more questions about this proxy statement and the proposals to be voted on at the Special Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at                 .

By order of the Imara board of directors,

Rahul D. Ballal, Ph.D.

President and Chief Executive Officer

The accompanying proxy statement is dated                     , 2022 and is first being mailed to stockholders on or about                , 2022.

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ii

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To be Held on                      , 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about the Special Meeting of Stockholders of Imara Inc., to be held on                     , 2022 at                (eastern time). The Special Meeting (together with any adjournment or postponement thereof, the “Special Meeting”) will be a virtual meeting. You will be able to attend and participate in the Special Meeting online by visiting www.proxydocs.com/IMRA, where you will be able to register to attend the meeting, submit questions and vote. Further information about how to attend the Special Meeting online is included in this proxy statement.

The Imara board of directors has unanimously determined that the terms of the transactions contemplated by the asset purchase agreement, including the asset sale, are advisable and in the best interests of Imara. The Imara board of directors is using this proxy statement to solicit proxies for use at the Special Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, references to “Imara,” “the Company,” “we,” “us,” “our” and similar terms refer to Imara Inc. References to our website are inactive textual references only and the contents of our website are not incorporated by reference into this proxy statement.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the shares represented by the proxies will be voted in accordance with the recommendation of the Imara board of directors with respect to each of the matters set forth in this proxy statement. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

For additional questions about the proposals, assistance in submitting proxies or voting shares of Imara’s common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at                 .

This proxy statement is dated                     , 2022 and is first being mailed to stockholders on or about                    , 2022. These proxy materials are being made available to stockholders on or about this date online by visiting www.proxydocs.com/IMRA.

This proxy statement and our form of proxy card are also available on the SEC’s website at http://www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

What is the Purpose of the Special Meeting?

At the Special Meeting, our stockholders will consider and vote on the following matters:

1.

The asset sale by Imara to Cardurion of tovinontrine and all other assets of Imara related to its PDE9 program, pursuant to the terms of the related Asset Purchase Agreement, dated September 6, 2022 (as the same may amended, modified or supplemented from time to time, the “asset purchase agreement”), for an upfront cash payment of $34,750,000 upon closing of the asset sale (in addition to $250,000 previously paid by Cardurion to Imara upon execution of a non-binding term sheet), a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones and a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events, in each case as described in the asset purchase agreement and subject to the terms of the asset purchase agreement (the “Asset Sale Proposal”); and

2.

The adjournment of the Special Meeting, if necessary and to the extent permitted by the asset purchase agreement, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the two items noted above.

How does the Imara Board of Directors Recommend that I Vote at the Special Meeting?

The Imara board of directors unanimously recommends that you vote:

FOR the Asset Sale Proposal; and

FOR the Adjournment Proposal.

Who Can Vote at the Special Meeting?

Only stockholders of record at the close of business on the record date of             , 2022 are entitled to vote at the Special Meeting. As of                 , 2022, there were                 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Special Meeting.

What is the proxy card?

The proxy card enables you to appoint Rahul D. Ballal, Michael Gray and Stephen Migausky as your proxies at the Special Meeting. By completing and returning the proxy card as described herein, you are authorizing these people to vote your shares at the Special Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Special Meeting. If a proposal comes up for vote at the Special Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

Where and when is the Special Meeting?

The Special Meeting is initially scheduled to be held on                 , 2022, at                (eastern time). You will be able to attend the Special Meeting online and vote your shares of Imara common stock electronically at the meeting by registering in advance at www.proxydocs.com/IMRA prior to the deadline of                (eastern time)

on                , 2022. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Special Meeting. We encourage you to complete your registration as soon as possible if you desire to attend the Special Meeting.

Online registration for the Special Meeting will begin on                 , 2022, and you should allow ample time for the online registration. Please be sure to follow the instructions you will receive once your registration is complete.

If you encounter any difficulties accessing the virtual Special Meeting, please contact technical support by following the instructions provided to you upon registration for the Special Meeting.

How Can I Vote at the Special Meeting?

If you are the stockholder of record of your shares, you can submit a proxy to vote your shares prior to the Special Meeting or you can attend the Special Meeting and vote your shares online during the Special Meeting. If you choose to submit a proxy prior to the Special Meeting, you may do so by telephone, online or by mail as follows:

•	By Telephone Prior to the Special Meeting. You may transmit your proxy over the phone by calling the telephone number located on the enclosed proxy card and following the subsequent instructions.

•

Online Prior to the Special Meeting. You may transmit your proxy online by following the instructions on the enclosed proxy card. You will need to have your proxy card in hand when you access the website. The website for submitting a proxy to vote your shares is available at www.proxypush.com/IMRA.

•	By Mail Prior to the Special Meeting. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement.

•

Online During the Special Meeting. In order to attend the Special Meeting online and vote online during the Special Meeting, you must register in advance at www.proxydocs.com/IMRA. You may vote your shares online while virtually attending the Special Meeting by following the instructions found on your enclosed proxy card and subsequent instructions that will be delivered to you via email following your registration. If you submit a proxy to vote your shares prior to the Special Meeting and choose to attend the Special Meeting online, there is no need to vote during the Special Meeting unless you wish to revoke your prior proxy.

If your shares are held in street name, your bank, broker or other nominee is required to vote the shares it holds on your behalf according to your instructions. These proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares of record. In order to ensure that your shares are voted at the Special Meeting, you will need to follow the instructions that your bank, broker or other nominee provides you. The deadlines and availability of providing voting instructions via telephone or online for beneficial owners of shares held in “street name” will depend on the processes of the bank, broker or other nominee that holds your shares of record. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If your shares are held in “street name,” you must demonstrate proof of beneficial ownership to virtually attend the Special Meeting and must obtain a legal proxy from your bank, broker or other nominee to vote at the Special Meeting. Only stockholders who have registered to attend the meeting using the process described above may vote during the meeting. In addition, you will need your control number included on your voting instruction form in order to demonstrate proof of beneficial ownership and to be able to vote during the Special Meeting.

Even if you plan to attend the Special Meeting online, we urge you to submit a proxy to vote your shares in advance of the Special Meeting so that if you should become unable to attend the Special Meeting your shares will be voted as directed by you.

What is the Difference Between a “Stockholder of Record” and a Beneficial Owner of Shares Held in “Street Name”?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, then you are considered the “stockholder of record” of those shares. In this case, we are sending these proxy materials directly to you. You may vote your shares by proxy prior to the Special Meeting by following the instructions in the section titled “How Can I Vote at the Special Meeting?” above.

Beneficial Owner of Shares Held in Street Name. If your shares are held by a bank, broker or other nominee, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, these proxy materials will be sent to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization and enclosed with this proxy statement.

How Do I Submit a Question at the Special Meeting?

If you wish to submit a question during the Special Meeting, you may log into and submit a question on the virtual meeting platform using the unique link provided to you via email following the completion of your registration at www.proxydocs.com/IMRA, and follow the instructions there. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted during the Special Meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

All questions received from stockholders during the virtual special meeting will be posted on the Company’s investor relations website at https://ir.imaratx.com/ as soon as practicable following the special meeting.

May I See a List of Stockholders Entitled to Vote as of the Record Date?

A list of stockholders as of the close of business on the record date will be available for examination by the stockholders during the Special Meeting using the unique link provided via email following the completion of registration for the Special Meeting.

How many shares of Imara common stock must be present to constitute a quorum for the meeting?

A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws provide that a quorum will exist if stockholders holding a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the meeting are present at the meeting in person or by proxy. Shares present virtually during the Special Meeting will be considered shares of common stock present in person at the meeting. If a quorum is not present, we expect to adjourn the Special Meeting until a quorum is obtained.

Abstentions and broker non-votes count as present for purposes of establishing a quorum but will not be counted as votes cast. Broker non-votes occur when your bank, broker or other nominee submits a proxy for your shares (because the bank, broker or other nominee has received instructions from you on one or more proposals, but not all proposals, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it.

Are the Ballot Measures Considered “Non-Discretionary”?

Each of the Asset Sale Proposal (Proposal 1) and the Adjournment Proposal (Proposal 2) are matters considered non-discretionary under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-discretionary matters.

What is the Required Vote to Approve Each Proposal?

The approval of the Asset Sale Proposal (Proposal 1) requires the affirmative vote of a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.” Failures to vote, abstentions and broker non-votes will all be counted in the same manner as votes “AGAINST” the Asset Sale Proposal.

The approval of the Adjournment Proposal (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “FOR” or “AGAINST” such matter. Failures to vote, abstentions and broker non-votes, if any, will not be counted as votes cast for this proposal and accordingly, will have no effect on the outcome of the Adjournment Proposal.

What is the Method for Counting Votes?

Each holder of common stock is entitled to one vote at the Special Meeting on each matter to come before the Special Meeting for each share held by such stockholder as of the record date. Votes cast online during the Special Meeting or covered by proxies submitted by mail, online or by telephone will be tabulated by the inspector of election appointed for the Special Meeting, who will also determine whether a quorum is present.

How do I Change my Vote or Revoke my Proxy?

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the Special Meeting:

•

by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or online voting procedures described in the “How Can I Vote at the Special Meeting?” section above;

•	by voting online during the Special Meeting using the procedures described in the “How Can I Vote at the Special Meeting?” section above; or

•	by filing a written revocation with our corporate secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee holding your shares. You may also vote online during the Special Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares and follow the procedures described in the “How Can I Vote at the Special Meeting?” section above.

Your virtual attendance at the Special Meeting, without voting online during the Special Meeting, will not automatically revoke your proxy.

Who Bears the Costs of Proxy Solicitation?

We will bear the costs of soliciting proxies. Our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, facsimile, email, personal interviews and other means.

Where can I find the voting results of the Special Meeting?

We plan to announce preliminary voting results at the Special Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting.

Who should I contact if I have any questions?

If you have more questions about this proxy statement and the proposals to be voted on at the Special Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at                 .

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

What is the proposed transaction?

The proposed transaction is the sale of Imara’s asset, tovinontrine, and all other assets of Imara related to its PDE9 program to Cardurion and the assignment to Cardurion of Imara’s exclusive license agreement with H. Lundbeck A/S (“Lundbeck”), but excluding all other assets of Imara, including our cash, cash equivalents and marketable securities and IMR-261, pursuant to the terms and conditions set forth in the asset purchase agreement.

What is the purchase price of the Asset Sale?

The purchase price for the asset sale is (a) $34,750,000 payable at the closing of the asset sale (in addition to $250,000 previously paid by Cardurion to Imara upon execution of a non-binding term sheet), (b) a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones and (c) a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events. There is no guarantee that either of the contingent payments will be paid to Imara in connection with the asset sale.

Why is our board recommending the asset sale?

The Imara board of directors believes that the asset sale and the asset purchase agreement are fair to, advisable and in the best interests of, Imara and its stockholders. The board of directors unanimously recommends that you vote “FOR” the approval of the Asset Sale Proposal. To review the board of directors’ reasons for recommending the asset sale, see the section entitled “THE ASSET SALE—Reasons for the Asset Sale and Recommendation of Our Board of Directors” beginning on page 24 of this proxy statement.

How does Imara intend to use the proceeds of the asset sale?

We continue to evaluate our strategic alternatives. There can be no assurances that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated, lead to increased stockholder value, or achieve the anticipated results.

Will the asset sale be a taxable transaction to me?

The asset sale is entirely a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the asset sale. See the section entitled “THE ASSET PURCHASE AGREEMENT” —Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 48 of this proxy statement.

When is the asset sale expected to be completed?

We are working towards completing the asset sale as soon as possible. We currently expect to complete the asset sale as soon as all of the conditions to the asset sale are satisfied or waived, including stockholder approval of the Asset Sale Proposal at the Special Meeting, which we currently anticipate will occur in the fourth quarter of 2022.

Are there any risks related to the asset sale?

Yes. You should carefully read the section entitled “RISK FACTORS” beginning on page 15 of this proxy statement.

Why is it important for me to vote?

Imara and Cardurion cannot complete the asset sale without the affirmative vote of a majority of the outstanding shares of Imara. Therefore, any shares that are not voted will have the same effect as a vote “against” the Asset Sale Proposal.

What will happen if stockholders do not approve the asset sale at the Special Meeting?

If the stockholders do not approve the asset sale at the Special Meeting, the asset sale will not be completed. If the asset sale is not completed, the asset purchase agreement provides that, upon termination of the asset purchase agreement under certain circumstances, Imara may be required to pay to Cardurion a termination fee of $1,500,000 million. See the section entitled “THE ASSET PURCHASE AGREEMENT—Termination Fee” beginning on page 43 of this proxy statement for a discussion of the circumstances under which such a termination fee may be required to be paid.

GENERAL INFORMATION ABOUT THE ADJOURNMENT PROPOSAL

What is the purpose of the Adjournment Proposal?

The purpose of the Adjournment Proposal is to allow Imara, subject to the terms of the asset purchase agreement, to adjourn the Special Meeting to a later date or dates if we determine that additional time is necessary to permit further solicitation of proxies in the event that there are insufficient votes to approve the Asset Sale Proposal.

The Adjournment Proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Asset Sale Proposal.

The Imara board of directors recommends that you vote in favor of the Adjournment Proposal.

SPECIAL NOTE REGARDING FORWARD LOOKING-STATEMENTS

This proxy statement, including the annexes attached to the proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including statements concerning the asset sale, any statements of the plans and objectives of management for future operations, any statements concerning the timing, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “intends,” “plans,” “believes,” “targets,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” or the negative thereof or other comparable terminology. The forward-looking statements in this proxy statement are only predictions. Although we believe that the expectations presented in the forward-looking statements contained herein are reasonable at the time of filing, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, among other things: the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement; the failure of Imara to obtain stockholder approval for the asset sale or the failure to satisfy any of the other conditions to the completion of the asset sale; the failure of Imara to receive milestone payments under the asset purchase agreement and the uncertainty of the timing of any receipt of any such payments; the outcome of any legal proceedings that may be instituted against Imara, Cardurion or any of their respective directors or officers related to the asset purchase agreement or the transactions contemplated thereby; the value of contingent consideration to be received in connection with the asset sale; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; and the incurrence by us of expenses relating to the asset sale.

Further information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking are discussed under the section entitled “Risk Factors” set forth below, and for the reasons described elsewhere in this proxy statement. Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the SEC. All forward-looking statements and reasons why results may differ included in this proxy statement are made as of the date hereof. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the asset sale. We urge you to read carefully the remainder of this proxy statement, including the attached annexes. For additional information on Imara, see the section entitled “MATTERS FOR APPROVAL AT THE SPECIAL MEETING—Where You Can Find More Information” beginning on page 52 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Unless otherwise indicated or as the context otherwise requires, all references to “Imara”, “we”, “us”, or “our” in this proxy statement refer to Imara Inc., a Delaware corporation; all references to “Cardurion” refer to Cardurion Pharmaceuticals, Inc., a Delaware corporation.

Parties to the Asset Sale

Imara Inc. (see page 18)

Imara is a biopharmaceutical company that has been dedicated to developing and commercializing novel therapeutics to treat patients suffering from serious diseases.

Imara is a corporation organized under the laws of the State of Delaware. Shares of Imara common stock are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “IMRA.”

Cardurion Pharmaceuticals, Inc. (see page 18)

Cardurion is a clinical-stage biotechnology company focused on the discovery and development of novel, next-generation therapeutics for the treatment of heart failure and other cardiovascular diseases.

Cardurion is a corporation organized under the laws of the State of Delaware.

The Asset Sale

A copy of the Asset Purchase Agreement, dated as of September 6, 2022 (the “asset purchase agreement”), by and between Imara and Cardurion is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the entire asset purchase agreement carefully because it is the principal document governing the asset sale. For more information on the asset purchase agreement, see the section entitled “THE ASSET PURCHASE AGREEMENT” beginning on page 33 of this proxy statement.

Asset Purchase Agreement (see page 33)

On September 6, 2022, we entered into the asset purchase agreement, pursuant to which we agreed to sell tovinontrine (IMR-687) and all other assets of Imara related to its PDE9 program to Cardurion (the “asset sale”). As consideration for the asset sale, Cardurion has agreed to pay to Imara:

•	an upfront cash payment of $34,750,000 upon closing of the asset sale (in addition to $250,000 previously paid by Cardurion to Imara upon execution of a non-binding term sheet);

•	a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones; and

•	a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events.

Recommendation of the Imara Board (see page 24)

After careful consideration, the Imara board of directors has unanimously (i) determined that the terms of the transactions contemplated by the asset purchase agreement, including the asset sale, are advisable and in the best interests of Imara, and (ii) approved the execution, delivery and performance by Imara of the asset purchase agreement and the consummation of the asset sale. The Imara board of directors unanimously recommends that the stockholders of Imara approve the asset sale and the other transactions contemplated by the asset purchase agreement and vote “FOR” the Asset Sale Proposal.

Certain factors considered by our board of directors in making such unanimous determination and approval are described in the section entitled “THE ASSET SALE—Reasons for the Asset Sale and Recommendation of our Board of Directors.”

Opinion of Imara’s Financial Advisor (see page 25)

Opinion of SVB Securities LLC

We retained SVB Securities LLC (“SVB Securities”) as our financial advisor in connection with the transactions contemplated by the asset purchase agreement. On September 6, 2022, SVB Securities rendered to our board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 6, 2022, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the consideration proposed to be paid to Imara pursuant to the terms of the asset purchase agreement was fair, from a financial point of view, to Imara.

The full text of the written opinion of SVB Securities, dated September 6, 2022, which describes the assumptions made and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. SVB Securities’ financial advisory services and opinion were provided for the information and assistance of our board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the board of directors’ consideration of the asset sale and the opinion of SVB Securities addressed only the fairness, from a financial point of view, as of the date thereof, to Imara of the consideration proposed to be paid to Imara pursuant to the terms of the asset purchase agreement. The opinion of SVB Securities did not address any other term or aspect of the asset purchase agreement or the asset sale and does not constitute a recommendation to any stockholder of Imara as to whether or how such holder should vote with respect to the asset sale or otherwise act with respect to the asset sale or any other matter.

The full text of the written opinion of SVB Securities should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion.

Conditions to Closing (see page 41)

As more fully described in this proxy statement and in the asset purchase agreement, the obligations of Cardurion to complete the asset sale are also subject to the satisfaction, or waiver, of the following conditions:

•

The Imara fundamental representations having been true and correct in all respects when made and being true and correct in all respects as of the closing date; all other representations and warranties of Imara contained in the asset purchase agreement having been true and correct in all respects when made and being true and correct in all respects as of the closing date, except where the failure to be true and correct has not had a material adverse effect (as defined below) (other than such representations and warranties that are qualified by materiality, which shall be true and correct without regard to any material adverse effect qualifiers), and the covenants and agreements of Imara contained in the asset purchase agreement to be complied with by Imara on or before the closing date having been complied with in all material respects, and Cardurion having received a certificate from Imara to such effect signed by a duly authorized officer thereof;

•	approval by the Imara stockholders of the Asset Sale Proposal;

•

no order of any court or governmental authority or action or litigation having been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by the asset purchase agreement and the ancillary agreements.

•	no governmental investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by the asset purchase agreement being known to either of the parties;

•	there having not occurred a material adverse effect; and

•	Imara and Lundbeck having delivered to Cardurion each of the ancillary agreements and required closing documents to which it is a party.

The obligations of Imara to complete the asset sale are also subject to the satisfaction, or waiver, of the following conditions:

•

the Cardurion fundamental representations having been true and correct in all respects when made and being true and correct in all respects as of the closing date; all other representations and warranties of Cardurion contained in the asset purchase agreement having been true and correct in all material respects when made and being true and correct in all material respects as of the closing (other than such representations and warranties that are qualified by materiality, being true and correct when made and as of the closing), and the covenants and agreements of Cardurion contained in the asset purchase agreement to be complied with by Cardurion on or before the closing having been complied with, and Imara having received a certificate from Cardurion to such effect signed by a duly authorized officer thereof;

•	approval by the Imara stockholders of the Asset Sale Proposal;

•

no order of any court or governmental authority or action or litigation having been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by the asset purchase agreement and the ancillary agreements;

•	no governmental investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by the asset purchase agreement being known to either of the parties;

•	Cardurion having delivered to Imara each of the ancillary agreements to which it is a party; and

•	Cardurion having delivered the advancement criteria to the independent counsel.

No Solicitation Covenant (see page 34)

Subject to certain exceptions, Imara has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers and directors not to, and will use reasonable best efforts to cause each of its and their respective employees and other representatives not to, directly or indirectly:

•

solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an acquisition proposal (as described below);

•

participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any person concerning any possible acquisition proposal or any inquiry or communication which might reasonably be expected to result in an acquisition proposal; or

•	enter into any agreements or other instruments (whether or not binding) regarding an acquisition proposal.

Prior to approval by the Imara stockholders of the Asset Sale Proposal and subject to certain additional conditions set forth in the asset purchase agreement, Imara may, upon receipt of a bona fide written acquisition proposal, which acquisition proposal did not result from material breach of Imara’s non-solicitation obligations, and that our board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable law, furnish information and engage in discussions or negotiations with such applicable third party.

Changes in Board Recommendation (see page 36)

Subject to specified exceptions, our board of directors (including any committee of the board of directors) may not (i) (A) change or withdraw (or modify or qualify) or authorize or resolve to or publicly propose or announce its intention to change, withhold or withdraw (or modify or qualify), in each case in any manner adverse to Cardurion, the board’s recommendation in favor of the asset sale, (B) approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, or resolve to or publicly propose or announce its intention to approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, any acquisition proposal, or (C) fail to recommend against any acquisition proposal that is a tender or exchange offer subject to Regulation 14D under the exchange act in a solicitation/recommendation statement on Schedule 14D-9 within ten business days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (any action described in this clause (i), an “adverse recommendation change”) or (ii) authorize, cause or permit Imara or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement, commitment or agreement in principle with a counterparty making an acquisition proposal (other than an acceptable confidentiality agreement entered into in accordance with the terms of the asset purchase agreement) (a “competing acquisition agreement”) or resolve, agree or publicly propose to do any of the foregoing.

If our board of directors changes its recommendation with respect to the asset sale, Cardurion may terminate the asset purchase agreement, and if such termination occurs Imara will be required to pay to Cardurion a termination fee of $1,500,000.

Termination of the Asset Purchase Agreement (see page 43)

The asset purchase agreement may be terminated at any time before the completion of the asset sale as set forth below:

•	by mutual written consent of Imara and Cardurion;

•	by either Imara or Cardurion if the asset sale having not been consummated by the outside date;

•

by either Imara or Cardurion if a court of competent jurisdiction or governmental authority has issued a final and non-appealable order, decree or ruling or taken any other action that restrains, enjoins or otherwise prohibits the asset sale;

•

by Imara or Cardurion if the other party has breached any of its representations, warranties, covenants or agreements contained in the asset purchase agreement such that the conditions to the closing would not be satisfied as of the time of such breach or inaccuracy (provided that the party terminating the asset purchase agreement is not then in material breach of any of its representations, warranties, covenants or agreements contained in the asset purchase agreement), but the asset purchase agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the expiration of a specified period after delivery of written notice of such breach, if such breach has not been cured (to the extent curable);

•	by either Imara or Cardurion if the Imara stockholder approval is not obtained at the Special Meeting; or

•	by Cardurion if at any time prior to the Imara stockholder approval, our board of directors has effected an adverse recommendation change.

Termination Fee Payable by Imara (see page 43)

Imara must pay Cardurion a termination fee of $1,500,000 if the asset purchase agreement is terminated:

•	by Cardurion in the event of an adverse recommendation change; or

•

following the public announcement by Imara of an acquisition proposal and the failure of Imara to obtain stockholder approval at the Special Meeting (and termination of the asset purchase agreement by Cardurion), and if within 12 months after such termination, Imara enters into a definitive agreement to consummate a transaction that constitutes an acquisition proposal.

Interests of Imara’s Directors and Executive Officers in the Transaction (see page 43)

After the asset sale, it is expected that all of the directors and executive officers of Imara will continue to provide services as directors and executive officers, respectively, of Imara. Imara will continue to provide indemnification and insurance coverage to the directors and executive officers of Imara.

Accounting Treatment (see page 32)

The Asset Sale will be accounted for as a “sale” by Imara, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Appraisal Rights (see page 32)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation in connection with the asset sale.

RISK FACTORS

You should carefully consider and evaluate all of the information included in this proxy statement and the annexes attached to the proxy statement, including the risks described below and discussed under the section captioned “Risk Factors” and “Risk Factors Summary” contained in our most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in our subsequent filings under the Exchange Act.

Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations, financial condition and prospects, which in turn could materially and adversely affect the trading price of shares of our common stock. Stockholders should keep in mind that the risks below are not the only risks that are relevant to your voting decision. Additional risks not currently known or currently material to us may also harm our business.

Risks Related to the Asset Sale

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors when deciding whether to vote to approve the Asset Sale Proposal. You should also consider the information in our other reports on file with the SEC. See “Where You Can Find More Information.”

There can be no guarantees that the asset sale will be completed. Failure to complete, or unexpected delays in completing, the asset sale or any termination of the asset purchase agreement could have an adverse effect on our financial condition and results of operations.

The completion of the asset sale is subject to a number of conditions, including the approval of the asset sale by our stockholders, which make the completion and timing of the asset sale uncertain. See the section entitled “THE ASSET PURCHASE AGREEMENT—Conditions to Closing” for a more detailed discussion. The failure to satisfy all of the required conditions could delay the completion of the asset sale for a significant period of time or prevent it from occurring at all. There can be no assurance that the conditions to the completion of the asset sale will be satisfied or waived or that the asset sale will be completed.

In addition, either we or Cardurion may terminate the asset purchase agreement under certain circumstances, including if the asset sale is not completed by the outside date. In certain circumstances, upon termination of the asset purchase agreement, we would be required to pay a termination fee of $1,500,000 to Cardurion. For further discussion, see the section entitled “THE ASSET PURCHASE AGREEMENT—Termination Fee.”

If the asset sale is not completed, we may be adversely affected and, without realizing any of the benefits of having completed the asset sale, will be subject to a number of risks, including the following:

•	the trading price of our common stock could decline;

•

if the asset purchase agreement is terminated and our board of directors seeks another strategic transaction, our stockholders cannot be certain that we will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Cardurion has agreed to in the asset purchase agreement, if at all;

•	our ability to consummate any other strategic transaction separate from the asset sale may be adversely affected and our board of directors may decide to pursue a dissolution and liquidation;

•	time and resources, financial and otherwise, committed by our management to matters relating to the asset sale could otherwise have been devoted to pursuing other beneficial opportunities;

•	we may experience negative reactions from the financial markets; and

•	we will generally be required to pay our expenses relating to the asset sale, such as legal, accounting and financial advisory fees, whether or not the asset sale is completed.

In addition, if the asset sale is not completed, we could be subject to litigation related to any failure to complete the asset sale or related to any enforcement proceeding commenced against us to perform our obligations under the asset purchase agreement. Any of these risks could materially and adversely impact our business, financial condition, results of operations and the trading price of shares of our common stock.

Similarly, delays in the completion of the asset sale could, among other things, result in additional transaction costs or other negative effects associated with delay and uncertainty about completion of the asset sale and could materially and adversely impact our business, financial condition, results of operations and the trading price of shares of our common stock.

The amount of consideration we will receive in the asset sale is subject to various risks and uncertainties.

In connection with the asset sale, Cardurion will assume certain liabilities with respect to the assets being acquired by Cardurion and pay to us (in addition to the upfront cash payment of $34,750,000 upon closing of the asset sale and $250,000 previously paid by Cardurion to us upon execution of a non-binding term sheet):

•	a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones; and

•	a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events

The consideration described above is subject to various risks and uncertainties. Whether the milestones will be achieved is subject to various risks and uncertainties, many of which are outside of the control of the parties, including adverse clinical developments.

Finally, the parties cannot predict what success, if any, Cardurion may have with respect to regulatory and sales milestones and, therefore there can be no guarantee that either of the milestones above will be achieved or that the milestone payments will ever be paid.

The asset purchase agreement limits our ability to pursue alternatives to the asset sale.

The asset purchase agreement contains provisions that make it substantially more difficult for us to sell the purchased assets to a party other than the Buyer. Specifically, we agreed not to solicit any acquisition proposals until the date of closing or the proper termination of the asset purchase agreement except that, subject to our obligation to pay the Buyer a termination fee of $1,500,000, at any time prior to obtaining stockholder approval of the asset sale, in response to a superior proposal or certain other intervening events, our board of directors may, among other actions, withdraw or materially modify its recommendation contained in this proxy statement or recommend the approval of an alternative acquisition proposal, if our board of directors concludes in good faith (after consultation with outside legal and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the our board of directors’ fiduciary duties under applicable law. In addition, the asset purchase agreement does not contain a right for us to terminate the asset purchase agreement in response to an intervening event or a superior proposal.

The failure to consummate the Asset Sale may materially and adversely affect our business, financial condition and results of operations.

Cardurion’s obligation to close the asset sale is subject to a number of conditions, including our stockholders’ approval of the Asset Sale Proposal. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that Cardurion will waive any that are not satisfied. If the asset sale is not consummated, we may be subject to a number of risks, including the following:

•

we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the asset sale;

•	the trading price of our common stock may decline to the extent that the then current market price reflects a market assumption that the asset sale will be consummated; and

•	our relationships with our customers, suppliers and employees may be damaged beyond repair and the value of our assets will likely significantly decline.

The occurrence of any of these events individually or in combination will likely materially and adversely affect our business, financial condition and results of operations, cause the market value of our common stock to significantly decline or become worthless and force us to file for bankruptcy protection, liquidate and windup our operations.

The failure to consummate the asset sale by the prescribed deadline will likely result in the asset sale being abandoned.

Either we or Cardurion may terminate the asset purchase agreement without penalty if (i) our stockholders do not approve the Asset Sale Proposal or (ii) if the asset sale is otherwise not completed by a specified date (unless such deadline is missed due to the failure by the party seeking termination to fulfill a material obligation under the asset purchase agreement). In the event the asset purchase agreement is terminated, the potential adverse effects from failing to consummate the asset sale discussed above would be implicated.

Our executive officers and directors may have interests in the asset sale other than, or in addition to, the interests of our stockholders generally.

Members of our board of directors and our executive officers may have interests in the asset sale that are different from, or are in addition to, the interests of our stockholders generally. Additional information on these interests can be found in the section entitled “THE ASSET PURCHASE AGREEMENT- Interests of Certain Persons in the Asset Sale” beginning on page 43 of this proxy statement. Our board of directors was aware of these interests and considered them, among other matters, in approving the asset purchase agreement.

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities class action litigation in connection with the asset sale. Securities litigation against us could result in substantial costs and divert our management’s attention from closing the asset sale, which could harm our business and increase our expenses.

Risks Related to Strategic Process and Potential Strategic Transaction

We may not be successful in identifying and implementing an additional strategic transaction and any strategic transactions that we may consummate in the future may not be successful.

In April 2022, we commenced a comprehensive assessment of strategic options to maximize stockholder value. While the asset sale arose from this assessment, we continue to evaluate our strategic options, which may include a merger, reverse merger, sale, wind-down, liquidation and dissolution or other strategic transaction. However, there can be no assurance that we will be able to successfully consummate the asset sale or any additional strategic transaction. The process of continuing to evaluate these strategic options may be very costly, time-consuming and complex, and we may incur significant costs related to this continued evaluation. We may also incur additional unanticipated expenses in connection with this process. A considerable portion of these costs will be incurred regardless of whether any such course of action is implemented or transaction is completed. Any such expenses will decrease the remaining cash available for use in our business and may diminish or delay any future distributions to our stockholders.

In addition, there can be no assurances that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated, lead to increased stockholder value, or achieve the anticipated results. Any failure of such potential transaction to achieve the anticipated results could significantly impair our ability to enter into any future strategic transactions and may significantly reduce or delay any future distributions to our stockholders.

PARTIES TO THE ASSET SALE

Imara Inc.

Imara is a biopharmaceutical company that has been dedicated to developing and commercializing novel therapeutics to treat patients suffering from serious diseases.

Imara Inc.

116 Huntington Avenue, 6th Floor

Boston, Massachusetts 02116

617-927-9989

Imara is a corporation organized under the laws of the State of Delaware. Shares of Imara common stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “IMRA.”

Cardurion Pharmaceuticals, Inc.

Cardurion is a clinical-stage biotechnology company focused on the discovery and development of novel, next-generation therapeutics for the treatment of heart failure and other cardiovascular diseases.

78 Blanchard Road

Suite 200

Burlington, MA 01803

617-863-8088

Cardurion is a corporation organized under the laws of the State of Delaware.

THE ASSET SALE

The following is a discussion of the asset sale. The description of the asset purchase agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the asset purchase agreement, which is attached as Annex A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the asset sale that is important to you. You are encouraged to read the asset purchase agreement carefully and in its entirety, as it is the legal documents that governs the asset sale.

Background of the Proposed Asset Sale

In an effort to enhance stockholder value, our board of directors and management regularly review and discuss our near and long-term operating and strategic priorities. Among other things, these reviews and discussions focus on the opportunities and risks associated with our development programs, financial condition and our strategic relationships and potential long-term strategic options.

On April 1, 2022 and April 3, 2022, our board of directors conducted a virtual meeting to review and discuss the results from interim analyses of our Ardent Phase 2b clinical trial of tovinontrine (IMR-687) in patients with sickle cell disease (“SCD”) and Forte Phase 2b clinical trial of tovinontrine in patients with ß-thalassemia. Based on the data generated by these interim analyses, our board of directors made the decision to discontinue the Ardent and Forte trials as well as the further development of tovinontrine in SCD and ß-thalassemia. After careful review and consideration, our board of directors determined to begin evaluating the prioritization of its programs and development pipeline, cash runway, and available alternatives, including strategic alternatives.

On April 5, 2022, we issued a press release disclosing the results of the interim analyses of the Ardent and Forte trials as well as the decision to discontinue the further development of tovinontrine in SCD and ß-thalassemia.

On April 10, 2022, our board of directors conducted a virtual meeting to consider and discuss potential future development of tovinontrine in heart failure with preserved ejection fraction (“HFpEF”). As part of this discussion, our board of directors engaged with key opinion leaders in heart failure on the potential risks and benefits of potential future development of tovinontrine in HFpEF. Our board of directors also engaged with its banking and legal advisors to discuss strategic alternatives for maximizing value for stockholders. As part of this discussion, the board of directors discussed a number of strategic options that might be available to us, including a potential reverse merger, asset sale and/or dissolution. At the conclusion of the meeting, the board of directors made the decision to not proceed with development of tovinontrine in HFpEF and to undertake a comprehensive assessment of our strategic options to maximize stockholder value.

On April 12, 2022, our board of directors approved a reduction in workforce designed to substantially reduce our operating expenses while we undertook a comprehensive assessment of strategic options to maximize stockholder value.

On April 14, 2022, we filed a Current Report on Form 8-K with the United States Securities and Exchange Commission (the “SEC”) disclosing the reduction in workforce and our plan to conduct a comprehensive assessment of strategic options to maximize stockholder value.

Beginning in April 2022 and continuing to date, our management, at the direction of the board of directors, has engaged in discussions with various third parties with respect to a potential strategic transaction. In furtherance of these efforts, on April 15, 2022, we entered into an engagement letter with SVB Securities LLC (“SVB Securities”) providing for SVB Securities to serve as our exclusive financial advisor in connection with our comprehensive assessment of strategic options to maximize stockholder value.

On April 22, 2022, at the direction of our board of directors, SVB Securities sent a process letter to approximately 113 companies seeking preliminary, non-binding indications of interest for a potential transaction. The process letter instructed that all such indications of interest should be submitted by May 6, 2022.

In addition to the process letter distributed by SVB Securities, between April 15, 2022 and May 1, 2022, members of our management reached out to approximately six additional parties soliciting interest in a potential asset acquisition of either tovinontrine or IMR-261. As part of this outreach, we contacted Cardurion on April 20, 2022 and suggested a follow-up meeting to provide information on tovinontrine to management of Cardurion.

On May 3, 2022, our management held an introductory virtual meeting with management from Cardurion to provide an introduction to tovinontrine, including the potential for tovinontrine as a treatment for cardiovascular indications.

On May 7, 2022, SVB Securities and members of our management began reviewing the 28 non-binding indications of interest received from third parties as of the May 6 deadline outlined in the process letter. SVB Securities further indicated that they expected a few additional non-binding indications of interest to be received from additional parties in the coming days. Each of the non-binding indications of interest called for a stock-for-stock merger with a privately held company in which shares constituting a majority of the post-closing outstanding shares of the resulting publicly traded entity would be issued to the stockholders of the privately held company, referred to as a reverse merger. Further, each non-binding indication of interest valued us for our expected closing cash, plus a variable premium for our Nasdaq listing that was generally between $5 million and $15 million. None of the non-binding indications of interest ascribed any additional value to our development programs, including tovinontrine or IMR-261.

On May 10, 2022, we opened a virtual data room for Cardurion to commence technical diligence on tovinontrine.

On May 11, 2022, our board of directors held a virtual meeting to discuss and consider the 28 non-binding indications of interest received, each calling for a reverse merger. SVB Securities presented to the board of directors information regarding the parties contacted, and initial responses. With the assistance of SVB Securities and members of our management, the board of directors evaluated each non-binding indication of interest based on, among other factors, assessments of each company’s (i) science and technology, (i) public company readiness, (iii) management, board and investor syndicate, (iv) ability to conduct a concurrent financing and (v) near term inflection points. Based on this evaluation, the board of directors instructed management to conduct presentations with eleven companies identified using the evaluation criteria and then to return to the board of directors with a recommendation of the top three to five companies from this group for further consideration by the board of directors.

Company A, a privately held company, submitted a non-binding indication of interest on May 6, 2022 valuing us at $55 million, which was comprised of an expected cash balance at closing of $50 million and $5 million for our Nasdaq listing. The non-binding indication of interest valued Company A at $120 million. Following submission of its proposal, representatives of Company A indicated to SVB Securities that Company A was interested in potential development of tovinontrine in cardiovascular indications alongside its internal programs. Company A further indicated that as a result, it may be willing to ascribe additional value to tovinontrine as part of a reverse merger. On May 16, 2022, we opened a virtual data room to permit Company A to commence technical diligence on tovinontrine.

Between May 16, 2022 and May 20, 2022 members of our management held virtual presentations with twelve companies, including the eleven companies identified by our board of directors at the May 11, 2022 meeting (including Company A), as well as one additional company who submitted a non-binding indication of interest after the May 11, 2022 Board meeting. At each meeting, the potential reverse merger candidates presented information to enable our management and board of directors to further evaluate each company under the criteria identified at the May 11, 2022 meeting of the board of directors.

On May 19, 2022, members of our management held a virtual meeting with management from Cardurion. At the meeting, Cardurion asked several questions resulting from its diligence review of information provided in the virtual data room. As part of the discussion, Cardurion indicated that it was not interested in a potential reverse merger, but that, subject to its ability to conduct additional due diligence, it would consider making an offer to acquire tovinontrine.

Between May 19, 2022 and June 6, 2022, we and our representatives commenced due diligence on each of the twelve potential reverse merger candidates who held presentations with our management. As part of the diligence, we and our representatives were granted access to multiple virtual data rooms, including a virtual data room hosted by Company A.

On May 25, 2022, we received a non-binding term sheet from Cardurion pursuant to which Cardurion would acquire our PDE9 program, including tovinontrine, and take assignment of our exclusive license agreement (the “Lundbeck Agreement) with H. Lundbeck A/S (“Lundbeck”). The foregoing proposed acquisition is collectively referred to herein as the asset sale. As consideration for the asset sale, Cardurion offered to make a $15 million upfront payment, as well as a $25 million milestone payment tied to commercialization of tovinontrine. Additionally, Cardurion indicated it would want to amend certain provisions of the Lundbeck Agreement and requested exclusivity with respect to a transaction involving our PED9 program for a period of sixty days.

On May 27, 2022, our board of directors met virtually to review and discuss the twelve presentations conducted by management with potential reverse merger candidates. As part of its evaluation, the board of directors continued to focus on the evaluation criteria established at the May 11, 2022 board of directors meeting. SVB Securities indicated that Company A had updated its initial non-binding indication of interest and was prepared to value us at $75 million, which was comprised of an expected cash balance at closing of $50 million, $20 million for tovinontrine and $5 million for our Nasdaq listing. Company A further decreased its valuation from $120 million to $110 million. The board of directors determined to further narrow the list of potential counterparties to five and instructed management to continue corporate and technical diligence on two companies identified as being in the top tier, including Company A, and to set up Board presentations with the remaining three for further consideration by the board of directors. The board of directors also reviewed the term sheet from Cardurion and instructed our management to continue negotiations on a potential asset sale alongside the reverse merger process.

On June 2, 2022, we responded to Cardurion’s non-binding term sheet for the proposed asset sale and increased the amount of the upfront payment from $15 million to $20 million and increased the $25 million milestone payment to $40 million. We also indicated that given the ongoing comprehensive assessment of strategic options to maximize stockholder value, including other parties interested in tovinontrine, we were unable to agree to exclusivity with respect to a transaction involving our PDE9 program at that time.

Between June 2, 2022 and June 10, 2022, representatives of our board of directors held virtual meetings with four potential reverse merger candidates. At each meeting, the potential reverse merger candidates presented further information to enable our management and board of directors to continue to evaluate each company under the criteria identified at the May 11, 2022 board of directors meeting.

On June 10, 2022, our board of directors held a virtual meeting to further discuss potential reverse merger candidates. As part of the discussion, the board of directors determined that Company A was at the top of the list of potential reverse merger candidates based on positive findings from diligence, potential synergies with tovinontrine and the improved economics in Company A’s non-binding indication of interest. The board of directors also noted that issues uncovered as part of diligence on a different potential reverse merger candidate previously viewed in the top-tier had removed that company from consideration. SVB Securities indicated that Company A had updated its non-binding indication of interest and was prepared to value us at $80 million, which was comprised of an expected cash balance at closing of $50 million, $25 million for tovinontrine and $5 million for our Nasdaq listing. Company A further decreased its valuation from $110 million to $90 million. The board of directors authorized our management to commence negotiations on a merger agreement with Company A and to inform Cardurion that while we remained interested in a potential asset sale, we were not able to enter into exclusivity with respect to a transaction involving our PDE9 program at that time.

After the meeting, Rahul Ballal, our Chief Executive Officer, spoke to Peter Lawrence, Chief Executive Officer of Cardurion, by telephone and informed Mr. Lawrence that while we remained interested in a potential asset sale, we were not able to enter into exclusivity with respect to a transaction involving our PDE9 program at that time.

On June 12, 2022, Adam Koppel, a director of Cardurion, called David Bonita, a director of Imara, by telephone and requested that we provide an updated term sheet to Cardurion setting forth the economic terms pursuant to which we would consider entering into exclusivity to further negotiate the terms of a definitive agreement for the proposed asset sale.

During the week of June 13, 2022, we and our representatives continued technical, corporate and legal due diligence on Company A and held multiple diligence calls with management from Company A.

On June 14, 2022, we sent an updated non-binding term sheet to Cardurion for the proposed asset sale outlining the terms necessary for us to consider entering into exclusivity with respect to a transaction involving our PDE9 program. In light of the improved economic terms offered by Company A as part of a reverse merger that assigned value to tovinontrine, the non-binding term sheet for the asset sale increased the upfront payment from $20 million to $42 million and increased the $40 million commercial milestone payment to $50 million.

On June 16, 2022, Cardurion responded to our proposed non-binding term sheet for the asset sale and offered to make a $30 million upfront payment, a $7.5 million milestone payment tied to certain clinical development milestones, as well as a $50 million milestone payment tied to commercialization of tovinontrine. Additionally, the non-binding term called for exclusivity with respect to a transaction involving our PDE9 program for a period of 45 days.

On June 20, 2022, our board of directors held a virtual meeting to discuss the potential reverse merger with Company A as well as the proposed asset sale with Cardurion. The board of directors discussed the potential to increase the economic terms of each offer over that currently on the table. With respect to Company A, the board of directors considered the proposed equity split as part of the transaction, the size of a potential concurrent financing and the cash runway for the combined entity as compared to the potential data inflection points over the next 12-18 months. With respect to Cardurion, the board of directors considered the new milestone payment proposed by Cardurion as well as the proposed amendments to the Lundbeck Agreement requested by Cardurion. The board of directors determined to continue negotiations with both parties while our management and the board of directors collected further information with respect to outstanding questions on each potential deal.

On June 24, 2022, a subcommittee of our board of directors met with representatives from Cardurion to discuss and understand the clinical milestone proposed by Cardurion to be included as part of the consideration for the asset sale.

On June 24, 2022 and June 29, 2022, our board of directors held a virtual meeting to further discuss the potential reverse merger with Company A as well as the proposed asset sale with Cardurion. Company A indicated to SVB Securities that it was prepared to value Imara at $80 million, which was comprised of an expected cash balance at closing of $50 million, $25 million for tovinontrine and $5 million for our Nasdaq listing. Company A further decreased its valuation to $80 million. The board of directors however noted that questions remained about both the size and the pricing of the concurrent financing. Cardurion had not formally updated its offer over that from the prior term sheet, but had orally indicated to David Bonita, a member of our board of directors, potential for further improvement. The board of directors determined to go back to each party one final time to seek enhanced value and to reconvene to make a determination as to which transaction was in the best interest of Imara and our stockholders.

On July 2, 2022, our board of directors held a virtual meeting to further discuss the potential reverse merger with Company A as well as the proposed asset sale with Cardurion. Company A’s offer remained consistent with that discussed at the June 29, 2022 board of directors meeting. While the board of directors had gained some clarity on the pricing of the concurrent financing, the board of directors noted that questions remained about the size of the concurrent financing. Cardurion had increased its offer for the asset sale and proposed a $35 million upfront payment, a $10 million milestone payment tied to certain clinical development milestones, as well as a $50 million milestone payment tied to commercialization of tovinontrine. Additionally, Cardurion requested an exclusivity period of 60 days with respect to a transaction involving our PDE9 program. As part of its discussion, our board of directors considered the benefits and risks of each transaction and the potential value to be received by stockholders in either cash (via Cardurion) or equity (via Company A). The board of directors also received a presentation from SVB Securities with respect to these proposals. After further discussion, the board of directors instructed our management to finalize a non-binding term sheet with Cardurion and decided to reconvene the board of directors to discuss the final terms before potentially proceeding into exclusivity with Cardurion on the proposed asset sale. The board of directors decision was based, in part, on the significant value for tovinontrine under the proposed asset sale with Cardurion, certain financing and valuation risks associated with Company A, and the understanding that we could continue to evaluate additional steps to take in addition to the proposed asset sale with Cardurion, including a reverse merger or business combination with a third-party other than Company A, as well as a possible dissolution.

On July 5, 2022, Company A informed us that it was no longer interested in pursuing a potential reverse merger with Imara.

On July 6, 2022, our board of directors held a virtual meeting to review the non-binding term sheet with Cardurion, which remained substantially similar to that discussed at the July 2, 2022 board of directors meeting. Following discussion, the board of directors endorsed the term sheet and authorized us to enter into exclusivity with respect to a transaction involving our PDE9 program for a period of 60 days. The board of directors further instructed SVB Securities to explore potential additional reverse merger candidates who might be interested in a transaction with us as a result of us having a higher expected closing cash balance when factoring in the asset sale.

On July 8, 2022, we executed the non-binding term sheet with Cardurion calling for the asset sale in exchange for a $35 million upfront payment, a $10 million milestone payment tied to certain clinical development milestones, as well as a $50 million milestone payment tied to commercialization of tovinontrine. The non-binding term sheet also called for certain amendments to the Lundbeck Agreement and provided for a 60 day exclusivity period with respect to a transaction involving our PDE9 program.

Between July 21, 2022 and September 6, 2022, we, Cardurion and our respective representatives negotiated definitive agreements for the asset sale. These included an asset purchase agreement, an amendment to the Lundbeck Agreement setting forth specified amendments to the Lundbeck Agreement outlined in the non-binding term sheet, and an Assignment and Assumption Agreement providing for the assignment of the Lundbeck Agreement to Cardurion. Among the material terms negotiated included those related the process for obtaining approval from our stockholders, the ability for our board of directors to change its recommendation under various circumstances, the right of each party to terminate the asset purchase agreement in certain cases (and the fee payable in certain circumstances), the conditions to each party’s obligation to complete the transaction and post-closing indemnification obligations. During the course of this period, Dr. Ballal engaged in several conversations with representatives from Lundbeck regarding the amendment to the Lundbeck Agreement and the Assignment and Assumption Agreement.

On September 1, 2022, our board of directors held a virtual meeting at which members of our management, representatives of SVB Securities and representatives of WilmerHale were present. During the meeting, WilmerHale made a presentation to our board of directors regarding the fiduciary duties of the board of directors, and members of management made a presentation regarding the material terms of the asset purchase agreement.

On September 6, 2022, our board of directors held a virtual meeting at which members of our management, representatives of SVB Securities and representatives of WilmerHale were present. During the meeting, SVB Securities made a financial presentation to our board of directors. Following discussion with the directors, SVB Securities then rendered to the board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 6, 2022, that, as of such date and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the consideration to be paid to Imara pursuant to the terms of the asset purchase agreement was fair, from a financial point of view, to Imara. The board of directors then discussed various considerations with respect to the proposed transaction, as summarized under “Imara Reasons for the Asset Sale and Recommendation of the Imara Board of Directors”. Following discussion and the presentations, the board of directors approved the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

Subsequently on September 6, 2022, Cardurion and Imara entered into the asset purchase agreement. On September 7, 2022 in advance of the Nasdaq opening for trading, we filed a current report on Form 8-K with the SEC announcing the execution of the asset purchase agreement.

We previously initiated a comprehensive assessment of strategic options to maximize stockholder value. Following the asset sale, we expect to continue to evaluate our strategic alternatives.

Reasons for the Asset Sale and Recommendation of Our Board of Directors

Our board of directors unanimously: (i) determined that the asset sale is advisable and in the best interests of us and our stockholders, (ii) approved the asset purchase agreement and the asset sale, and (iii) recommended that our stockholders vote in favor of the approval of the asset sale.

In the course of reaching that determination and recommendation, the board of directors considered a number of potentially supportive factors in its deliberations including:

•

the fact that interim analyses of our Ardent Phase 2b clinical trial of tovinontrine in patients with SCD and Forte Phase 2b clinical trial of tovinontrine in patients with ß-thalassemia did not demonstrate results that supported continued development of tovinontrine in these indications;

•	the significant value to be derived from tovinontrine in the form of the upfront cash payment as part of the asset sale;

•	the ability of our stockholders to, on a limited basis, participate in potential upside of tovinontrine through a potential future milestone payment;

•	the determination by our board of directors, following a comprehensive assessment of our strategic options, that the cash consideration from the asset sale would maximize stockholder value;

•

the fact that we have suffered losses since our inception in 2016 and the uncertainty over our ability to raise additional capital through equity financings or other means before exhausting the cash resources we have available and that would be needed to continue development of tovinontrine in HFpEF or other indications;

•

the board of directors’ belief that as a result of the extent of negotiations with Cardurion, we obtained the highest consideration that Cardurion was willing to pay or that we were likely to obtain from any other party, including as part of other strategic transactions (e.g., a reverse merger) that the board of directors considered;

•	that the asset sale is subject to the approval of our stockholders; and

•

the provisions in the asset purchase agreement allowing our board of directors to withdraw its recommendation that our stockholders vote in favor of the asset sale if the board of directors receives a superior proposal (as defined in the asset purchase agreement) subject to certain additional provisions and exceptions.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors, including:

•

the risks and costs to us if the asset sale is not consummated, including the diversion of management attention and the need to preserve cash following the discontinuation of our clinical development programs;

•

the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that we pay Cardurion a termination fee of $1,500,000 if the asset purchase agreement is terminated in accordance with its terms under certain circumstances;

•	the fact that our stockholders will, except for a potential milestone payment as part of the asset sale, not participate in potential upside of tovinontrine;

•	the absence of our right to terminate the asset purchase agreement in the event of an intervening event or superior proposal; and

•

the potential interests of our officers and directors in the asset sale that may be different from, or in addition to, the interests of stockholders generally as described under the section entitled “THE ASSET PURCHASE AGREEMENT – Interests of Certain Persons in the Asset Sale” beginning on page 43 of this proxy statement.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the material factors considered by the board of directors. The board of directors reached the unanimous conclusion to approve the asset purchase agreement in light of the various factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the asset sale and the complexity of these matters, the board of directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, the board of directors determined that the asset purchase agreement was fair to and in the best interests of Imara. Accordingly, our board of directors unanimously approved the asset purchase agreement. The board of directors unanimously recommends that you vote “FOR” the approval of the asset purchase agreement.

Opinion of Imara’s Financial Advisor

Introduction

Imara retained SVB Securities LLC, hereinafter SVB Securities, as its financial advisor in connection with the asset sale transaction contemplated by the asset purchase agreement. In connection with this engagement, the Imara board of directors requested that SVB Securities evaluate the fairness, from a financial point of view, to Imara of the consideration proposed to be paid to Imara pursuant to the terms of the asset purchase agreement. On September 6, 2022, SVB Securities rendered to the Imara board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 6, 2022, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the consideration proposed to be paid to Imara pursuant to the terms of the asset purchase agreement was fair, from a financial point of view, to Imara.

The full text of the written opinion of SVB Securities, dated September 6, 2022, which describes the assumptions made and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the written opinion of SVB Securities set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex B. SVB Securities’ financial advisory services and opinion were provided for the information and assistance of the Imara board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Imara board of directors’ consideration of the asset sale transaction and the opinion of SVB Securities addressed only the fairness, from a financial point of view, as of the date thereof, to Imara of the consideration proposed to be paid to Imara pursuant to the terms of the asset purchase agreement. The opinion of SVB Securities did not address any other term or aspect of the asset purchase agreement or the asset sale transaction and does not constitute a recommendation to any stockholder of Imara as to whether or how such holder should vote with respect to the asset sale transaction or otherwise act with respect to the asset sale transaction or any other matter.

The full text of the written opinion of SVB Securities should be read carefully in its entirety for a description of the assumptions made and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, SVB Securities reviewed, among other things:

•	a draft of the asset purchase agreement, dated September 6, 2022;

•	Imara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed by Imara with the SEC;

•	Imara’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, as filed by Imara with the SEC;

•	certain Current Reports on Form 8-K, as filed by Imara with, or furnished by Imara to, the SEC; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the business and assets being sold to Cardurion (the “Business”), as furnished to SVB Securities by the management of Imara; and approved for use by, SVB Securities by Imara for purposes of SVB Securities’ analysis (the “Forecast”) (collectively, the “Internal Data”).

SVB Securities also conducted discussions with members of the senior management of Imara and its advisors and representatives regarding the Internal Data as well as the past and current business, operations, financial condition and prospects of the Business. SVB Securities also conducted such other financial studies and analyses and took into account such other information as SVB Securities deemed appropriate.

SVB Securities assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by SVB Securities for purposes of its opinion and, with Imara’s consent, SVB Securities relied upon such information as being complete and accurate. In that regard, SVB Securities was advised by Imara, and assumed, at Imara’s direction, that the Internal Data (including, without limitation, the Forecast) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Imara as to the matters covered thereby and SVB Securities relied, at Imara’s direction, on the Internal Data for purposes of SVB Securities’ analysis and its opinion. SVB Securities expressed no view or opinion as to the Internal Data (including, without limitation, the Forecast) or the assumptions on which they were based. In addition, at Imara’s direction, SVB Securities did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Imara or Cardurion, nor was SVB Securities furnished with any such evaluation or appraisal, and SVB Securities was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Imara or Cardurion. SVB Securities also relied, at the direction of Imara, upon the assessments of senior management of Imara as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the Milestone Payments.

SVB Securities assumed, at Imara’s direction, that the final executed asset purchase agreement would not differ in any respect material to SVB Securities’ analysis or its opinion from the last draft of the asset purchase agreement reviewed by SVB Securities. SVB Securities also assumed, at Imara’s direction, that the representations and warranties made by Imara and Cardurion in the asset purchase agreement and the related agreements were and would continue to be true and correct in all respects material to SVB Securities’ analysis. Furthermore, SVB Securities assumed, at Imara’s direction, that the asset sale transaction would be consummated on the terms set forth in the asset purchase agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to SVB Securities’ analysis or SVB Securities’ opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the asset sale transaction, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to SVB Securities’ analysis or SVB Securities’ opinion. SVB Securities did not evaluate and did not express any opinion as to the solvency or fair value of Imara or Cardurion, or their respective abilities to pay their obligations when they come due, or as to the impact of the asset sale transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. SVB Securities is not a legal, regulatory, tax or accounting advisor, and SVB Securities expressed no opinion as to any legal, regulatory tax or accounting matters. SVB Securities expressed no view or opinion as to the price or range of prices at which the shares of stock or other securities or instruments of Imara or any third party may trade at any time, including subsequent to the announcement or consummation of the asset sale transaction.

The opinion of SVB Securities expressed no view as to, and did not address, Imara’s underlying business decision to proceed with or effect the asset sale transaction, or the relative merits of the asset sale transaction as compared to any alternative business strategies or transactions that might be available to Imara or in which Imara might engage. SVB Securities was not requested to, and did not, solicit third party indications of interest in the possible acquisition of the Business. The opinion of SVB Securities was limited to and addressed only the fairness, from a financial point of view, as of the date of its opinion, to Imara of the consideration proposed to be paid to Imara pursuant to the terms of the asset purchase agreement. SVB Securities was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the asset purchase agreement or the other transactions contemplated by the asset purchase agreement, including, without limitation, the structure or form of the asset sale transaction or the other transactions contemplated by the asset purchase agreement, or any other agreements or arrangements contemplated by the asset purchase agreement or entered into in connection with or otherwise contemplated by the asset sale transaction or the other transactions contemplated by the asset purchase agreement, including, without limitation, the fairness of the asset sale transaction or any other term or aspect of the asset sale transaction to, or any consideration to be received in connection therewith by, or the impact of the asset sale transaction on, the holders of any other class of securities, creditors or other constituencies of Imara or any other party. In addition, SVB Securities expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Imara or any other party, or class of such persons in connection with the asset sale transaction or the other transactions contemplated by the asset purchase agreement, whether relative to the consideration to be paid to Imara pursuant to the terms of the asset purchase agreement or otherwise. The opinion of SVB Securities was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to SVB Securities as of, the date of its written opinion, and SVB Securities does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. SVB Securities’ opinion does not constitute a recommendation to any stockholder of Imara as to whether or how such stockholder should vote or otherwise act with respect to the asset sale transaction or any other matter.

SVB Securities’ financial advisory services and its opinion were provided for the information and assistance of the Imara board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the asset sale transaction and the other transactions contemplated by the asset purchase agreement. SVB Securities’ opinion was approved by the SVB Securities LLC Fairness Opinion Review Committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared by SVB Securities and reviewed with the Imara board of directors in connection its opinion, which was delivered orally to the Imara board of directors on September 6, 2022 and subsequently confirmed in its written opinion, dated September 6, 2022. For purposes of the analyses described below, SVB Securities was directed to rely upon the Internal Data, including the Forecast and relied, at the direction of Imara, upon the assessments of senior management of Imara as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the Milestone Payments.. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, SVB Securities, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by SVB Securities. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, SVB Securities did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Accordingly, SVB Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying SVB Securities’ financial analyses and its opinion.

SVB Securities may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of SVB Securities as to the actual value of the Purchased Assets. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by SVB Securities. In its analyses, SVB Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Imara or any other parties to the asset sale transaction and the other transactions contemplated by the asset purchase agreement. None of Imara, SVB Securities or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 6, 2022 and is not necessarily indicative of current market conditions.

SVB Securities’ financial analyses and opinion were only one of many factors taken into consideration by the Imara board of directors in its evaluation of the asset sale transaction, as described under the section “THE ASSET SALE - Reasons for the Asset Sale and Recommendation of Our Board of Directors.” Consequently, the analyses described above should not be viewed as determinative of the views of the Imara board of directors or management of Imara with respect to the consideration or as to whether the Imara board of directors would have been willing to determine that a different consideration was fair. The consideration, as well as the type of consideration payable in the asset sale transaction, was determined through arm’s-length negotiations between Imara and Cardurion and was approved by the Imara board of directors. SVB Securities provided advice to Imara during these negotiations. However, SVB Securities did not recommend any specific consideration or other financial terms to Imara or the Imara board of directors or that any specific consideration or other financial terms constituted the only appropriate consideration for the asset sale transaction.

Valuation Analysis – Discounted Cash Flow

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets.

“Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors, and then adding the present value equivalent of the terminal value of the business at the end of the applicable projection period. SVB Securities performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Purchased Assets were forecasted to generate from September 30, 2022 through December 31, 2040, which unlevered, after-tax free cash flows were derived from the Forecast on which SVB Securities relied (see “Certain Unaudited Prospective Financial Information”). SVB Securities estimated the net present value of unlevered, after-tax free flows after fiscal year 2040 by assuming an annual decline of 50% of such cash flows in perpetuity, at the direction of Imara management. These cash flows were discounted to present value as of September 30, 2022, using a discount rate ranging from 10% to 12%, determined based on SVB Securities’ professional judgment and experience.

This analysis resulted in an implied equity value for the Purchased Assets of approximately $7 million to $38 million, as compared to the consideration payable by Cardurion of $35 million, plus the estimated net present value of the Milestone Payments of $9-10 million based upon the assessment of senior management of Imara as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the Milestone Payments.

General

SVB Securities LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. SVB Securities has provided certain investment banking services to Imara from time to time, for which it has received compensation. In the past two years, SVB Securities served as a joint book-running manager for the follow-on equity offering that Imara conducted in July 2021, and as placement agent and financial advisor to Cardurion for an October 2021 private placement of securities. In the ordinary course of business, SVB Securities and its affiliates have in the past provided, currently are providing and may in the future provide investment banking and commercial banking services to Imara, Cardurion or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of their trading and brokerage activities, SVB Securities or its affiliates have in the past and may in the future hold positions, for their own account or the accounts of their customers, in equity, debt or other securities of Imara, Cardurion or their respective affiliates.

Consistent with applicable legal and regulatory requirements, SVB Securities has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, SVB Securities’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Imara and the asset sale transaction and other participants in the asset sale transaction that differ from the views of SVB Securities’ investment banking personnel.

The Imara board of directors selected SVB Securities to act as Imara’s financial advisor in connection with the asset sale transaction based on SVB Securities’ qualifications, reputation, experience and expertise in the biopharmaceutical industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry and its relationship and familiarity with Imara and its business. SVB Securities is an internationally recognized investment banking firm that has substantial experience in transactions similar to the asset sale transaction.

In connection with SVB Securities’ services as financial advisor to Imara, Imara has agreed to pay SVB Securities an aggregate fee of $1.0 million, $500,000 of which became payable upon the rendering by SVB Securities of the opinion on September 6, 2022 and $500,000 of which became payable upon execution of the asset purchase agreement on September 6, 2022. In addition, Imara has agreed to reimburse certain of SVB Securities’ expenses arising, and to indemnify SVB Securities against certain liabilities that may arise, out of SVB Securities’ engagement. The terms of the fee arrangement between SVB Securities and Imara, which are customary in transactions of this nature, were negotiated at arm’s length between SVB Securities and Imara, and the Imara board of directors was aware of the arrangement.

Certain Unaudited Prospective Financial Information

Imara does not, as a matter of course, develop or publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with its comprehensive strategic review, Imara management provided certain unaudited prospective financial information for tovinontrine (the “tovinontrine projections”) to (1) the board of directors in connection with its evaluation of the asset sale and to representatives of SVB Securities and (2) Cardurion in its connection with its evaluation of the asset sale.

The tovinontrine projections reflect a risk-adjusted outlook and were based on certain assumptions about the probability of technical success and regulatory approval, timing of commercial launch, sales ramp, pricing, reimbursement, market size, market share, competition, contractual relationships, market exclusivity, estimated costs and expenses, effective tax rate and utilization of net operating losses, ability to raise future capital, and other relevant factors relating to tovinontrine and its product candidates.

The tovinontrine projections were not prepared with a view toward public disclosure and the summary thereof is included in this proxy statement only because such information was made available as described above. The tovinontrine projections were not prepared with a view toward compliance with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The tovinontrine projections included in this document has been prepared by, and is the responsibility of, the Company’s management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to, the accompanying tovinontrine projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP business projections were prepared solely for internal use of Imara, SVB Securities and Cardurion and are subjective in many respects.

Although the tovinontrine projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events that our management believed were reasonable at the time the tovinontrine projections were prepared, taking into account the relevant information available to Imara management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the tovinontrine projections not to be achieved include general economic conditions, prevailing interest rates, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws and matters specific to tovinontrine. The tovinontrine projections are forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.” In addition, the tovinontrine projections do not take into account any circumstances or events occurring after the date that they were prepared. As a result, there can be no assurance that the tovinontrine projections will be realized, and actual results may be materially better or worse than those contemplated in the tovinontrine projections. The inclusion of this information should not be regarded as an indication that the Imara board of directors, Imara, SVB Securities, Cardurion or any other recipient of these tovinontrine projections considered, or now considers, that actual future results will necessarily reflect the tovinontrine projections. The tovinontrine projections are not included in this proxy statement in order to induce any Imara stockholder to vote in favor of the asset sale proposal or to influence any Imara stockholder to make any investment decision with respect to the asset sale.

The tovinontrine projections should be evaluated, if at all, in conjunction with the financial statements of Imara and tovinontrine and other information regarding Imara and tovinontrine contained in our public filings with the SEC.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the tovinontrine projections to reflect circumstances existing after the date the tovinontrine projections were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying tovinontrine are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the tovinontrine projections, Imara stockholders are cautioned not to unduly rely on any of the tovinontrine projections included in this proxy statement.

Certain of the measures included in the tovinontrine projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Imara may not be comparable to similarly titled amounts used by other companies.

The following table summarizes the unaudited prospective financial information for the tovinontrine provided to the Imara board of directors in connection with its evaluation of the asset sale and to representatives of SVB Securities for use in connection with their respective financial analyses and their respective written opinions as described in the section “THE ASSET SALE—Opinion of Imara’s Financial Advisors” beginning on page 25 of this proxy statement:

	2022	2023	2024	2025	2026	2027	2028	2029
Tovinontrine U.S. Revenue	$0	$0	$0	$0	$0	$58	$158	$286
EBIT	($30)	($50)	($70)	($90)	($110)	($57)	$57	$159

	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Tovinontrine U.S. Revenue(1)	$463	$583	$703	$802	$898	$926	$930	$479	$247	$127	$65
EBIT (2)	$287	$362	$436	$497	$557	$574	$576	$297	$153	$79	$41

(1)	Forecast based on projected tovinontrine revenues for the treatment of heart failure with preserved ejection fraction (HFpEF) in the United States.

(2)	Earnings before interest and taxes.

Tovinontrine U.S. Revenue assumes continued investment in the tovinontrine (IMR-687) program. The projected tovinontrine revenues for the treatment of heart failure with preserved ejection fraction (HFpEF) in the United States, with a gross price at launch of $55,000. The revenue figures also assume a 25% gross-to-net discount.

The following table summarizes the risk-adjusted, probability of success tovinontrine projections based on the tovinontrine projections provided by management of Imara.

	2022	2023	2024	2025	2026	2027	2028	2029	2030
Tovinontrine U.S. Revenue	$0	$0	$0	$0	$0	$12	$32	$58	$94
EBIT	($30)	($50)	($32)	($41)	($50)	($39)	$12	$32	$58

	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Tovinontrine U.S. Revenue	$118	$142	$162	$182	$187	$188	$97	$50	$26	$13
EBIT	$73	$88	$101	$113	$116	$117	$60	$31	$16	$8

(1) Forecast based on projected tovinontrine revenues for the treatment of heart failure with preserved ejection fraction (HFpEF) in the United States.

(2) Earnings before interest and taxes.

These risk-adjusted forecasts factor in a 45% probability of success of tovinontrine advancing to Phase 3 clinical trials, and a revenue adjustment to account for a 20% probability of success for years 2027-2040.

Though presented with numerical specificity, the unaudited prospective financial information described reflect numerous assumptions and estimates as to future events made by the management of Imara. In preparing the unaudited prospective financial information, Imara made certain assumptions and estimates regarding, among other things, as applicable, the gross price at launch of tovinontrine, associated cost assumptions, and tax rate assumptions. At the time such unaudited prospective financial information was prepared, Imara’s management believed such assumptions and estimates were reasonable.

IMARA DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Appraisal Rights

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation in connection with the asset sale.

Accounting Treatment of the Asset Sale

The asset sale will be accounted for as a “sale” by Imara, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms and conditions of the asset purchase agreement. This summary does not purport to be complete and may not contain all of the information about the asset purchase agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the asset purchase agreement, a copy of which is attached to this proxy statement as Annex A. We encourage you to read the asset purchase agreement carefully and in its entirety because it is the legal document that governs the asset sale.

Purchase and Sale of Assets

Purchased Assets

Upon the terms and subject to the conditions of the asset purchase agreement, we are required to sell, convey, assign, transfer and deliver to Cardurion all of our rights, title and interest as of the completion of the asset sale in the following (the “purchased assets”):

•	all patents and patent applications related to our PED9 program;

•

all know-how that is owned by us on the closing date that is (a) related to our PDE9 Program or (b) necessary or useful for the exploitation of licensed compounds under the Lundbeck Agreement or any other PDE9 inhibitor;

•

all inventory of active pharmaceutical ingredients, drug product and related materials, including reagents and starting materials, in each case, in our control as of the closing date, for any product consisting of, comprising or containing a PDE9 inhibitor or any back-up compound identified in the Lundbeck Agreement;

•	certain of our specified contracts, solely to the extent requested and accepted by Cardurion; and

•

all claims, demands, actions, causes of action, choses in action, rights of recovery, rights of set-off, suits, arbitrations and other proceedings of any kind of we have against third parties pertaining to or arising out of the purchased assets and relating exclusively to the period prior to the closing and inuring to our benefit, together with any and all encumbrances granted or otherwise available to us as security for collection of any of the foregoing.

Excluded Assets

No rights, title or interest is being sold, assigned, transferred, conveyed or delivered to Cardurion in or to (a) any of our property and assets that are not purchased assets (including any and all amounts of our cash and cash equivalents), (b) any rights or claims we have under the asset purchase agreement or any ancillary agreement, (c) our assets exclusively related to IMR-261 or (d) assets of any third party with whom we enter into a transaction on or after the execution date pursuant to which it becomes (or will become) an affiliate of such third party.

Assumption and Transfer of Liabilities

Assumed Liabilities

Subject to the terms and conditions of the asset purchase agreement, at the completion of the asset sale, Cardurion has agreed to assume the following liabilities (the “assumed liabilities”):

•

all liabilities resulting from the ownership, use, control, operation or maintenance of the purchased assets and/or the exploitation of any licensed products, by Cardurion to the extent that such liability arises from any event, condition or circumstance first occurring after the closing date and not resulting from any breach by us of our obligations under the asset purchase agreement or any ancillary agreement;

•

all liabilities arising under the assigned contracts after the closing date to the extent that such liabilities are not attributable to any failure by us or any of our affiliates to comply with the terms thereof prior to the closing date; and

•

all taxes imposed on the purchased assets or that otherwise arise with respect to the use of the purchased assets, in each case, for any taxable period (or portion thereof) beginning after the closing date.

Excluded Liabilities

We will retain, and will be responsible for paying, performing and discharging when due, and Cardurion will not assume or have any responsibility for paying, performing or discharging, any of our liabilities and those of our affiliates other than the assumed liabilities (the “excluded liabilities”), including the following liabilities of Imara:

•	any liability attributable to any asset, property or right that is not included in the purchased assets;

•

any liability arising under any of the assigned contracts prior to the closing date to the extent that such liability is not attributable to any failure by Cardurion or any of its affiliates to comply with the terms thereof after the closing date;

•	any liability arising under any of the assigned contracts that has already been fulfilled by us or otherwise expired or terminated in accordance with the terms of such assigned contract;

•	any liability attributable to the ownership, use, operation or maintenance of the purchased assets and/or the exploitation of any licensed compounds on or prior to the closing date;

•

any liability arising out of the failure by us to comply with any applicable so-called “bulk sale” or “bulk transfer” laws or similar laws of any jurisdiction in connection with the sale of the purchased assets; and

•

any taxes imposed on the purchased assets or that otherwise arise with respect to the use of the purchased assets, in each case, for any taxable period (or portion thereof) ending on or prior to the closing date.

Consideration for the Asset Sale

As consideration for the asset sale, Cardurion has agreed to pay to us consideration as described below.

At the completion of the asset sale, Cardurion will pay us $34,750,000 in cash, in addition to $250,000 previously paid by Cardurion upon execution of a non-binding term sheet. Cardurion also would be obligated to pay a one-time payment of $10,000,000 that would become payable if Cardurion achieves a proof-of-concept milestone or other specified clinical milestones and a $50,000,000 potential future one-time payment that would become payable if Cardurion achieves specified regulatory and/or commercial milestone events, in each case as described in the asset purchase agreement and subject to the terms of the asset purchase agreement.

Non-Solicitation of Alternative Acquisition Proposals

Subject to certain exceptions, we have agreed that we will not, and will not authorize or permit any of our affiliates or any of our or our affiliates’ officers, directors, employees, representatives or agents, directly or indirectly, to:

•

solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an acquisition proposal (as described below);

•

participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any person concerning any possible acquisition proposal or any inquiry or communication which might reasonably be expected to result in an acquisition proposal; or

•	enter into any agreements or other instruments (whether or not binding) regarding an acquisition proposal.

We agreed to immediately cease and cause to be terminated, and cause our affiliates and their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted with respect to, or that would reasonably be expected to lead to, an acquisition proposal.

For purposes of the asset purchase agreement, an “acquisition proposal” is any proposal, indication of interest or offer from any person or group of persons, other than Cardurion or any of its affiliates, relating to (a) any direct or indirect acquisition or purchase of any of the purchased assets; and (b) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity or voting securities of Imara (including by tender offer, exchange offer, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions); provided that, such proposal, indication of interest or offer will not be an acquisition proposal if our obligations with respect to such acquisition or issuance would not adversely affect our ability to perform our obligations under the asset purchase agreement and/or consummate the transactions contemplated by the asset purchase agreement.

Notwithstanding anything to the contrary contained in the asset purchase agreement, if after the date of the asset purchase agreement and prior to obtaining the required approval of our stockholders for the asset sale, we receive a bona fide written acquisition proposal from any person that did not result from a material breach of the non-solicitation obligations of the asset purchase agreement, that our board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal (as defined below), and that the failure to take such action would reasonably be expected to be inconsistent with the our board of directors’ fiduciary duties under applicable law, then we and our representatives may, in response to such acquisition proposal, and subject to certain conditions:

•	furnish, pursuant to an acceptable confidentiality agreement, information to the person that has made such acquisition proposal and its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal and its representatives.

provided, that, (i) prior to furnishing or causing to be furnished, any nonpublic information related to Imara or the purchased assets to such person, we will, to the extent we have not already done so, enter into a confidentiality agreement with the person or persons making such acquisition proposal that (A) does not contain any provision that would prevent us from complying with its obligation to provide any disclosure to Cardurion required pursuant to the terms of the asset purchase agreement and (B) contains confidentiality provisions no less favorable in the aggregate to us than those contained in the confidentiality agreement between us and Cardurion as in effect immediately prior to the execution of the asset purchase agreement, and (ii) promptly following furnishing any such nonpublic information to such person, we furnish or makes available such nonpublic information to Cardurion (to the extent such nonpublic information has not been previously so furnished or made available to Cardurion or its representatives).

We will promptly (and in no event later than twenty-four hours after receipt by us) notify Cardurion in writing in the event that we receive an acquisition proposal, including the identity of the person or group of persons making such acquisition proposal and the material terms and conditions of any such acquisition proposal (including an unredacted copy of any written materials). We will keep Cardurion reasonably informed, on a prompt basis (and, in any event, within forty-eight hours after knowledge of the applicable developments by an officer or director of Imara), of any material amendments or material developments with respect to any such acquisition proposal (including any change to the economic terms thereof or other material changes thereto, and including by providing copies of any revised or new documents evidencing or delivered in connection therewith).

Changes in Board Recommendation

Adverse Recommendation Change

Subject to specified exceptions (described below) our board of directors (including any committee of the board of directors) may not (i) (A) change or withdraw (or modify or qualify) or authorize or resolve to or publicly propose or announce its intention to change, withhold or withdraw (or modify or qualify), in each case in any manner adverse to Cardurion, the board recommendation in favor of the asset sale, (B) approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, or resolve to or publicly propose or announce its intention to approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, any acquisition proposal, or (C) fail to recommend against any acquisition proposal that is a tender or exchange offer subject to Regulation 14D under the exchange act in a solicitation/recommendation statement on Schedule 14D-9 within ten business days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (any action described in this clause (i), an “adverse recommendation change”) or (ii) authorize, cause or permit us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement, commitment or agreement in principle with a counterparty making an acquisition proposal (other than an acceptable confidentiality agreement entered into in accordance with the terms of the asset purchase agreement) (a “competing acquisition agreement”) or resolve, agree or publicly propose to do any of the foregoing.

Intervening Event

Prior to approval by our stockholders of the asset sale, and subject to certain additional conditions set forth in the asset purchase agreement, our board of directors may make an adverse recommendation change in response to an intervening event, if (and only if) prior to taking such action, our board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that a failure to take action could reasonably be expected to be inconsistent with the fiduciary duties of our board of directors under applicable law; provided that, prior to taking such actions:

•

we have given Cardurion at least four business days prior written notice of our intention to take such action specifying, in reasonable detail, the reasons therefor, including a description of the intervening event;

•

during such notice period, we agree to negotiate in good faith with Cardurion, to the extent Cardurion wishes to negotiate, any revisions to the terms of the transactions contemplated by the asset purchase agreement proposed by Cardurion in response to the underlying relevant facts and circumstances with respect to the intervening event;

•

upon the end of such notice period, our board of directors having considered any revisions to the terms of the purchase proposed in writing by, and that if accepted would be legally binding on, Cardurion, determined in good faith, after consultation with outside legal counsel, that the failure to make an adverse recommendation change would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; and

•

in the event of any material change to the underlying relevant facts and circumstances with respect to the intervening event, we will have delivered to Cardurion an additional notice and a new notice period will commence (except that such new notice period will be two business days (as opposed to four business days)) during which time we will be required to comply with the requirements of the asset purchase agreement anew with respect to such additional notice.

Whether or not there is an adverse recommendation change in response to an intervening event, unless the asset purchase agreement has been terminated in accordance with its terms, our board of directors will submit the asset purchase agreement for approval by the Imara stockholders.

For purposes of the asset purchase agreement, “intervening event” means any material circumstance, event, change or occurrence (other than an acquisition proposal) that (a) was not known on the date of the asset purchase agreement (or if known, the consequences of which were not known or the magnitude of which was not known to our board of directors on the date of the asset purchase agreement), which material circumstance, event, change or occurrence becomes known to our board of directors prior to the receipt of the Imara stockholder approval, and (b) does not relate to an acquisition proposal.

Superior Proposal

Prior to approval by the Imara stockholders of the asset sale, and subject to certain additional conditions set forth in the asset purchase agreement, our board of directors may make an adverse recommendation change in response to a superior proposal, if (and only if) prior to taking such action, the board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that a failure to take action could reasonably be expected to be inconsistent with the fiduciary duties of the board of directors under applicable law; provided that, prior to taking such actions:

•

we have given Cardurion at least four business days prior written notice of our intention to take such action specifying, in reasonable detail, the reasons therefor, including a description of the intervening event;

•

during such notice period, we agree to negotiate in good faith with Cardurion, to the extent Cardurion wishes to negotiate, any revisions to the terms of the transactions contemplated by the asset purchase agreement proposed by Cardurion in response to the underlying relevant facts and circumstances with respect to the intervening event;

•

upon the end of such notice period, our board of directors having considered any revisions to the terms of the purchase proposed in writing by, and that if accepted would be legally binding on, Cardurion, determined in good faith, after consultation with outside legal counsel, that the failure to make an adverse recommendation change would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; and

•

in the event of any material change to the underlying relevant facts and circumstances with respect to the intervening event, we will have delivered to Cardurion an additional notice and a new notice period will commence (except that such new notice period will be two business days (as opposed to four business days)) during which time we will be required to comply with the requirements of the asset purchase agreement anew with respect to such additional notice.

Whether or not there is an adverse recommendation change in response to a superior proposal, unless the asset purchase agreement has been terminated in accordance with its terms, our board of directors must submit the asset sale for approval by the Imara stockholders.

For purposes of the asset purchase agreement, “superior proposal” means any bona fide, written acquisition proposal made after the date of the asset purchase agreement (with all references to “fifteen percent (15%)” in the definition of acquisition proposal being deemed to be references to “fifty percent (50%)”), other than the asset purchase agreement and the transactions contemplated by the asset purchase agreement, on terms that our board of directors determines in good faith, after consultation with our outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal or offer, including the financing terms thereof, and such other factors as the board of directors considers to be relevant, to be more favorable to Imara or Imara’s stockholders from a financial point of view than the transactions contemplated by the asset purchase agreement (taking into account any revisions pursuant to the asset purchase agreement).

Representations and Warranties

Our representations and warranties to Cardurion in the purchase agreement relate to, among other things:

•	Organization;

•	Authorization;

•	Binding Agreement; No Inconsistent Obligation;

•	No Affiliates;

•	Title to Assets;

•	Fair Consideration;

•	No Debarment;

•	Litigation and Claims;

•	Intellectual Property Rights;

•	Compliance with Law;

•	Regulatory Matters;

•	Anti-Corruption Laws;

•	Government Consents;

•	Taxes;

•	No other Agreements to Purchase;

•	Related Transactions;

•	Brokers;

•	Stockholder Consent;

•	Solvency;

•	Disclosure; and

•	No other Representations or Warranties.

Cardurion’s representations and warranties to us in the purchase agreement relate to, among other things:

•	Organization;

•	Authorization;

•	Binding Agreement; No Inconsistent Obligation;

•	Brokers;

•	Government Consents;

•	Solvency;

•	Financial Ability to Perform; and

•	No other Representations or Warranties.

Required Efforts to Consummate the Asset Sale

We and Cardurion agreed to use reasonable best efforts to satisfy the respective conditions precedent to the closing set forth in the asset purchase agreement and to cause the closing to occur as promptly as practicable after the date of the asset purchase agreement. Without limitation of the foregoing but subject to the terms of the asset purchase agreement, each party will (a) take all actions within its control to obtain, or cause to be obtained, as promptly as practicable after the execution date and in any event prior to the outside date, all consents, authorizations, orders and approvals from all governmental authorities that are, in any case, required and/or otherwise necessary for the execution and delivery by such party of the asset purchase agreement and the ancillary agreements and the performance of its obligations pursuant to the asset purchase agreement and the ancillary agreements and the transactions contemplated by the asset purchase agreement and the ancillary agreements and to resolve any governmental investigations, including by making, or causing to be made, all filing and submissions to governmental authorities as may be required or advisable and (b) reasonably cooperate with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and will not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such required consents, authorizations, orders and approvals. To the fullest extent permitted by law, the parties have agreed to (i) keep each other apprised of all substantive communications with governmental authorities, (ii) afford each other the opportunity to comment on any draft submissions or presentations to governmental authorities, and (iii) consider in good faith any comments the other party may have on such submissions or presentations.

Notwithstanding anything to the contrary in the asset purchase agreement, the obligation of Cardurion to use “reasonable best efforts” for purposes of the asset purchase agreement with respect to any governmental investigation will include the voluntary submission of available documents and information to a governmental authority, advocacy in support of the transactions contemplated by the asset purchase agreement, and consultation with our counsel on interaction with such governmental authority, but will not include producing documents or information in response to, or otherwise complying with, any subpoena, civil investigative demand, second request for information, or any other compulsory process that may be issued by any governmental authority, and will not require Cardurion to engage in electronic discovery or to retain non-lawyer outside expert consultants in support of the resolution of any governmental investigation. In addition, under no circumstances will Cardurion be required to take, or commit to take, any action that would hinder its ongoing or future business operations, including its unfettered ownership, operation, or disposal of the purchased assets, in order to resolve any government investigation, including the divestiture, separation, discontinuance, or modification of any of Cardurion’s assets, contractual arrangements, or business practices, or to agree, or to commit to agree, to any limitations or notice requirements relating to Cardurion’s current or future business plans, including future transactions.

Conduct of Imara’s Business

During the period commencing on the date of the asset purchase agreement and continuing until the earlier of the closing date or the termination of the asset purchase agreement, except as Cardurion will otherwise agree in writing, we will use commercially reasonable efforts to:

•	preserve intact the purchased assets, the licensed patent rights and the licensed know-how free and clear of all encumbrances;

•	maintain and preserve the inventory;

•	maintain in effect and comply with the terms of the amended license agreement;

•	maintain all regulatory filings and permits required for the ownership and use of the purchased assets;

•	comply in all material respects with all laws applicable to the ownership and use by us and our affiliates of the purchased assets; and

•	continue to prosecute any patent rights that we have the right or obligation to prosecute under the amended license agreement.

During the period commencing on the date of the asset purchase agreement and continuing until the earlier of the closing date or the termination of the asset purchase agreement, except as Cardurion will otherwise agree in writing (which agreement will not be unreasonably withheld, conditioned or delayed), we will not:

•	sell or otherwise dispose of or transfer any purchased assets, the licensed patent rights and the licensed know-how;

•	take any action that would cause the grant of, or permit to exist, any encumbrance on any purchased assets, the licensed patent rights and the licensed know-how;

•	accelerate, terminate, modify or cancel any assigned contract or any permit or regulatory filing included in the purchased assets;

•	except to enforce the terms of the asset purchase agreement, initiate any litigation or settle any litigation related to the purchased assets, the licensed patent rights and the licensed know-how;

•	cancel, compromise, release or waive any right material to the purchased assets, the licensed patent rights and the licensed know-how; or

•	engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause a condition precedent to closing not to be satisfied.

Indemnification

We agreed to defend Cardurion and its directors, officers, stockholders, employees and agents (the “Cardurion indemnified parties”), at our cost and expense, and will indemnify and hold the Cardurion indemnified parties harmless from and against any losses resulting from, arising out of or otherwise relating to:

•	any breach of any representation or warranty of Imara contained in the purchase agreement or in any ancillary agreement delivered by us pursuant to the asset purchase agreement;

•

any breach of, or failure by us to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by any of them under the asset purchase agreement or in any ancillary agreement we delivered pursuant to the asset purchase agreement;

•	our use of certain requested information (subject to the limitations in the asset purchase agreement); or

•

any excluded liability, including the exploitation of any licensed compound or licensed product (as such terms are defined in the Lundbeck Agreement) by or on behalf of Imara or its affiliates prior to the closing date.

Cardurion has agreed to defend us, our affiliates and our (and our affiliates’) directors, officers, stockholders, employees and agents (the “Imara indemnified parties”), at Cardurion’s cost and expense, and will indemnify and hold the Imara indemnified parties harmless from and against any losses resulting from, arising out of or otherwise relating to:

•	any breach of any representation or warranty of Cardurion contained in the asset purchase agreement or in any ancillary agreement delivered by us pursuant to the asset purchase agreement;

•

any breach of, or any failure by Cardurion to perform or observe, any covenant, agreement or condition to be performed by Cardurion under the asset purchase agreement or in any ancillary agreement delivered by us pursuant to the asset purchase agreement;

•	any assumed liability;

•

any untrue statement of a material fact in the requested information or any omission of any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in the requested information not misleading, in each case, to the extent that the requested information is used by us as contemplated hereunder; or

•	the exploitation of any licensed compound or licensed product (as such terms are defined in the Lundbeck Agreement) by or on behalf of Cardurion or its affiliates on or after the closing date.

The fundamental representations and warranties of Imara will survive until sixty (60) days after the applicable statute of limitations, the representations and warranties of Imara with respect to IP and regulatory matters will survive for a period of two (2) years following the closing date, and all other representations and warranties of Imara will survive for a period of eighteen (18) months after the closing date.

Notwithstanding anything to the contrary in the asset purchase agreement, no indemnifying person will have any liability until the aggregate losses of such indemnified person exceed a specified dollar threshold, after which the indemnified parties will be entitled to all such losses in excess of such amount; provided, that, for the purposes of determining the existence of, and calculating the amount of any losses arising out of or resulting from, any breach of any representation or warranty contained herein, all representations and warranties contained herein will be read without regard to any materiality or material adverse event qualifiers contain therein.

Each party’s recourse against the other party with respect to any right to indemnification under the asset purchase agreement (other than with respect to claims based on the Imara fundamental representations and the Cardurion fundamental representations, claims based on fraud or, with respect to Imara, with respect to any Excluded Liabilities) will be limited in amount to (a) a specified percentage of the upfront payment and (b) a specified percentage of the aggregate amount of milestone payments actually earned and paid or determined to be payable under the asset purchase agreement.

Conditions to Closing

Cardurion’s obligation to complete the asset sale is subject to the satisfaction, or waiver, of certain conditions, including:

•

The Imara fundamental representations having been true and correct in all respects when made and being true and correct in all respects as of the closing date; all other representations and warranties of Imara contained in the asset purchase agreement having been true and correct in all respects when made and being true and correct in all respects as of the closing date, except where the failure to be true and correct has not had a material adverse effect (other than such representations and warranties that are qualified by materiality, which will be true and correct without regard to any material adverse effect qualifiers), with the same force and effect as if made as of the closing date, other than any such representations and warranties that are expressly made as of another date, and the covenants and agreements of Imara contained in the asset purchase agreement to be complied with by us on or before the closing date having been complied with in all material respects, and Cardurion having received a certificate from us to such effect signed by a duly authorized officer thereof;

•	approval by the Imara stockholders of the asset sale proposal;

•

no order of any court or governmental authority or action or litigation having been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by the asset purchase agreement and the ancillary agreements. No governmental investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by the asset purchase agreement being known to either of the parties; provided, however, that the above described condition will be deemed to be satisfied if the parties have provided documents and/or information to a governmental authority in accordance with the parties’ efforts obligations under the asset purchase agreement and such governmental authority has not taken further action or indicated an intent to take further action (including, but not limited to, any communication with either party requesting a delay of the transactions contemplated by the asset purchase agreement or seeking additional information) during a specified period immediately following the most recent submission of documents and/or information;

•	We and Lundbeck having delivered to Cardurion each of the ancillary agreements to which it is a party;

•

there having not occurred any event, condition or circumstance that, individually or in the aggregate, with or without the lapse of time, has had a material adverse effect, which for purposes of the asset purchase agreement means any event, circumstance, change in, or effect on, the purchased assets that, individually or when taken together with all other such events, circumstances, changes in, or effects on, the purchased assets (A) is, or is reasonably likely to be, materially adverse to the purchased assets and/or the licensed compounds (as such term is defined in the Lundbeck Agreement), or (B) prevents our ability to consummate the transactions contemplated by the asset purchase agreement or the ancillary agreements on or before the outside date.

For purposes of determining whether a material adverse effect has occurred under the asset purchase agreement, a material adverse effect will not include any event, circumstance, change in, or effect arising out of or attributable or relating to (i) any action undertaken by us specifically required by the asset purchase agreement, (ii) the public disclosure of the transactions contemplated by the asset purchase agreement, (iii) general changes, developments or conditions in the industries of the purchased assets, (iv) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters, (v) changes in global, national or regional political conditions or trends, including the imposition of trade tariffs or other protective trade practices or any shutdown of any governmental authority, including the United States federal government, or any elections for office in any country or area (including the United States) (or the results thereof), (vi) any act of civil unrest, riots, civil disobedience, war (whether or not declared) or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency, authorization to use military force or war (or the escalation or worsening of any such conditions or occurrences), or (vii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, epidemics or other outbreaks of diseases, weather developments or other natural or manmade disasters, or acts of God (or the escalation or worsening of any such events or occurrences); provided, that, with respect to (iii), (iv) and (v), solely to the extent that the impact on the purchased assets and/or the licensed compounds (as such term is defined in the Lundbeck Agreement) is not disproportionate to the impact on the assets and/or compounds of other companies in the biotechnology or pharmaceutical sector.

Our obligation to complete the asset sale is subject to the satisfaction, or waiver, of certain conditions, including:

•

the Cardurion fundamental representations having been true and correct in all respects when made and being true and correct in all respects as of the closing date. All other representations and warranties of Cardurion contained in the purchase having been true and correct in all material respects when made and will be true and correct in all material respects as of the closing (other than such representations and warranties that are qualified by materiality, which will be true and correct when made and as of the closing), with the same force and effect as if made as of the closing date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements of Cardurion contained in the asset purchase agreement to be complied with by Cardurion on or before the closing having been complied with, and Imara having received a certificate from Cardurion to such effect signed by a duly authorized officer thereof;

•	approval by the Imara stockholders of the asset sale proposal;

•

no order of any court or governmental authority or action or litigation having been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by the asset purchase agreement and the ancillary agreements. No governmental investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by the asset purchase agreement being known to either of the parties;

•	Cardurion having delivered to us each of the ancillary agreements to which it is a party; and

•	Cardurion having delivered the advancement criteria to the independent counsel.

Termination Rights

The asset purchase agreement may be terminated at any time before the completion of the asset sale as set forth below:

•	by mutual written consent of us and Cardurion;

•	by either us or Cardurion if the asset sale having not been consummated by the outside date;

•

by either us or Cardurion if a court of competent jurisdiction or governmental authority has issued a final and non-appealable order, decree or ruling or taken any other action that restrains, enjoins or otherwise prohibits the asset sale;

•

by us or Cardurion if the other party has breached any of its representations, warranties, covenants or agreements contained in the purchase agreement such that the conditions to the closing would not be satisfied as of the time of such breach or inaccuracy (provided that the party terminating the purchase agreement is not then in material breach of any of its representations, warranties, covenants or agreements contained in the purchase agreement), but the purchase agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the expiration of a specified period after delivery of written notice of such breach, if such breach has not been cured (to the extent curable);

•	by either us or Cardurion if the Imara stockholder approval is not obtained at the Special Meeting; or

•	by Cardurion if at any time prior to the Imara stockholder approval, our board of directors has effected an adverse recommendation change.

Termination Fee

We must pay Cardurion a termination fee of $1,500,000 if the asset purchase agreement is terminated:

•	by Cardurion in the event of an adverse recommendation change; or

•

following our public announcement of an acquisition proposal and our failure to obtain stockholder approval at the Special Meeting (and termination of the asset purchase agreement by Cardurion), and if within 12 months after such termination, we enter into a definitive agreement to consummate a transaction that constitutes an acquisition proposal.

Exclusivity

During the period beginning on the closing sate and continuing until a specified period following the closing date, we would agree not to, directly or indirectly, conduct certain specified activities.

Interests of Certain Persons in the Asset Sale

In considering the recommendation of our board of directors with respect to the asset purchase agreement, holders of shares of our common stock should be aware that our executive officers and directors may have interests in the asset sale that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the asset purchase agreement and to recommend that our stockholders vote in favor of approving the asset purchase agreement.

Stockholdings and Stock Awards

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 1, 2022 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock that an individual has a right to acquire within 60 days after September 1, 2022 are considered outstanding and beneficially owned by the person holding such right for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o IMARA Inc., 116 Huntington Avenue, 6th Floor, Boston, Massachusetts 02116.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
OrbiMed Private Investments VII, LP(1)	4,386,568	16.7%
BML Investment Partners, L.P.(2)	3,180,000	12.1%
Arix Bioscience Holdings Limited(3)	2,344,072	8.9%
Entities affiliated with Pfizer Ventures (US) LLC(4)	1,557,722	5.9%
Lundbeckfond Invest A/S(5)	1,432,722	5.5%
Directors and Named Executive Officers:
David Bonita, Ph.D.(1)(6)	4,404,600	16.7%
Mark Chin(3)(6)	2,362,104	9.0%
Edward R. Connor(6)	18,032	*
Barbara J. Dalton, Ph.D.(4)(6)	1,575,754	6.0%
Carl Goldfischer, M.D.(6)(7)	721,412	2.7%
David M. Mott(6)(8)	247,256	*
Laura Williams, M.D., MPH(9)	5,151	*
Rahul D. Ballal, Ph.D.(10)	666,665	2.5%
Michael P. Gray(11)	247,116	*
Kenneth Attie, M.D.(12)	—	*
All current executive officers and directors as a group (10 persons)(13)	10,248,090	37.5%

*	Less than one percent.
(1)

Consists of (i) 4,199,068 shares of common stock held by OrbiMed Private Investments VII, LP, or OPI VII and (ii) 187,500 shares of common stock held by The Biotech Growth Trust PLC, or BIOG. OrbiMed Capital GP VII LLC, or GP VII, is the general partner of OPI VII and OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of GP VII. By virtue of such relationships, GP VII and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI VII and as a result may be deemed to have beneficial ownership of such shares. David Bonita, M.D., an employee of OrbiMed Advisors, is a member of the Imara board of directors. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H.

Borho and W. Carter Neild. Each of GP VII, OrbiMed Advisors, and David Bonita M.D. disclaims beneficial ownership of the shares held by OPI VII, except to the extent of its or his pecuniary interest therein if any. OrbiMed Capital LLC, or OrbiMed Capital, is the sole portfolio manager of BIOG. OrbiMed Capital disclaims any beneficial ownership over the shares. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild. OrbiMed Capital disclaims beneficial ownership of the shares held by BIOG, except to the extent of its or his pecuniary interest therein if any. The business address for OPI VII and BIOG is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.
(2)

Based solely on a Schedule 13G/A with the SEC on April 25, 2022. BML Investment Partners, L.P. is a Delaware limited partnership whose sole general partner is BML Capital Management, LLC. The managing member of BML Capital Management, LLC is Braden M. Leonard. As a result, Braden M. Leonard is deemed to be the indirect owner of the shares held directly by BML Investment Partners, L.P. Despite such shared beneficial ownership, the reporting persons disclaim that they constitute a statutory group within the meaning of Rule 13d-5(b)(1) of the Exchange Act. The address for BML Investment Partners, L.P. is 65 E. Cedar – Suite 2, Zionscille, IN 46077.

(3)

Based solely on a Schedule 13D/A filed with the SEC on July 20, 2021. Consists of 2,344,072 shares of common stock held by Arix Bioscience Holdings Limited, or Arix Ltd. Arix Bioscience Plc, or Arix Plc, is the sole owner and parent of Arix Ltd. and may be deemed to indirectly beneficially own the shares held by Arix Ltd. Mark Chin, a Managing Director at Arix Plc, is a member of the Imara board of directors. The address for Arix Ltd. and Arix Plc is 20 Berkeley Square, London, W1J 6EQ, United Kingdom.

(4)

Based solely on a Schedule 13G filed with the SEC on March 26, 2020. Consists of (i) 1,481,719 shares of common stock held by Pfizer Ventures (US) LLC, or Pfizer Ventures, and (ii) 76,003 shares of common stock held by Pfizer Inc., or Pfizer. Pfizer Ventures is a wholly-owned subsidiary of Pfizer and Pfizer may be deemed to beneficially own the shares directly owned by Pfizer Ventures. Barbara Dalton, the Vice President of Venture Capital at Pfizer Ventures, is a member of the Imara board of directors. The address of Pfizer and Pfizer Ventures is 235 East 42nd Street, New York, New York 10017.

(5)

Consists of 1,432,722 shares of common stock held by Lundbeckfond Invest A/S, or Lunbeckfonden. The board of directors of Lundbeckfonden consists of Jørgen Huno Rasmussen, Steffen Kragh, Lars Holmqvist, Susanne Krüger Kjær, Michael Kjær, Peter Schütze, Gunhild Waldemar, Ludovic Tranholm Otterbein, Vagn Flink Møller Pedersen, Henrik Villsen Andersen and Peter Adler Würtzen. No individual member of the Lunbeckfonden board of directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by Lunbeckfonden. The board of directors of Lunbeckfonden and Lene Skole, the chief executive officer of Lunbeckfonden, may be deemed to share voting and investment authority over the shares held by Lundbeckfonden. The address of Lundbeckfonden and the above-mentioned persons is Scherfigsvej 7, DK-2100 Copenhagen, Denmark.

(6)	Includes 18,032 shares of common stock issuable upon the exercise of options that are exercisable as of September 1, 2022 or will become exercisable within 60 days after such date.
(7)

Consists of (i) 690,232 shares of common stock held by Bay City Capital Fund V, L.P., or Bay City Capital Fund V, and (ii) 13,148 shares of common stock held by Bay City Capital Fund V Co-Investment Fund, L.P., or Bay City Capital Fund V Co-Investment. Bay City Capital Management V, or GP V, is the General Partner of Bay City Capital Fund V and Bay City Capital Fund V Co-Investment, or collectively, BCC V. Bay City Capital LLC, or BCC LLC, is the Manager of GP V. BCC V has shared voting and dispositive power with respect to the shares held by BCC V. GP V has sole voting and dispositive power with respect to the shares held by BCC V. GP V disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. BCC LLC has sole voting and dispositive power with respect to the shares held by BCC V. BCC LLC disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. Carl Goldfischer and Fred Craves are managing directors of BCC LLC and have voting and dispositive power with respect to shares held by Bay City Capital Funds. Dr. Goldfischer disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. The address for Bay City Capital Fund V is 750 Battery Street, Suite 400, San Francisco, CA 94111.

(8)	Based solely on a Form 4 filed with the SEC on February 23, 2022 reporting 229,224 shares of common stock directly held by David Mott.

(9)	Includes 5,151 shares of common stock issuable upon the exercise of options that are exercisable as of September 1, 2022 or will become exercisable within 60 days after such date.
(10)	Includes 666,056 shares of common stock issuable upon the exercise of options that are exercisable as of September 1, 2022 or will become exercisable within 60 days after such date.
(11)	Includes 245,404 shares of common stock issuable upon the exercise of options that are exercisable as of September 1, 2022 or will become exercisable within 60 days after such date.
(12)	Dr. Attie ceased employment with us, effective April 20, 2022.
(13)

Consists of 9,223,287 shares of common stock and 1,024,803 shares of common stock issuable upon the exercise of options that are exercisable as of September 1, 2022 or will become exercisable within 60 days after such date.

Retention Awards

On May 5, 2022, we entered into retention agreements with Rahul D. Ballal, Ph.D., our President and Chief Executive and Michael P. Gray, our Chief Financial Officer and Chief Operating Officer. We amended and restated the retention agreement with Mr. Gray on May 18, 2022 and further amended the retention agreements with each of Dr. Ballal and Mr. Gray on September 6, 2022. The retention agreements are intended to incentive Dr. Ballal and Mr. Gray to remain employed by us as we undertake a comprehensive assessment of strategic options to maximize stockholder value.

Pursuant to the retention agreements, Dr. Ballal and Mr. Gray are eligible to receive cash retention payments totaling up to $275,000 and $109,756, respectively, to be payable, if at all, if Dr. Ballal and Mr. Gray remain employed by us through specified milestones tied to a potential strategic transaction involving Imara. Specifically, each retention amendment provides that 50% of the cash retention payments contemplated by the applicable retention agreement will be payable if the executive remains employed by us through the earlier to occur of (i) execution of the asset purchase agreement (or any other definitive agreement for the sale, lease, exclusive license or other disposition of all or substantially all of the assets of Imara) and (ii) the execution of a definitive agreement for the merger or consolidation of Imara (or a wholly owned subsidiary of Imara) with a non-affiliate third-party (a “Merger Transaction”) and (b) the remaining 50% will be payable if he remains employed by us through the earlier to occur of (i) the closing of the asset sale (or any other sale, lease, exclusive license or other disposition of all or substantially all of the assets of Imara) and (ii) the closing of a Merger Transaction.

As a result of our execution of the asset purchase agreement with Cardurion on September 6, 2022, each of Dr. Ballal and Mr. Gray earned 50% of the cash retention payments contemplated by his applicable retention agreement. If the transaction contemplated by the asset purchase agreement with Cardurion closes and Dr. Ballal and Mr. Gray remain employed by us through such date, Dr. Ballal and Mr. Gray will earn the remaining 50% of the cash retention payments contemplated by his applicable retention agreement.

Director Options

Under the terms of the applicable award agreements, each of our non-employee directors will be entitled to full acceleration of vesting on all outstanding options as of the consummation of a change of control (including the consummation of the asset sale).

Severance Benefits

In connection with our initial hiring of Rahul D. Ballal, PhD., as our President and Chief Executive Officer, we entered into a letter agreement with him dated April 17, 2018, which was amended and restated on August 12, 2019 and September 23, 2019, and further amended on November 5, 2021. We refer to the current letter agreement, as amended, as the Ballal letter agreement.

In the event that Dr. Ballal’s employment is terminated by us without cause or by Dr. Ballal with good reason within twelve months following a change of control, each as defined in the Ballal letter agreement, Dr. Ballal will be entitled, subject to his execution and nonrevocation of a release of claims in our favor and his continued compliance with certain restrictive covenants, to (i) continue receiving his then-current annual base salary for a period of eighteen months following the date his employment with us is terminated, (ii) reimbursement of COBRA premiums for health benefit coverage for a period of up to eighteen months following the date that his employment with us is terminated and (iii) one hundred and fifty percent of his annual bonus target amount for the year in which the termination occurs, payable as a lump sum. In addition, under the terms of the Ballal letter agreement or the applicable award agreements, Dr. Ballal will be entitled to full acceleration of vesting on all outstanding options and restricted stock units as of the date of such termination. Under the Ballal letter agreement, if payments and benefits payable to Dr. Ballal in connection with a change of control are subject to Section 4999 of the Code, then such payments and benefits will either be paid in full or be reduced so that the Section 4999 excise tax does not apply, whichever results in the better after-tax result for Dr. Ballal.

In connection with our initial hiring of Michael Gray as our Chief Financial Officer and Chief Operating Officer, we entered into a letter agreement with him dated February 26, 2019, which was amended and restated on June 27, 2019 and September 23, 2019 and further amended on November 5, 2021. We refer to the current letter agreement, as amended, as the Gray letter agreement.

In the event that Mr. Gray’s employment is terminated by us without cause or by Mr. Gray with good reason within twelve months following a change of control, each as defined in the Gray letter agreement, Mr. Gray will be entitled, subject to his execution and nonrevocation of a release of claims in our favor and his continued compliance with certain restrictive covenants, to (i) continue receiving his then-current annual base salary for a period of twelve months following the date his employment with us is terminated, (ii) reimbursement of COBRA premiums for health benefit coverage for a period of up to twelve months following the date that his employment with us is terminated and (iii) one hundred percent of his annual bonus target amount for the year in which the termination occurs, payable as a lump sum. In addition, under the terms of the Gray letter agreement or the applicable award agreements, Mr. Gray will be entitled to full acceleration of vesting on all outstanding options and restricted stock units as of the date of such termination. Under the Gray letter agreement, if payments and benefits payable to Mr. Gray in connection with a change of control are subject to Section 4999 of the Code, then such payments and benefits will either be paid in full or be reduced so that the Section 4999 excise tax does not apply, whichever results in the better after-tax result for Mr. Gray.

The severance payments (other than the COBRA reimbursement) that Mr. Gray is eligible to receive in any calendar year under the Gray letter agreement will be reduced, but not below $1,000, by the amount of garden leave pay received by Mr. Gray in the same calendar year under the restrictive covenant agreement he entered into with us described further under a separate Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreements we entered into with Mr. Gray.

The below table sets forth the payments and benefits payable to each of our executive officers in connection with certain terminations following a change of control and retention payments payable to our executive officers in connection with an asset sale.

	Payments
Employee	Retention	Severance	COBRA (1)	Acceleration of Stock Options (2)	Acceleration of Restricted Stock Units (3)	Total
Rahul D. Ballal	$275,000	$1,237,500	—	—	$145,854	$1,658,354
Michael Gray	$109,756	$672,980	$31,311	—	$43,679	$857,726
TOTAL	$384,756	$1,910,480	$31,311	—	$189,533	$2,516,080

(1)	COBRA payments are estimates based on the employees’ current election of healthcare benefits.
(2)

The value of each share subject to an option to purchase common stock that would be accelerated in the circumstances described above equals $1.11 per share (the closing price on September 1, 2022), minus the exercise price per share.

(3)	The value of each share of restricted stock unit that would be accelerated in the circumstances described above equals $1.11 per share (the closing price on September 1, 2022).

Following the closing of the asset sale, we expect to retain a few employees necessary to maintain our corporate existence. As a result of the asset sale and expected wind down of Imara, we expect to incur approximately $2.4 million in cash severance obligations, which includes approximately $1.9 million payable to the executive officers and directors above and $0.5 million payable to our other employees.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the asset purchase agreement or completion of the asset sale.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following discussion is a summary of the material anticipated U.S. federal income tax consequences of the Asset Sale. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), currently applicable and proposed Treasury regulations under the Code (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as currently in effect as of the date of this proxy statement, and all of which are subject to change or to differing interpretation, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below. Tax considerations under state, local, and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement.

The proposed asset sale is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the asset sale.

The proposed asset sale will be treated as a sale of corporate assets in exchange for cash, certain contingent consideration and the assumption of certain liabilities. We anticipate that our tax attributes, including our U.S. federal net operating loss carryforwards (“NOLs”), will be available to offset all or a portion of our U.S. federal income tax liability resulting from any gain realized by us as a result of the proposed asset sale.

However, our ability to use our tax attributes to offset such gain may be subject to certain limitations. For example, our deduction for NOLs arising in taxable years beginning after December 31, 2017 is limited to 80% of current year taxable income, although our ability to use NOLs arising in prior taxable years is not so limited. In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to use its pre-change NOLs or other tax attributes to offset future taxable income or reduce taxes. Our past issuances of stock and other changes in our stock ownership may have resulted in an ownership change within the meaning of Section 382 of the Code; accordingly, our pre-change NOLs may be subject to limitation under Section 382.

The determination of whether we will realize gain or loss on the proposed asset sale and whether and to what extent our tax attributes will be available to offset the gain is highly complex and is based in part upon facts that will not be known until the completion of the asset sale and our receipt of any contingent consideration to which we may be entitled in connection with the asset sale (or our determination that such contingent consideration will not be received). Therefore, it is possible that we will incur U.S. federal income tax as a result of the proposed asset sale.

MATTERS FOR APPROVAL AT THE SPECIAL MEETING

PROPOSAL NO. 1:

Approval of the Asset Sale

THE IMARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IMARA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT.

Overview

Proposal No. 1 concerns the approval of the asset sale by Imara to Cardurion of tovinontrine (IMR-687) and all other assets of Imara related to its PDE9 program, pursuant to the terms of the related asset purchase agreement, for an upfront cash payment of $34,750,000 upon closing of the asset sale (in addition to $250,000 previously paid by Cardurion to Imara upon execution of a non-binding term sheet), a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones and a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events, in each case as described in the asset purchase agreement and subject to the terms of the asset purchase agreement, and the execution of the asset purchase agreement.

The Imara board of directors has determined that the asset sale is advisable and in the best interests of Imara, and has approved the asset sale. A copy of the asset purchase agreement is attached as Annex A to this proxy statement and incorporated herein by reference. Stockholders are urged to carefully read the asset purchase agreement in its entirety.

Consequences if the Asset Sale Proposal is Not Approved

If the stockholders do not approve the Asset Sale Proposal, the asset sale will not be completed. If the asset sale is not completed, the asset purchase agreement provides that, upon termination of the asset purchase agreement under certain circumstances, Imara may be required to pay to Cardurion a termination fee of $1.5 million.

Required Vote

The approval of the Asset Sale Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN.” Failures to vote, abstentions and broker non-votes will all be counted in the same manner as votes “AGAINST” the Asset Sale Proposal.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2:

Approval of the Adjournment Proposal

THE IMARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IMARA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Overview

The Adjournment Proposal, if adopted, will approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for the approval of the Asset Sale Proposal.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “FOR” or “AGAINST” such matter. Failures to vote, abstentions and broker non-votes will not be counted as votes cast for this proposal and accordingly, will have no effect on the outcome of the Adjournment Proposal.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

FINANCIAL INFORMATION

The audited historical financial statements of Imara for the two years ended December 31, 2021 are contained in Imara’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022, and the unaudited historical financial statements of Imara for the three and six months ended June 30, 2022 and June 30, 2021 are contained in Imara’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 3, 2022. You may obtain such financial information through the SEC’s website at www.sec.gov.

.

Where You Can Find More Information

Imara Inc. files annual, quarterly and current reports, and other information with the Securities and Exchange Commission (the “SEC”) under the Exchange Act. The SEC also maintains an Internet website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is www.sec.gov. Unless specifically stated otherwise in this proxy statement, the information contained on the SEC website is not intended to be incorporated by reference into this proxy statement and you should not consider that information a part of this proxy statement.

You also may obtain a free copy of our most recent annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K on our Internet website at www.imaratx.com. Other than the documents filed with the SEC, the information contained on our website does not constitute a part of this proxy statement.

If you have any questions about this proxy statement, the Special Meeting or the asset sale or need assistance with the voting procedures, you should contact our Corporate Secretary at info@imaratx.com.

Annex A

EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of September 6, 2022 (the “Execution Date”), by and between Cardurion Pharmaceuticals, Inc., a Delaware corporation (“Cardurion”) and Imara Inc., a Delaware corporation (“Imara”). Cardurion and Imara are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Imara and H. Lundbeck A/S (“Lundbeck”) are parties to that certain Exclusive License Agreement dated as of April 11, 2016, as amended by amendments dated July 21, 2016, October 9, 2017 and April 29, 2022 (as so amended, the “License Agreement”) pursuant to which Lundbeck granted Imara a license to research, develop, make, use, and commercialize certain PDE9 inhibitors and backups thereto; and

WHEREAS, the Parties and Lundbeck have agreed to a transaction pursuant to which (a) Lundbeck and Imara are executing amendments to the License Agreement concurrently with the execution of this Agreement, as set forth in the License Agreement Amendment (as defined below) reflecting such amended terms (as so amended, the “Amended License Agreement”); (b) Imara has agreed to assign to Cardurion all of Imara’s rights and obligations, and Cardurion will assume all of Imara’s rights and obligations, under the Amended License Agreement, except for certain Excluded Liabilities (as defined below), in accordance with the terms set forth herein; (c) Imara has agreed to assign and/or transfer to Cardurion certain Purchased Assets (as defined below); and (d) Imara has agreed to grant Cardurion an exclusive license under the Licensed Patent Rights and Licensed Know-How (as defined below) to the extent necessary or useful to Exploit Licensed Compounds in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings specified below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4.3.

“Acquisition Proposal” means any proposal, indication of interest or offer from any Person or group of Persons, other than Cardurion or any of its Affiliates, relating to (a) any direct or indirect acquisition or purchase of any of the Purchased Assets; and (b) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity or voting securities of Imara (including by tender offer, exchange offer, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions); provided that, such proposal, indication of interest or offer shall not be an Acquisition Proposal if Imara’s obligations with respect to such acquisition or issuance would not adversely affect Imara’s ability to perform Imara’s obligations under this Agreement and/or consummate the transactions contemplated by this Agreement.

“Advancement Criteria” means, with respect to the [**], the advancement criteria to be used for the [**]. For clarity, the Advancement Criteria will be disclosed by Cardurion to independent outside counsel designated by Imara (“Independent Counsel”) immediately prior to the Closing Date pursuant to the terms of the confidentiality agreement to be mutually agreed and executed by Cardurion and such Independent Counsel (the “Outside Counsel CDA”).

“Adverse Recommendation Change” has the meaning set forth in Section 6.4.5.

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights or obligations under this Agreement by reason of being an Affiliate of such Party.

“Agreement” has the meaning set forth in the Preamble.

“Amended License Agreement” has the meaning set forth in the recitals.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Patent Assignment Agreement and the Amended License Agreement.

“Anti-Corruption Laws” means any local and foreign anti-corruption Laws, including the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010, as amended.

“Assigned Contracts” means (a) the Amended License Agreement and (b) each of the Contracts listed on Part 3 of Schedule A attached hereto, solely to the extent requested and accepted by Cardurion.

“Assigned Know-How” means all Know-How that is owned by Imara on the Closing Date that is (a) related to the Imara PDE9 Program or (b) necessary or useful for the Exploitation of Licensed Compounds or any other PDE9 inhibitor. The Assigned Know-How includes without limitation the Know-How described on Part 2 of Schedule A attached hereto.

“Assigned Patent Rights” means (a) the patents and patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) listed on Part 1 of Schedule A attached hereto and (b) all patent applications claiming priority to the same and all patents issuing therefrom, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, revivals, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing, including copies or samples of relevant documentation, materials and other embodiments of such patents and patent applications.

“Assigned Technology” means, collectively, the Assigned Patent Rights and the Assigned Know-How.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit C.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy Event” means the occurrence of any of the following: (a) Imara shall commence any case, proceeding or other action under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, relief of debtors or the like, seeking to have an order for relief entered with respect to Imara or seeking to adjudicate it bankrupt or insolvent or seeking other relief with respect to its debts; provided, that, no Bankruptcy Event shall result from any dissolution or other liquidation of Imara at such time as Imara is solvent or any action taken in connection therewith, including, without limitation, winding up its affairs, making any distribution of Imara or its assets or any other action taken in connection therewith; provided, further, that such dissolution, liquidation or other action shall not allow for any other Person to seek to recapture, modify, avoid or in any other manner challenge the transactions contemplated in this Agreement (such dissolution, liquidation or any actions taken in connection therewith, collectively, the “Permitted Dissolution Actions”); (b) Imara shall make a general assignment for the benefit of its respective creditors; (c) there shall be commenced against Imara any case, proceeding or other action of a nature referred to in clause (a) above which remains undismissed, or undischarged for a period of [**]; (d) there shall be commenced against Imara any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or any portion of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within [**] from the entry thereof; or (e) Imara shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above (excluding, for the avoidance of doubt, the Permitted Dissolution Actions).

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in Boston, Massachusetts are authorized or obligated by Law to close.

“Cardurion” has the meaning set forth in the Preamble.

“Cardurion Indemnified Parties” has the meaning set forth in Section 9.4.

“[**]” would mean [**].

“[**]” means [**].

“Clearance Date” has the meaning set forth in Section 6.2.1.

“Competing Acquisition Agreement” has the meaning set forth in Section 6.4.5.

“Competitive Program” has the meaning set forth in Section 2.7.7.

“Confidential Information” means all information disclosed or provided by, or on behalf of, a Party to the other Party or to any of the other Party’s Affiliates or any of their respective Representatives (as defined below) pursuant to or in connection with this Agreement; provided, that, none of the foregoing shall be Confidential Information if the other Party is able to demonstrate by credible written documentation that: (a) as of the date of disclosure, it is known to the other Party or its Affiliates, other than by virtue of a prior confidential disclosure to such other Party in violation of the terms of this Agreement; (b) as of the date of disclosure, it is in the public domain or it subsequently enters the public domain other than through a breach by the other Party or its Affiliates of a contractual obligation; (c) it is obtained by the other Party or its Affiliates from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party or its Affiliates; or (d) it is independently developed by or for the other Party or its Affiliates without reference to or use of any Confidential Information of the disclosing Party or its Affiliates. For clarity, subject to (a) through (d) above, (i) all information disclosed or provided by, or on behalf of, Imara to Cardurion related to or arising out of the Purchased Assets or the Imara PDE9 Program shall be Confidential Information of Cardurion from and after the Closing Date, (ii) all information disclosed or provided by, or on behalf of, Imara to Cardurion that is not related to or arising out of the Purchased Assets or the Imara PDE9 Program shall be Confidential Information of Imara;

and (iii) all data, results and all other Know-How arising from the conduct by or on behalf of Cardurion of any development or commercialization activities under this Agreement, any of the Ancillary Agreements or any Assigned Contract on and after the Closing Date, including, without limitation, all non-public information contained in any of the Regulatory Filings or Marketing Authorizations relating to the Purchased Assets and the Licensed Products shall be Confidential Information of Cardurion.

“Contracts” means any and all binding commitments, contracts, purchase orders, licenses, or other agreements, whether written or oral.

“Control” means, with respect to any Know-How, Patent Rights or Inventory, the possession by a Party of the right to transfer or grant a license, sublicense or other rights to such Know-How or Patent Rights, or transfer such Inventory, as provided herein, without violating the terms of any agreement or arrangement with, infringing the Patent Rights of, or misappropriating the proprietary or trade secret information of, any Third Party and without violating any applicable Law.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Dollar” means United States dollar, and “$” shall be interpreted accordingly.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“EMA” means the European Medicines Agency and any successor entity or authority thereto.

“Encumbrance” means any encumbrance, claim, mortgage, pledge, assessment, security interest, option, license, right of first refusal or preemptive right, hypothecation, equitable interest, preference, right of possession, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law, any obligation to pay Taxes, any conditional sale or title retention agreement or other agreement granting any of the foregoing in the future or otherwise.

“Exchange Act” has the meaning set forth in Section 6.2.1.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the preamble.

“Exploit” or “Exploitation” means to discover, research, develop, make, have made, use, have sold, offer for sale, sell, distribute, import, export or otherwise exploit, or transfer possession of or title in or to.

“FDA” means the United States Food and Drug Administration or any successor entity or authority thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Field” means any and all uses.

“First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value to an end user of that Licensed Product in that country after Marketing

Authorization for that Licensed Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or licensee (unless the Affiliate or licensee is the last entity in the distribution chain of the Licensed Product) and (b) any transfers of a Licensed Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose where Licensed Products are sold at or below cost of goods sold or as a sample.

“Governmental Authority” means any Court, tribunal, arbitrator, Regulatory Authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision, including but not limited to any federal or state antitrust or competition enforcement agency or authority.

“Governmental Investigation” means any written or verbal request for documents or information from any Governmental Authority, or the receipt of a notice to preserve documents or information from any Governmental Authority, or any written or verbal request or demand from any Governmental Authority that the closing of any of the transactions contemplated by this Agreement be delayed or abandoned.

“Imara” has the meaning set forth in the Preamble.

“Imara Board” has the meaning set forth in Section 6.2.2.

“Imara Disclosure Schedules” means those certain Imara Disclosure Schedules dated as of the date of this Agreement, provided by Imara to Cardurion.

“Imara Indemnified Parties” has the meaning set forth in Section 9.5.

“Imara Intellectual Property” has the meaning set forth in Section 4.2.6(a).

“Imara PDE9 Program” means the program, including all activities conducted thereunder, to Exploit Licensed Compounds or any other PDE9 inhibitors.

“Imara Stockholder Approval” has the meaning set forth in Section 4.1.2.

“Imara Stockholders’ Meeting” means the meeting of the stockholders of Imara to be convened and held for the purpose of obtaining the Imara Stockholder Approval and such other matters as Imara may determine to be advisable or necessary.

“IND” means (a) an Investigational New Drug Application (as defined in the FDCA and the regulations promulgated thereunder) or any successor application or procedure required to initiate clinical testing of a therapeutic product in humans in the United States, (b) the equivalent of an Investigational New Drug Application that is required in any other country or region before beginning clinical testing of a therapeutic product in humans in such country or region required to initiate clinical testing of a therapeutic product in humans in the United Kingdom), and (c) all supplements and amendments to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 9.1.5.

“Indemnifying Party” has the meaning set forth in Section 9.1.5.

“Initial Support Period” has the meaning set forth in Section 2.7.3.

“Initiation” means, with respect to a clinical trial, the first date that a subject (healthy volunteer or patient) is first dosed in such clinical trial.

“Intervening Event” means any material circumstance, event, change or occurrence (other than an Acquisition Proposal) that (a) was not known on the date of this Agreement (or if known, the consequences of which were not known or the magnitude of which was not known to the Imara Board on the date of this Agreement), which material circumstance, event, change or occurrence becomes known to the Imara Board prior to the receipt of the Imara Stockholder Approval, and (b) does not relate to an Acquisition Proposal.

“Inventory” means all inventory of API, drug product and related materials, including reagents and starting materials, in each case, in Imara’s Control as of the Closing Date, for Licensed Products. Inventory includes the API, drug product and related materials, including reagents and starting materials, listed in Part 4 of Schedule A attached hereto.

“Know-How” means, collectively, any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials, methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, Regulatory Filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

“Knowledge” means, with respect to Imara, the actual knowledge (after reasonable inquiry of the relevant persons within Imara who would have knowledge of such matters) of the individuals listed on Part 1 of Schedule C attached hereto; provided, that, Knowledge of Imara for purposes of Section 4.2.6 of this Agreement means the actual knowledge (after reasonable inquiry of the relevant persons within Imara) of the individuals listed on Part 2 of Schedule C attached hereto following good faith consultation with Imara’s outside patent counsel with respect to the subject matter of the representation (but shall in no event require external searches or any freedom-to-operate analysis by such persons or outside counsel).

“Law” means any federal, state, local or foreign law, statute, code or ordinance, or any rule or regulation promulgated by any Governmental Authority including all decisions of any Courts having the effect of law in each such jurisdiction.

“Liability” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, determinable or otherwise, accrued or fixed, absolute or contingent, liquidated or unliquidated, or matured or unmatured, including, without limitation, those arising under any Law, Litigation, Order or Contract.

“License Agreement” has the meaning set forth in the recitals.

“License Agreement Amendment” means Amendment No. 4 to the License Agreement to be entered into on the Execution Date between Imara and Lundbeck substantially in the form of Exhibit A attached hereto.

“Licensed Compounds” means the PDE9 inhibitors set forth on Exhibit C to the Amended License Agreement, including any Back-up Compounds (as defined in the Amended License Agreement) and in each case, all enantiomers and racemic mixtures thereof.

“Licensed Know-How” means any Know-How that is Controlled by Imara as of the Closing Date that is necessary or useful to Exploit Licensed Compounds or any other PDE9 inhibitor pursuant to the terms of the Amended License Agreement. For clarity, Licensed Know-How (a) excludes the Assigned Know-How and any Know-How licensed by Imara under the Amended License Agreement and (b) includes the Know-How described on Part 1 of Schedule B attached hereto.

“Licensed Patent Rights” means any Patent Rights that are Controlled by Imara as of the Closing Date that are necessary or useful to Exploit Licensed Compounds or any other PDE9 inhibitor pursuant to the terms of the

Amended License Agreement. For clarity, Licensed Patent Rights (a) excludes the Assigned Patent Rights and any Patent Rights licensed by Imara under the Amended License Agreement and (b) includes the Patent Rights described on Part 2 of Schedule B attached hereto.

“Licensed Product” means any product consisting of, comprising or containing a Licensed Compound.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, judicial, arbitration or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ and accountant’s fees.

“Lundbeck” has the meaning set forth in the recitals.

“MAA” means any application for Marketing Authorization submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of a Licensed Product in the European Union, or any successor application or procedure required to sell a Licensed Product in the European Union.

“Marketing Authorization” means, with respect to a Licensed Product, the regulatory approvals, including pricing and reimbursement approvals, required by applicable Laws to sell such Licensed Product for use in the Field in a country or region in the Territory. For purposes of clarity, Marketing Authorization in the United States means the approval of an NDA for such Licensed Product by the FDA.

“Material Adverse Effect” means any event, circumstance, change in, or effect on, the Purchased Assets that, individually or when taken together with all other such events, circumstances, changes in, or effects on, the Purchased Assets (a) is, or is reasonably likely to be, materially adverse to the Purchased Assets and/or the Licensed Compounds, or (b) prevents the ability of Imara to consummate the transactions contemplated by this Agreement or the Ancillary Agreements on or before the Outside Date other than any such event, circumstance, change in, or effect arising out of or attributable or relating to (i) any action undertaken by Imara specifically required by this Agreement, (ii) the public disclosure of the transactions contemplated by this Agreement, (iii) general changes, developments or conditions in the industries of the Purchased Assets, (iv) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters, (v) changes in global, national or regional political conditions or trends, including the imposition of trade tariffs or other protective trade practices or any shutdown of any Governmental Authority, including the United States federal government, or any elections for office in any country or area (including the United States) (or the results thereof), (vi) any act of civil unrest, riots, civil disobedience, war (whether or not declared) or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency, authorization to use military force or war (or the escalation or worsening of any such conditions or occurrences), or (vii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, epidemics or other outbreaks of diseases, weather developments or other natural or manmade disasters, or acts of God (or the escalation or worsening of any such events or occurrences); provided, that, with respect to (iii), (iv) and (v), solely to the extent that the impact on the Purchased Assets and/or the Licensed Compounds is not disproportionate to the impact on the assets and/or compounds of other companies in the biotechnology or pharmaceutical sector.

“Milestone Events” has the meaning set forth in Section 3.1.2(a).

“Milestone Payments” has the meaning set forth in Section 3.12(a).

“NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to sell a Licensed Product in the United States.

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Patent Assignment Agreement” has the meaning set forth in Section 2.7.2.

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, revivals, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means any license, permit, application, consent, certificate, registration, approval and authorization pending before, issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental Authority.

“Phase 2 Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for any Licensed Product in the target patient population.

“Proxy Statement” has the meaning set forth in Section 6.2.1.

“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Asset Transaction” has the meaning set forth in Section 3.5.

“Recommendation” has the meaning set forth in Section 6.2.2.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, marketing, pricing or sale of a Licensed Product, including the including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”), the European Medicines Agency (and any successor entity thereto) (the “EMA”), and the European Commission.

“Regulatory Filings” means, collectively: (a) all INDs, NDAs, MAAs, establishment license applications, Drug Master Files, and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Marketing Authorization and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country or region for the purpose of obtaining Marketing Authorization from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) all supplements and amendments to any of the foregoing; (e) all documents referenced in the complete regulatory chronology for each Marketing Authorization; (f) foreign equivalents of any of the foregoing; and (g) all data and other information contained in, and correspondence with any Regulatory Authority or other documents relating to, any of the foregoing.

“Regulatory Transition Activities” has the meaning set forth in Section 2.7.4.

“Regulatory Transition Period” has the meaning set forth in Section 2.7.4.

“Regulatory Transition Plan” means the written plan attached hereto as Exhibit D, which will set forth the Regulatory Transition Activities to be conducted by Imara and Cardurion pursuant to Section 2.7.4, as such written plan may be amended, modified or updated from time-to-time in accordance with the terms of this Agreement.

“Release” has the meaning set forth in Section 5.5.2.

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”), other than this Agreement and the transactions contemplated by this Agreement, on terms that the Imara Board determines in good faith, after consultation with Imara’s outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal or offer, including the financing terms thereof, and such other factors as the Imara Board considers to be relevant, to be more favorable to Imara or Imara’s stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account any revisions pursuant to Section 6.4).

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, environmental, franchise, profits, gains, property, transfer, value added, payroll, escheat or abandoned property, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether as a primary obligor, as a result of being a transferee, successor or a member of an affiliated, consolidated, unitary, combined or other group, by contract, pursuant to Law or otherwise.

“Territory” means worldwide.

“Term” means the period commencing on the Execution Date and continuing until the date of termination or expiration of the Amended License Agreement.

“Third Party” means a Person other than Cardurion, Imara and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 9.4.

1.1 Interpretation; Absence of Presumption. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Articles, Section, paragraphs, Schedules and Exhibits are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) Imara and Cardurion has each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (m) unless otherwise stated in this Agreement, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and (n) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. Any capitalized terms used in any Exhibit or Schedule attached hereto but not otherwise defined therein shall have the meanings defined in this Agreement.

2. PURCHASE AND SALE OF ASSETS; GRANT OF LICENSE; SUPPORT BY IMARA

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Imara shall sell, convey, assign, transfer and deliver to Cardurion, and Cardurion shall purchase and acquire from Imara, all of Imara’s rights, title and interest in and to the assets described below or set forth on Schedule A attached hereto (collectively, the “Purchased Assets”) free and clear of all Encumbrances:

(a) the Assigned Know-How;

(b) the Assigned Patent Rights;

(c) the Inventory;

(d) the Assigned Contracts; and

(e) all claims, demands, actions, causes of action, choses in action, rights of recovery, rights of set-off, suits, arbitrations and other proceedings of any kind of Imara now existing or hereafter arising against Third Parties pertaining to or arising out of the Purchased Assets and relating exclusively to the period prior to the Closing and inuring to the benefit of Imara, together with any and all Encumbrances granted or otherwise available to Imara as security for collection of any of the foregoing.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, no right, title or interest is being sold, assigned, transferred, conveyed or delivered to Cardurion in or to (a) any property and assets of Imara that are not Purchased Assets (including any and all amounts of cash and cash equivalents of Imara), (b) any rights or claims of Imara under this Agreement or any of the Ancillary Agreements, (c) all assets of Imara exclusively related to IMR-261 and (d) all assets of any Third Party with whom Imara enters into a transaction on or after the Execution Date pursuant to which it becomes (or will become) an Affiliate of such Third Party (collectively, the “Excluded Assets”).

2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, on and after the Closing Date, Cardurion shall assume and pay, perform and discharge the following Liabilities of Imara (the “Assumed Liabilities”):

(a) all Liabilities resulting from the ownership, use, Control, operation or maintenance of the Purchased Assets and/or the Exploitation of any Licensed Products, by Cardurion to the extent that such Liability arises from any event, condition or circumstance first occurring after the Closing Date and not resulting from any breach by Imara of its obligations under this Agreement or the Ancillary Agreements; provided, that, the assumption of liabilities by Cardurion pursuant to this clause (a) shall be subject to and shall not limit, offset, or affect a claim (or the related recovery) by Cardurion (x) for a breach by Imara of Imara’s representations and warranties hereunder or (y) in respect of Excluded Liabilities;

(b) all Liabilities arising under the Assigned Contracts after the Closing Date to the extent that such Liabilities are not attributable to any failure by Imara or any of its Affiliates to comply with the terms thereof prior to the Closing Date; and

(c) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the use of the Purchased Assets, in each case, for any taxable period (or portion thereof) beginning after the Closing Date.

2.4 Excluded Liabilities. Imara shall retain, and shall be responsible for paying, performing and discharging when due, and Cardurion shall not assume or have any responsibility for paying, performing or discharging, any Liabilities of Imara and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the foregoing, Cardurion shall not be obligated to assume, and does not assume, and disclaims responsibility for, any of the following Liabilities of Imara:

(a) any Liability attributable to any asset, property or right that is not included in the Purchased Assets;

(b) any Liability arising under any of the Assigned Contracts prior to the Closing Date to the extent that such Liability is not attributable to any failure by Cardurion or any of its Affiliates to comply with the terms thereof after the Closing Date;

(c) any Liability arising under any of the Assigned Contracts that has already been fulfilled by Imara or otherwise expired or terminated in accordance with the terms of such Assigned Contract;

(d) any Liability attributable to the ownership, use, operation or maintenance of the Purchased Assets and/or the Exploitation of any Licensed Compounds on or prior to the Closing Date;

(e) any Liability arising out of the failure of Imara to comply with any applicable so-called “bulk sale” or “bulk transfer” Laws or similar Laws of any jurisdiction in connection with the sale of the Purchased Assets; and

(f) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the use of the Purchased Assets, in each case, for any taxable period (or portion thereof) ending on or prior to the Closing Date.

2.5 Grant of License by Imara to Cardurion. Effective as of the Closing, Imara shall (and does hereby) grant to Cardurion an exclusive, perpetual, royalty-free, fully paid, irrevocable, sublicensable (through multiple tiers of sublicensees), transferable license under the Licensed Patent Rights as of the Closing and the Licensed Know-How as of the Closing to the extent necessary or useful to Exploit the Licensed Products.

2.6 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 7 (excluding the delivery of any of the documents to be delivered at the Closing), or at such other place or time or on such other date as Cardurion and Imara may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

2.7 Technology Transfer; Support by Imara.

2.7.1 Transfer of Assigned Know-How. Imara shall transfer to Cardurion, at Imara’s sole cost and expense, all Assigned Know-How, in accordance with the protocols and timeframes listed in the Regulatory Transition Plan; provided, that, Imara shall not be obligated to create any tangible embodiments of any such Assigned Know-How.

2.7.2 Transfer of Assigned Patent Rights. Promptly (and in no event later than [**]) following the Closing Date, Imara shall provide to Cardurion, or Cardurion’s designated attorneys, with copies of the complete file histories and supporting data of the issued patents and pending patent applications (provisional and otherwise) within the Assigned Patent Rights in Imara’s possession, and shall promptly take any actions that are reasonably necessary to obtain and provide to Cardurion, or Cardurion’s designated attorneys, copies of any such file histories not in Imara’s possession. In addition, Imara shall, from time to time, take such actions as are reasonably requested by Cardurion to effect the transfer of all of Imara’s rights, title and interest in and to the Assigned Patent Rights to Cardurion, including through the execution of (a) any documents requiring the signature of any inventor, (b) the patent assignment agreement substantially in the form attached hereto as Exhibit B (the “Patent Assignment Agreement”) and (c) any other patent assignments that may be reasonably requested by Cardurion.

2.7.3 Imara Support. At the reasonable request of Cardurion from time to time on and after the Closing Date, Imara shall make certain of its then-existing employees and consultants reasonably available to Cardurion and its Third Party designees at no additional cost for up to [**] after the Closing Date (the “Initial Support Period”) to provide consultation and technical assistance in order to ensure an orderly transition of the Assigned Technology, the Licensed Technology, the Licensed Know-How, and the Know-How and Patent Rights licensed to Cardurion by Lundbeck under the Amended License Agreement; provided, that, if the orderly transition of such Assigned Technology, the Licensed Technology, the Licensed Know-How, and the Know-How and Patent Rights licensed to Cardurion by Lundbeck under the Amended License Agreement is not completed within such Initial Support Period, Imara shall continue to provide such support until the completion of such transition activities. Notwithstanding the foregoing, Imara’s obligations to provide consultation and technical assistance to Cardurion under this Section 2.7.3 shall terminate on the date following the Initial Support Period that Imara is liquidated or dissolved in connection with any Permitted Dissolution Action.

2.7.4 Regulatory Transition Plan and Regulatory Transition Activities. At the Closing and for the [**] period following the Closing Date (the “Regulatory Transition Period”), Imara shall use best efforts to undertake the steps described in the Regulatory Transition Plan within the timelines set forth in the Regulatory Transition Plan (the “Regulatory Transition Activities”) in order to effect the assignment and transfer to Cardurion of any and all Regulatory Filings that relate to the Licensed Compounds maintained or filed by or on behalf of Imara as of the Closing Date (the “Transferred Regulatory Filings”). Unless otherwise required by applicable Law, from and after the date of such assignment and transfer, Cardurion (or its designee) shall have the sole right, at its sole cost and expense, to file, maintain, and hold title to all Transferred Regulatory Filings. Notwithstanding the foregoing, to the extent that any Regulatory Filings may not be transferred to Cardurion in accordance with the Regulatory Transition Plan, from and after the Closing Date, Cardurion and its designees shall have, and Imara (on behalf of itself and its Affiliates) hereby grants to Cardurion and its designees, access and a right of reference (without any further action required on the part of Imara or its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all such Regulatory Filings and all data contained or referenced in any such Regulatory Filings for Cardurion and its designees to exercise its rights and perform its obligations under this Agreement. Imara shall provide any written consent or notice as may be required in order to transfer the Transferred Regulatory Filings to Cardurion in accordance with the Regulatory Transition Plan or provide Cardurion access to any Regulatory Filings until such Regulatory Filings are transferred to Cardurion. Notwithstanding the foregoing, Imara’s obligations pursuant to this Section 2.7.4 shall terminate on the date following the Regulatory Transition Period that Imara is liquidated or dissolved in connection with any Permitted Dissolution Action.

2.7.5 Delivery of Inventory. Promptly (and in no event later than [**]) following the Closing Date, Imara shall deliver to Cardurion or to any Third Party designee, on an “as is” basis (as and to the extent requested by Cardurion). To the extent that Cardurion wishes to have any portion of the Inventory delivered to any Third Party designee, Cardurion shall provide Imara with prior written notice, which shall identify such Third Party designee. Delivery of the Inventory will be FCA (Incoterms 2020) to a facility to be designated by Cardurion to the extent the Inventory is requested to be transferred by Cardurion. For the sake of clarity, from and after the date an Assigned Contract is assigned to Cardurion hereunder, Imara shall have no further obligation to deliver any Inventory that is subject to such Assigned Contract and is in the possession of the other party to the Assigned Contract.

2.7.6 Non-Assignable Contracts. If any of the Assigned Contracts is not assignable or transferable to Cardurion (each, a “Non-Assignable Contract”), either as a result of the provisions thereof or applicable Law on or prior to the Closing Date, then, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Contract. For a period of [**] following the Closing, Imara shall cooperate with Cardurion in any reasonable arrangement designed to provide Cardurion with all of the benefits of, subject to Cardurion’s assumption of any related obligations under, any Non-Assignable Contracts as if the appropriate consents and approvals had been obtained, including, to the extent permitted under any such Non-Assignable Contracts (including by means of any subcontracting, sublicensing or subleasing arrangement).

2.7.7 Exclusivity. Subject to the subsequent sentence of this Section 2.7.7, in consideration of the transactions contemplated hereby, during the period beginning on the Closing Date and continuing until the [**] of the Closing Date (the “Exclusivity Period”), Imara shall not, directly or indirectly, conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by, any Third Party, or grant any license to any Third Party to utilize any Know-How or Patent Rights owned or controlled by Imara, that, in any case, involves the identification, generation, research, development, manufacture, commercialization, sales, marketing, promotion or distribution of any compound that [**] (each, a “Competitive Program”). Notwithstanding anything to the contrary set forth in this Agreement, if Imara enters into any transaction on or after the Execution Date pursuant to which it becomes an Affiliate of a Third Party that has been actively pursuing a Competitive Program for a period of at least [**] prior to such date that would otherwise be a breach of the first sentence of this Section 2.7.7, this Section 2.7.7 shall not apply to such Competitive Program or otherwise affect the ability of Imara to consummate such transaction.

3. CONSIDERATION

3.1 Purchase Price

3.1.1 Upfront Payment. On the Closing Date, Cardurion shall pay to Imara a one-time, non-refundable, non-creditable upfront fee in the amount of Thirty Four Million Seven Hundred Fifty Thousand Dollars ($34,750,000) (“Upfront Payment”), payable by wire transfer of immediately available funds to an account or accounts specified to Cardurion by Imara in writing on or prior to the Closing Date.

3.1.2 Milestone Payments.

(a) Cardurion shall make the following one-time, non-refundable, non-creditable payments (the “Milestone Payments”) to Imara within [**] of the first achievement by Cardurion of each of the following milestone events (“Milestone Events”):

Milestone Event	Milestone Payment
[**]	$10,000,000
[**]	$50,000,000

For clarity, each Milestone Payment shall only be payable once upon the first achievement of each Milestone Event, regardless of the number of times a Milestone Event is achieved.

(b) Notice and Payment of Milestones. Cardurion shall provide Imara with written notice within [**] of the occurrence of each Milestone Event set forth in Section 3.1.2. Any dispute under this Section 3.1.2 that relates to whether or not a Milestone Event has occurred shall be resolved in accordance with Section 10.4.

3.2 Payment of Certain Costs and Expenses. Except as set forth in this Agreement, each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement; provided, that, subject to the submission by Imara to Cardurion of supporting documentation reasonably acceptable to Cardurion, Cardurion shall reimburse Imara for any fees or expenses (i) owed to Lundbeck, including reasonable costs and expenses incurred by Lundbeck, in negotiating and consummating the transactions contemplated by this Agreement, including the reasonable costs of its legal counsel, up to a maximum amount of [**] Dollars ($[**]) and (ii) related to the prosecution by Imara of intellectual property prior to the Closing, up to a maximum amount of [**] Dollars ($[**]), in each case within [**] of a written request by Imara to reimburse such amounts.

3.3 Payments in Dollars. All payments made by Cardurion under this Article 3 shall be made by wire transfer from a banking institution in United States Dollars in accordance with instructions given by Imara in writing to Cardurion from time to time.

3.4 Overdue Payments. If Imara does not receive payment of any undisputed sum due and payable to Imara on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to Imara from the due date until the date of payment at a per-annum rate of [**] percentage points over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under applicable Law, whichever is lower. Notwithstanding the foregoing, if Cardurion has a good faith dispute regarding a payment to be made to Imara, Cardurion may withhold payment for the disputed amount; provided; that, Cardurion pays all undisputed amounts and notifies Imara in writing of the specific amount and nature of the dispute on or before the due date for the payment.

3.5 Assignment. Cardurion hereby agrees that no Purchased Asset Transaction (as defined below) with a Third Party shall relieve Cardurion of its obligations under this Section 3 with respect to any Milestone Payments without the prior written consent of Imara unless such Third Party agrees in writing to assume Cardurion’s obligations under this Agreement with respect to the Milestone Payments and (i) such Third Party acquires all or substantially all of the Purchased Assets or (ii) such Third Party is reasonably creditworthy in relation to the ability to satisfy the payment and other obligations with respect to such Milestone Payments. As used herein, the term “Purchased Asset Transaction” means any transaction consummated by Cardurion following the Closing Date and prior to the achievement of the Milestone Events (whether by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other similar transaction or arrangement), pursuant to which Cardurion sells, transfers, conveys or otherwise disposes of its rights in and to such Purchased Assets to a Third Party.

3.6 Information Rights.

3.6.1 Information Concerning Purchased Assets. During the period commencing on the Closing Date and continuing for so long as any Milestone Event in Section 3.1.2(a) remains eligible for future payment (the “Information Request Period”), Cardurion shall furnish Imara with any information concerning (i) Cardurion and (ii) with respect to the Purchased Assets, to the extent related to the period following the Closing that is, based on the advice of counsel, requested by Imara and is required in connection with the preparation by Imara of any disclosure document or other filing with the SEC or otherwise required under any stock exchange requirements (such information, the “Requested Information”). Imara shall reimburse Cardurion for the reasonable costs and expenses incurred by Cardurion in providing such Requested Information to Imara promptly upon Imara’s receipt of supporting documentation from Cardurion for such cost and expense. Cardurion hereby consents to the disclosure of such Requested Information by Imara to the extent so required by applicable Law.

3.6.2 Additional Information. Following the Closing, Cardurion shall furnish to Independent Counsel all relevant information concerning the status of the Milestone Events as reasonably requested by Independent Counsel. Independent Counsel may, from time to time, consult with experts and advisors (at Imara’s expense) reasonably acceptable to Cardurion who agree to be bound by a confidentiality agreement consistent with the terms of the Outside Counsel CDA; provided, that (a) such experts and advisors shall not be competitors of Cardurion and (b) the confidentiality agreements executed with such experts and advisors shall include Cardurion as a third party beneficiary.

4. REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations and Warranties. Except as set forth in, or qualified by any matter set forth in the respective disclosure schedules (it being agreed that the disclosure of any matter in any section or subsection in a Party’s disclosure schedules shall be deemed to be disclosed in any other relevant section or subsection of such Party’s disclosure schedules as long as the relevance of such disclosure to such other section or subsection is reasonably apparent on its face) each of Cardurion and Imara represents and warrants to the other Party as of the Execution Date as follows:

4.1.1 Organization. It is a corporation or company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. Imara further represents and warrants to Cardurion that it is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of the Purchased Assets makes such licensing or qualification necessary, except where the failure to be licensed or qualified has not had or would not reasonably be expected to have a Material Adverse Effect.

4.1.2 Authorization. In the case of Imara, subject to the approval of this Agreement and the transactions contemplated hereby by holders of a majority of the outstanding shares of Imara common stock entitled to vote thereon (the “Imara Stockholder Approval”), the execution and delivery of this Agreement and the Ancillary Agreements to which it is party and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable Laws, or (d) any Order, writ, judgment, injunction, decree, determination or award of any Court or Governmental Authority presently in effect applicable to such Party.

4.1.3 Binding Agreement. Assuming the execution of this Agreement by the other Party, this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity.

4.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

4.2 Additional Representations and Warranties of Imara. Imara represents and warrants to Cardurion, as of the Execution Date as follows:

4.2.1 No Affiliates. Other than as set forth on Schedule 4.2.1 of the Imara Disclosure Schedule, Imara does not own, directly or indirectly, any equity or other ownership interests of any Person.

4.2.2 Title to Assets. Imara has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets include all of the assets (tangible and intangible), that are owned by Imara on the Execution Date and that are related to, or arose out of, the Imara PDE9 Program, including any such assets that are related to, or arose out of, Imara’s Exploitation of the Licensed Compounds.

4.2.3 Fair Consideration. The consideration provided by Cardurion to Imara for the Purchased Assets pursuant to this Agreement is fair and reasonable and constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and the Uniform Voidable Transactions Act

4.2.4 No Debarment. Neither Imara nor, to the Knowledge of Imara, any of its contractors or agents (including any employees and consultants of Imara or such contractors or agents) who have been involved in the conduct of the Imara PDE9 Program and/or the Exploitation of the Licensed Compounds:

(a) is debarred under Section 306(a) or 306(b) of the FDCA or by the analogous applicable Laws of any Regulatory Authority;

(b) has been charged with, or convicted of, any felony or misdemeanor within the definition of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings, by a Regulatory Authority; or

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

4.2.5 Litigation and Claims. There is no Litigation pending against Imara and to the Knowledge of Imara, there is no Litigation threatened against Imara, in either case, by or before any Governmental Authority or Court, which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect. Imara is not subject to any outstanding Order or Law which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.2.6 Intellectual Property Rights.

(a) Except as set forth in Section 4.2.6(a) of the Imara Disclosure Schedule, Imara is the sole and exclusive owner of the Assigned Patent Rights, the Assigned Know-How, the Licensed Patent Rights and the Licensed Know-How (collectively, “Imara Intellectual Property”) and Imara has sufficient legal and/or beneficial ownership or rights in the (i) Assigned Patent Rights and the Assigned Know-How as is necessary to assign and transfer to Cardurion the Assigned Patent Rights and Assigned Know-How in accordance with the terms of this Agreement and (ii) the Licensed Patent Rights and Licensed Know-How as is necessary to license to Cardurion the Licensed Patent Rights and Licensed Know-How in accordance with the terms of this Agreement.

(b) The Assigned Patent Rights and the Licensed Patent Rights have been duly filed in the jurisdictions identified in Part 1 of Schedule A and Part 2 of Schedule B, respectively, are pending or issued as set forth in Schedule A and Schedule B, and, with respect to U.S. patents and applications have not, and, with respect to non-US patents and applications, have not been abandoned or allowed to lapse, and have not been held invalid or unenforceable by a decision of a Court or other Governmental Authority of competent jurisdiction, in whole or in part, nor to Imara’s Knowledge, is there any reason for the Assigned Patent Rights or the Licensed Patent Rights to be deemed invalid or held unenforceable by a decision of a Court or other Governmental Authority of competent jurisdiction.

(c) There are no oppositions, cancellations, interferences, inter partes reviews, or Litigation proceedings pending or, to the Knowledge of Imara, threatened in writing challenging the ownership, validity or enforceability of any of the Assigned Patent Rights, the Licensed Patent Rights the Assigned Know-How or the Licensed Know-How.

(d) Part 1 of Schedule A and Part 2 of Schedule B accurately set forth, for each provisional or pending patent application included in the Assigned Patent Rights and the Licensed Patent Rights, respectively, the application number, date of filing and title for each country, and listing, as applicable, the deadlines for any renewals or other required filings or payments to be made within [**] after the Execution Date.

(e) Imara has not received from any Person any actual or, to the Knowledge of Imara, threatened claim that the use of the Imara Intellectual Property, as has been and as is being used by Imara infringes or constitutes a misappropriation of any Patent Rights of any Person. Imara has not granted any licenses or covenants not to sue under the Assigned Patent Rights or Licensed Patent Rights. Imara has paid all licensing fees, royalty payments, profit participations and other payments that were due or payable by Imara in connection with its use or practice of the Imara Intellectual Property prior to the Execution Date.

(f) Other than any Patent Rights and Know-How licensed by Imara under the Amended License Agreement, the list of (i) Assigned Patent Rights included on Part 1 of Schedule A and the list of Assigned Know-How included on Part 2 of Schedule A attached hereto, and (ii) the list of Licensed Patent Rights and Licensed Know-How included on Schedule B attached hereto is a complete and accurate list of (A) all material Know-How and (B) all Patent Rights that are, in each case, owned or Controlled by Imara on the Execution Date and that are related to or arose out of the Imara PDE9 Program, including Imara’s Exploitation of the Licensed Compounds and any other PDE9 Inhibitors.

(g) Imara has complied with all applicable Laws in connection with its prosecution and maintenance of the Assigned Patent Rights and the Licensed Patent Rights, the conduct of the Imara PDE9 Program and the Exploitation of the Licensed Products.

(h) Imara has disclosed to the U.S. Patent and Trademark Office all information in Imara’s possession or control that is required to be disclosed under 37 C.F.R. § 1.56 for prosecuting the Assigned Patent Rights and the Licensed Patent Rights.

(i) All parties who work at, or perform services for, Imara, including employees and agents of, and consultants and independent contractors to, Imara, are obligated to assign to Imara their rights in and to any inventions arising out of their work at Imara pursuant to written agreements. All parties who work at, or perform services for, Imara, including each of the former or current members of management or key personnel of Imara, and each of the former and current employees and agents of, consultants and independent contractors to, Imara, who have contributed to or participated in the conception and development of the Imara Intellectual Property have assigned or otherwise transferred to Imara all ownership and other rights of such Person in any such Imara Intellectual Property. None of such parties, and none of the former or current members of management or key personnel of Imara, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of the Imara Intellectual Property, have a valid claim against Imara in connection with the involvement of such Persons in the conception and development of any Imara Intellectual Property, and no such claim has been asserted or, to the Knowledge of Imara, threatened. To the Knowledge of Imara, none of the current employees of Imara have any patents issued or applications pending for any invention of any kind now used or needed by Imara in the Exploitation of the Licensed Products, which patents or applications have not been assigned to Imara.

(j) Imara has undertaken commercially reasonable steps to protect Imara’s rights in all Assigned Know-How and Licensed Know-How that are trade secrets. Without limiting the foregoing, Imara has a policy of requiring all parties who work at or perform services for Imara, including each employee, consultant and independent contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with Imara’s standard forms thereof (complete and current copies of which have been made available to Cardurion), and all such parties, including employees, consultants and independent contractors, that are involved in the conduct of the Imara PDE9 Program or the Exploitation of the Licensed Products have executed such agreements and, to the Knowledge of Imara, no such party, including any such employee, consultant or independent contractor is in breach of any obligation under such agreement. There has been no disclosure of trade secrets included as part of the Assigned Know-How or Licensed Know-How, except to Persons subject to such confidentiality agreements or to other comparable non-disclosure agreements, a true and correct form of which agreement has been made available to Cardurion.

(k) No Third Party has claimed in writing or orally to Imara that any Person employed by Imara who was engaged in the Exploitation of the Licensed Products has (i) by such Person’s employment by Imara, violated or may be violating any of the terms or conditions of such Person’s employment, proprietary information, confidentiality and assignment agreements with such Third Party; (ii) disclosed or may be disclosing or used or may be using any trade secrets of such Third Party to or for the benefit of Imara; or (iii) interfered or may be interfering with the employment relationship between such Third Party and any of its present of former employees as an employee of Imara or for the benefit of Imara. To the Knowledge of Imara, no Person employed by Imara who was engaged in the creation or development of any Assigned Patent Rights or Assigned Know-How has used or proposes to use as an employee of Imara or for the benefit of Imara any trade secret of any former employer in violation of any contract between such Person and such former employer, and no such Person has violated any confidential relationship which such Person may have had with any Third Party in connection with such Person’s employment by Imara.

(l) To the Knowledge of Imara, each issued patent included as part of the Assigned Patent Rights or Licensed Patent Rights is valid and is enforceable.

(m) To the Knowledge of Imara, no Third Party is misappropriating or infringing any of the Imara Intellectual Property.

(n) To Imara’s Knowledge, Imara has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any intellectual property rights of any other Person in connection with its Exploitation of the Licensed Products or the conduct of the Imara PDE9 Program. Imara has made available to Cardurion the Third Party patents and patent applications identified as a result of any freedom to operate or other searches conducted by Imara relating to the Licensed Products.

(o) Imara has complied in all material respects with all of its obligations under the Assigned Contracts and has not received any written notice that it has breached its obligations under any of the Assigned Contracts.

4.2.7 Compliance with Law. Imara is in compliance with, and is not in default under or in violation of, any Order or Law applicable to the Exploitation of the Licensed Products or the conduct of the Imara PDE9 Program or by which any of the Purchased Assets, Licensed Patent Rights or Licensed Know-How is bound except for any failure to comply, default or violation that has not had and is not reasonably likely to have, a Material Adverse Effect. Imara has not received any written notice from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of, or non-compliance with, any Order or Law to which any of the Purchased Assets, Licensed Patent Rights or Licensed Know-How is or has been subject. Imara is not subject to any Order or, to the Knowledge of Imara, any Law that in any case would prohibit or restrict Cardurion from conducting the Imara PDE9 Program or Exploiting the Licensed Products.

4.2.8 Regulatory Matters. The Licensed Compounds have been developed and tested by or on behalf of Imara in compliance in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations issued thereunder by the FDA, including, as applicable, those requirements relating to the FDA’s current good laboratory practices and good clinical practices. The clinical trials conducted by or on behalf of Imara with respect to the Licensed Compounds were conducted in all material respects in accordance with all applicable clinical trial protocols and applicable requirements of the FDA and any institutional review board, including, as applicable, the FDA’s good clinical practices and good laboratory practices regulations.

4.2.9 Anti-Corruption Laws. To its Knowledge, neither Imara nor any of its directors, officers, employees, distributors, agents, representatives, or other Third Parties while acting on behalf of Imara: (a) has taken any action in violation of any applicable Anti-Corruption Laws; or (b) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of: (i) influencing any act or decision of any Public Official in his or her official capacity; (ii) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (iii) securing any improper advantage; (iv) or inducing such Public Official to use his or her influence with a Government Authority (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business.

4.2.10 Government Consents. Except as set forth on Section 4.2.10 of the Imara Disclosure Schedule, the execution and performance of this Agreement by Imara will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.2.11 Taxes. All Tax returns required to be filed by Imara that include the Purchased Assets have been timely filed. Such Tax returns are complete and correct in all material respects. Imara has not taken or failed to take any action which could create any Tax lien on the Purchased Assets or the Licensed Patent Rights or Licensed Know-How and all Taxes due and owing by Imara with respect to the Purchased Assets, Licensed Patent Rights and Licensed Know-How (whether or not shown on any Tax return) have been timely paid.

4.2.12 No Other Agreements to Purchase. No Person other than Cardurion has any written or oral agreement, option or any other right or privilege (whether by Law or by contract), in each case, for the purchase or acquisition from Imara of any of the Purchased Assets.

4.2.13 Related Transactions. Other than in his or her capacity as a director, officer or employee of Imara, no director, officer or employee of Imara (a) owns any interest in any property or right, tangible or intangible, which is used in the business of Imara, (b) has been involved in any business arrangement or relationship with Imara, or (c) owes any money to, or is owed any money by, Imara.

4.2.14 Brokers. Except as set forth on Schedule 4.2.14 of the Imara Disclosure Schedules, Imara has not employed any financial advisor, broker or finder, and Imara has not incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.2.15 Stockholder Consent. The Imara Stockholder Approval constitutes the requisite vote of Imara’s stockholders required for approval of the transactions contemplated by this Agreement.

4.2.16 Solvency. Imara has determined, and by virtue of its entering into the transactions contemplated by this Agreement and the Ancillary Agreements and its authorization, execution and delivery of this Agreement and the Ancillary Agreements hereby acknowledges and agrees, that Imara’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the application of the proceeds therefrom, (a) the fair saleable value of Imara’s assets, together with Imara’s cash and cash equivalents, will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities; (b) the present fair saleable value of Imara’s assets, together with Imara’s cash and cash equivalents, will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as such debts, liabilities and other obligations become absolute and matured; (c) Imara will be able to pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured; (d) Imara will neither be rendered insolvent nor will have unreasonably small capital with which to engage in its business; (e) Imara has not incurred, will not incur or has no present plans or intentions to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured; (f) Imara will not have become subject to any Bankruptcy Event and (g) Imara will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act Conveyance Act or the Uniform Voidable Transactions Act. No action has been taken or is intended by Imara or to the Knowledge of Imara, any other Person, to make Imara subject to a Bankruptcy Event.

4.2.17 Disclosure. No representation or warranty of Imara contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Imara to Cardurion pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.2.18 No Other Representations or Warranties. Except for the representations and warranties set forth in Section 4.1 and this Section 4.2, neither Imara nor any of its Representatives or any other Person makes any express or implied representation or warranty with respect to Imara, the Purchased Assets, the Assumed Liabilities or with respect to any other information provided, or made available, to Cardurion or any of its Representatives in connection with the transactions contemplated by this Agreement. Neither Imara nor any of its Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Purchased Assets or its profitability for Cardurion, or with respect to any forecasts, projections or business plans or other information delivered to Cardurion or any of its Affiliates or representatives in connection with Cardurion’s review of the Purchased Assets and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Imara disclaims any and all representations, whether express or implied, except for the representations and warranties contained in Section 4.1 and this Section 4.2. Imara acknowledges and agrees to the representation of Cardurion set forth in Section 4.3.5 and acknowledges and agrees that Imara has not relied on any information provided by Cardurion or its Affiliates or its or their respective representatives (including the accuracy or completeness thereof) other than the express representations and warranties of Cardurion set forth in this Agreement.

4.3 Additional Representations and Warranties of Cardurion. Cardurion represents and warrants to Imara, as of the Execution Date:

4.3.1 Brokers. Cardurion has not employed any financial advisor, broker or finder, and Cardurion has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

4.3.2 Government Consents. The execution and performance of this Agreement by Cardurion will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.3.3 Solvency. Immediately after the Closing, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Cardurion will be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Cardurion, Imara or any of their respective Affiliates.

4.3.4 Financial Ability to Perform. Cardurion will have sufficient cash on hand as of Closing to pay the Upfront Payment and, on the date any Milestone Payment becomes due and payable under this Agreement, will have sufficient cash on hand to pay such Milestone Payment. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Cardurion or any of its Affiliates or any other financing or other transaction be a condition to any of the obligations of Cardurion hereunder.

4.3.5 No Other Representations or Warranties. Except for the representations and warranties set forth in Section 4.1 and this Section 4.3, neither Cardurion nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Cardurion or any of its Affiliates, or with respect to any other information provided, or made available, to Imara or any of its Representatives in connection with the transactions contemplated by this Agreement. Cardurion disclaims any and all representations, whether express or implied, except for the representations and warranties contained in

Section 4.1 and this Section 4.3. Cardurion acknowledges and agrees to the representation of Imara set forth in Section 4.2.18 and acknowledges and agrees that Cardurion has not relied on any information provided by Imara or its Affiliates or its or their respective representatives (including the accuracy or completeness thereof) other than the express representations and warranties of Imara set forth in this Agreement.

5. CONFIDENTIALITY

5.1 Confidential Information. Each of Imara and Cardurion recognizes that the other Party’s Confidential Information constitutes highly valuable assets of such other Party. Each of Imara and Cardurion agrees that, subject to the remainder of this Article 5, from and after the Closing Date, it will not disclose, and will cause its Affiliates and their respective officers, directors, employees, contractors, advisors, agents and representatives and, in the case of Cardurion, its existing or potential investors, licensors, licensees, acquirers and sublicensees (“Representatives”) not to disclose, any Confidential Information of the other Party and it will not use, and will cause its Affiliates and Representatives not to use, any Confidential Information of the other Party except as expressly permitted under this Agreement and the Ancillary Agreements. Each Party shall maintain, and cause its Representatives to maintain, the confidentiality of the other Party’s Confidential Information with the same degree of care as it uses to maintain the confidentiality of its own confidential information, which in no event shall be less than a reasonable standard of care. Each Party shall be responsible for any breach of the terms of this Agreement by its Representatives as if such Representatives were a direct party to this Agreement, whether or not such Representatives remain employed by or in contractual privity with such Party, and shall take all steps that are required to prevent or restrain its Representatives from breaching or continuing to breach this Agreement.

5.2 Permitted and Required Disclosures.

5.2.1 Permitted Disclosures. Each of Imara and Cardurion agrees that disclosure of its Confidential Information may be made by the other Party to its Affiliates and their respective Representatives to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement or any Ancillary Agreement; provided, that, any such disclosure or transfer shall only be made on a need-to-know basis in each case under appropriate confidentiality and non-use provisions that are no less restrictive than those contained in this Agreement. Each of Imara and Cardurion further agrees that, from and after the Closing Date, the other Party may disclose Confidential Information of the disclosing Party (a) on a need-to-know basis to such other Party’s legal and financial advisors and (b) with respect to Cardurion, as reasonably necessary in connection with the filing and prosecution by Cardurion of Patent Rights; provided, that, any such disclosure or transfer shall only be made in each case under appropriate confidentiality and non-use provisions that are no less restrictive than those contained in this Agreement.

5.2.2 Required Disclosures. Notwithstanding the foregoing, it shall not be considered a breach of this Agreement if a Party is required to disclose Confidential Information of the other Party in order to comply with a lawfully issued court or governmental order issued by a court or government agency of competent jurisdiction or with a requirement of applicable Law; provided, that, such Party gives the other Party prompt written notice of such Party’s intention to so disclose so that the other Party may seek a protective order or other appropriate remedy, and such Party takes reasonable steps to assist the other Party in contesting such disclosure. If after such notice and steps such protective order or other remedy is not timely obtained, or the other Party waives compliance with the provisions of this Section 5.2.2, such Party shall only furnish that portion of the Confidential Information which, on the advice of counsel, such Party reasonably determines it is legally required to furnish and upon the other Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or government agency that such Confidential Information will be afforded confidential treatment, which disclosed Confidential Information shall otherwise remain subject to the non-disclosure and non-use provisions of this Agreement.

5.3 Survival. Each Party’s rights and obligations under this Article 5 shall commence on the Execution Date and continue until the later of (a) the [**] of the expiration of the Term of this Agreement and (b) the [**] of the Closing Date.

5.4 Press Releases and Public Statements. Subject to Section 5.5, each of the Parties agrees that neither Party shall (a) disclose the existence or terms of this Agreement, or (b) issue any press release or public statement disclosing information relating to this Agreement or the terms hereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Cardurion may disclose the existence and terms of this Agreement to its Affiliates, and to its and their Representatives who have a need to know such Confidential Information; provided, that, Cardurion shall advise any such Representative who receives such Confidential Information of the confidentiality obligations set forth in this Article 5, and Cardurion shall take reasonable steps to ensure (through enforcement of written agreements or otherwise) that each of the foregoing complies with such obligations.

5.5 Required Filings. Subject to Section 6.2, if either Party is required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject to issue a press release or other public statement (including a filing with the United States Securities and Exchange Commission (the “SEC”)) disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, such Party will provide the other Party with a copy of the proposed press release or public statement (the “Release”). The Party proposing to issue the Release will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the other Party may provide any comments on such Release (but in no event less than [**], unless earlier disclosure is required by applicable law or regulation) and if the other Party fails to provide any comments during the response period called for by the Party proposing to issue the Release, the other Party will be deemed to have consented to the issuance of such Release. If the other Party provides any comments, the Parties will consult on such Release and the Party issuing the Release will consider in good faith each of the reviewing Party’s comments to the Release. In addition, if either Party is required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which such Party is subject, a copy of this Agreement may be filed by such Party with the SEC, The New York Stock Exchange and/or the NASDAQ Stock Market, as applicable; provided, that, in connection with any such filing, such Party shall (a) request confidential treatment of specified portions of this Agreement in accordance with the rules and regulations of the SEC and (b) provide the other Party with a reasonable period of time within which the other Party may provide any comments on such request (but in no event less than [**] unless earlier disclosure is required by applicable law or regulation). If the other Party provides any comments, the Party making the request will consider in good faith such comments. Either Party may subsequently publicly disclose any information previously contained in any Release that has been consented to in accordance with this Section 5.5.

6. COVENANTS OF THE PARTIES

6.1 Closing Efforts and Related Matters.

6.1.1 Each of Imara and Cardurion shall use reasonable best efforts to satisfy the respective conditions precedent to the Closing set forth in Section 7 and to cause the Closing to occur as promptly as practicable after the Execution Date. Without limitation of the foregoing but subject to Section 6.1.2 , each Party shall (a) take all actions within its control to obtain, or cause to be obtained, as promptly as practicable after the Execution Date and in any event prior to the Outside Date, all consents, authorizations, orders and approvals from all Governmental Authorities that are, in any case, required and/or otherwise necessary for the execution and delivery by such Party of this Agreement and the Ancillary Agreements and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and to resolve any Governmental Investigations, including by making, or causing to be made, all filing and submissions to Governmental Authorities as may be required or advisable and (b) reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such required consents, authorizations, orders and approvals. To the fullest extent permitted by Law, the Parties shall (i) keep each other apprised of all substantive communications with Governmental Authorities, (ii) afford each other the opportunity to comment on any draft submissions or presentations to Governmental Authorities, and (iii) consider in good faith any comments the other Party may have on such submissions or presentations.

6.1.2 Notwithstanding anything to the contrary in this Agreement, the obligation of Cardurion to use “reasonable best efforts” for purposes of Section 6.1.1 with respect to any Governmental Investigation shall include the voluntary submission of available documents and information to a Governmental Authority, advocacy in support of the transactions contemplated by this Agreement, and consultation with counsel for Imara on interaction with such Governmental Authority, but shall not include producing documents or information in response to, or otherwise complying with, any subpoena, civil investigative demand, second request for information, or any other compulsory process that may be issued by any Governmental Authority, and shall not require Cardurion to engage in electronic discovery or to retain non-lawyer outside expert consultants in support of the resolution of any Governmental Investigation. In addition, under no circumstances shall Cardurion be required to take, or commit to take, any action that would hinder its ongoing or future business operations, including its unfettered ownership, operation, or disposal of the Purchased Assets, in order to resolve any Government Investigation, including the divestiture, separation, discontinuance, or modification of any of Cardurion’s assets, contractual arrangements, or business practices, or to agree, or to commit to agree, to any limitations or notice requirements relating to Cardurion’s current or future business plans, including future transactions.

6.2 Proxy Statement; Stockholders’ Meeting.

6.2.1 Proxy Statement. As promptly as reasonably practicable, Imara shall prepare and file with the SEC the preliminary proxy statement relating to the Imara Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Cardurion shall reasonably cooperate with Imara in the preparation of the Proxy Statement and shall furnish all information concerning Cardurion that, based on advice of counsel, is required in connection with the preparation of the Proxy Statement. Imara shall provide Cardurion and its counsel a reasonable opportunity to review and comment on the Proxy Statement, shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Cardurion. Imara shall use reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC. Imara shall notify Cardurion promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall (i) supply Cardurion with copies of all correspondence between Imara and any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement, (ii) provide Cardurion with a reasonable opportunity to participate in the response to those comments and requests, and (iii) consider in good faith any comments provided by Cardurion with respect to responses to such comments and requests. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). If at any time prior to the Imara Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Cardurion or Imara, or any of their respective Affiliates, officers or directors, is discovered by Cardurion or Imara that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by Imara with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Imara. Imara shall cause the Proxy Statement to be mailed to Imara’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”).

6.2.2 Submission to Stockholders. Subject to Section 6.4.7 and Section 6.2.4, Imara shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to set a record date for, duly call and give notice of, convene and hold the Imara Stockholders’ Meeting as soon as reasonably practicable following the Clearance Date. Unless Imara shall have made an Adverse Recommendation Change in accordance with Section 6.4, Imara shall (i) include the recommendation of the board of directors of Imara (the “Imara Board”) that the holders of Imara common stock approve the sale of the Purchased Assets as contemplated by this Agreement (the “Recommendation”) in the Proxy Statement and (ii) solicit, and use its reasonable best efforts to obtain, the Imara Stockholder Approval at the Imara Stockholders’ Meeting (including by soliciting proxies in favor of the approval of the sale of the Purchased Assets). Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the sale of the Purchased Assets as contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated thereby shall be submitted to Imara’s stockholders at the Imara Stockholders’ Meeting whether or not (i) the Imara Board shall have made an Adverse Recommendation Change or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Imara or any of its Representatives.

6.2.3 Updates. Imara agrees (i) to use reasonable best efforts to provide Cardurion reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and (ii) to give written notice to Cardurion [**] prior to the Imara Stockholders’ Meeting and on the day of, but prior to, the Imara Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Imara Stockholder Approval has been obtained.

6.2.4 Permitted Adjournments/Postponements of Stockholders’ Meeting. Imara shall not, without the prior written consent of Cardurion (which shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone the Imara Stockholders’ Meeting; provided, that, Imara may adjourn or postpone the Imara Stockholders’ Meeting without the prior written consent of Cardurion: (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Imara Board has determined in good faith (after consultation with its outside legal counsel and Cardurion) is required to be filed and disseminated under applicable Law; or (ii) if Imara reasonably believes there will be insufficient shares of Imara Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Imara Stockholders’ Meeting or to obtain the Imara Stockholder Approval, after consultation with Cardurion, for a single period not to exceed [**], to solicit additional proxies if necessary to obtain a quorum or the Imara Stockholder Approval.

6.2.5 Adjournment of Stockholders’ Meeting Requested by Cardurion. Cardurion may require Imara to adjourn the Imara Stockholders’ Meeting once for a period not to exceed thirty (30) calendar days (but in any event ending prior to the date that is [**] prior to the Outside Date) to solicit additional proxies necessary to obtain the Imara Stockholder Approval. Once Imara has established a record date for the Imara Stockholders’ Meeting, Imara shall not change such record date or establish a different record date for the Imara Stockholders’ Meeting without the prior written consent of Cardurion (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or Imara’s certificate of incorporation or bylaws or in connection with a postponement or adjournment of the Imara Stockholders’ Meeting permitted by Section 6.2.4 or this Section 6.2.5. Without the prior written consent of Cardurion, the Imara Stockholder Approval shall be the only matter that Imara shall propose to be acted on by the stockholders of Imara at the Imara Stockholders’ Meeting, other than (a) any other matters of the type customarily brought before a meeting of stockholders in connection with the approval of the transactions contemplated by this Agreement, (b) any other matters that would not reasonably be expected to adversely affect the outcome of the vote on the transactions contemplated by this Agreement and (c) any proposal to approve any reverse merger involving, or dissolution of, Imara (which may also take the form of a registration statement including the Proxy Statement).

6.3 Covenants of Imara Prior to the Closing.

6.3.1 Preservation of Purchased Assets. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement, except as Cardurion shall otherwise agree in writing, Imara shall use commercially reasonable efforts to: (a) preserve intact the Purchased Assets, the Licensed Patent Rights and the Licensed Know-How free and clear of all Encumbrances; (b) maintain and preserve the Inventory; (c) maintain in effect and comply with the terms of the Amended License Agreement; (d) maintain all Regulatory Filings and Permits required for the ownership and use of the Purchased Assets; (e) comply in all material respects with all Laws applicable to the ownership and use by Imara and its Affiliates of the Purchased Assets; and (f) continue to prosecute any patent rights that Imara has the right or obligation to prosecute under the Amended License Agreement.

6.3.2 Negative Covenants. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement, except as Cardurion shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Imara shall not (a) sell or otherwise dispose of or transfer any Purchased Asset, Licensed Patent Rights or Licensed Know-How; (b) take any action that would cause the grant of, or permit to exist, any Encumbrance on any Purchased Asset, Licensed Patent Rights or Licensed Know-How; (c) accelerate, terminate, modify or cancel any Assigned Contract or any Permit or Regulatory Filing included in the Purchased Assets; (d) except to enforce the terms of this Agreement, initiate any Litigation or settle any Litigation related to the Purchased Assets, the Licensed Patent Rights or Licensed Know-How; (e) cancel, compromise, release or waive any right material to the Purchased Assets, the Licensed Patent Rights or Licensed Know-How; or (f) engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause a condition precedent to closing in Section 7.1 not to be satisfied.

6.3.3 Notice of Certain Events. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement, each of Imara and Cardurion shall promptly notify the other Party in writing of: (a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has resulted in, or is reasonably likely to result in, any representation or warranty made by such Party under this Agreement or under any of the Ancillary Agreements not being true and correct in a manner that would cause or would reasonably be expected to cause the conditions set forth in Section 7 to not be satisfied, or (ii) has resulted in, or is reasonably likely to result in, the failure of any of the other conditions set forth in Section 7.1 to be satisfied; or (b) such Party’s receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.4 Acquisition Proposals.

6.4.1 No Solicitation of Acquisition Proposals. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Imara shall not, nor shall it authorize or permit any of its Affiliates or any of the officers, directors, employees, representatives or agents of Imara or any of its Affiliates, directly or indirectly, to (a) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein); (b) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Imara shall immediately cease and cause to be terminated, and shall cause its Affiliates and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

6.4.2 Termination of Acquisition Proposals Except as permitted by this Section 6.4, from and after the date of this Agreement, Imara shall, and shall cause each of its officers and directors to, and shall use reasonable best efforts to cause each of it and their respective employees and other representatives to (a) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Cardurion and its Affiliates and their respective representatives) that may be ongoing with respect to an Acquisition Proposal and (b) terminate access to any physical or electronic data rooms relating to any Acquisition Proposal.

6.4.3 Receipt of Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Imara Stockholder Approval, Imara receives a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal did not result from a material breach of Section 6.4.1 and Section 6.4.2, that the Imara Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, (i) constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) that the failure to take such action would reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties under applicable Law, then Imara and its representatives may, in response to such Acquisition Proposal, and subject to compliance with Section 6.4.4, (a) furnish, pursuant to an Acceptable Confidentiality Agreement, information to the Person that has made such Acquisition Proposal and its representatives and (b) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its representatives; provided, that, (i) prior to furnishing or causing to be furnished, any nonpublic information related to Imara or the Purchased Assets to such Person, Imara shall, to the extent it has not already done so, enter into a confidentiality agreement with the Person or Persons making such Acquisition Proposal that (A) does not contain any provision that would prevent Imara from complying with its obligation to provide any disclosure to Cardurion required pursuant to this Section 6.4 and (ii) contains confidentiality provisions no less favorable in the aggregate to Imara than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (an “Acceptable Confidentiality Agreement”) and (ii) promptly (and in any event within [**]) following furnishing any such nonpublic information to such Person, Imara furnishes or makes available such nonpublic information to Cardurion (to the extent such nonpublic information has not been previously so furnished or made available to Cardurion or its representatives).

6.4.4 Notification to Cardurion. Imara shall promptly (and in no event later than [**] after receipt by Imara) notify Cardurion in writing in the event that Imara receives an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including an unredacted copy of any written materials). Imara shall keep Cardurion reasonably informed, on a prompt basis (and, in any event, within [**] after knowledge of the applicable developments by an officer or director of Imara), of any material amendments or material developments with respect to any such Acquisition Proposal (including any change to the economic terms thereof or other material changes thereto, and including by providing copies of any revised or new documents evidencing or delivered in connection therewith).

6.4.5 Obligations of Imara Board. Except as permitted by this Section 6.4, neither the Imara Board nor any committee thereof shall (i) (A) change or withdraw (or modify or qualify) or authorize or resolve to or publicly propose or announce its intention to change, withhold or withdraw (or modify or qualify), in each case in any manner adverse to Cardurion, the Recommendation, (B) approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, or resolve to or publicly propose or announce its intention to approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, any Acquisition Proposal, or (C) fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit Imara to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with a counterparty making an Acquisition Proposal

(other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4.3) (a “Competing Acquisition Agreement”) or resolve, agree or publicly propose to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Imara Stockholder Approval is obtained, the Imara Board may make an Adverse Recommendation Change pursuant to subsection (A) of the definition of Adverse Recommendation Change in response to an Intervening Event if (and only if), prior to taking such action, the Imara Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties under applicable Law; provided, that notwithstanding anything to the contrary set forth in this Section 6.4.5, prior to making such Adverse Recommendation Change, (1) Imara has given Cardurion at least [**] prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, including a description of the Intervening Event, (2) during such notice period, Imara agrees to negotiate in good faith with Cardurion, to the extent Cardurion wishes to negotiate, any revisions to the terms of the transactions contemplated hereby proposed by Cardurion in response to the underlying relevant facts and circumstances with respect to the Intervening Event, (3) upon the end of such notice period, the Imara Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that if accepted would be legally binding on, Cardurion, and shall have determined in good faith, after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties, and (4) in the event of any material change to the underlying relevant facts and circumstances with respect to the Intervening Event, Imara shall have delivered to Cardurion an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that such new notice period shall be [**] (as opposed to [**])) during which time Imara shall be required to comply with the requirements of this Section 6.4.5 anew with respect to such additional notice, including clauses (1) through (2) above of this proviso; provided, further, that whether or not there is an Adverse Recommendation Change in response to an Intervening Event, unless this Agreement has been terminated in accordance with Article 8, the Imara Board shall submit this Agreement for approval by the Imara stockholders at the Imara Stockholders’ Meeting.

6.4.6 Adverse Recommendation Change. Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Imara Stockholder Approval is obtained, if (and only if) prior to taking such action, the Imara Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that an Acquisition Proposal made after the date hereof that did not result from a material breach of this Section 6.4 constitutes a Superior Proposal and that a failure to take action could reasonably be expected to be inconsistent with the fiduciary duties of the Imara Board under applicable Law, the Imara Board may make an Adverse Recommendation Change; provided that, prior to so making an Adverse Recommendation Change, (i) Imara has given Cardurion at least [**] prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, and providing, to the extent not already provided to Cardurion, a copy of the Superior Proposal and a copy of any proposed Competing Acquisition Agreements, (ii) during such notice period, Imara agrees to negotiate in good faith with Cardurion, to the extent Cardurion wishes to negotiate, any revisions to the terms of the transactions contemplated hereby proposed by Cardurion, (iii) at the end of such notice period, the Imara Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that, if accepted would be, legally binding on Cardurion, and shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change could reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties under applicable Law, and (iv) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, Imara shall, in each case, have delivered to Cardurion an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (except that such new notice period shall be [**] (as opposed to [**])) during which time Imara shall be required to comply with the requirements of this Section 6.4.6 anew with respect to such additional notice, including clauses (i) through (iii) above of this proviso; provided, further, that whether or not there is an Adverse Recommendation Change in response to a

Superior Proposal, unless this Agreement has been terminated in accordance with Article 8, the Imara Board shall submit this Agreement for approval by the Imara stockholders at the Imara Stockholders’ Meeting.

6.4.7 Certain Obligations Under Applicable Law. Nothing contained in this Section 6.4 shall prohibit Imara or the Imara Board from (a) taking and disclosing to the stockholders of Imara a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including disclosing that Imara or the Imara Board has taken any action contemplated by the proviso in Section 6.4.5 or Section 6.4.6); (b) making a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) or (c) making any disclosure to the stockholders of Imara that is required by applicable Law; provided, however, that nothing in this Section 6.4.7 shall be deemed to modify or supplement the definition of (or requirements pursuant to this Section 6.4 with respect to) an Adverse Recommendation Change.

6.5 Bulk Transfer Laws. Prior to Closing, Imara shall comply with the requirements of all applicable bulk sale, bulk transfer or similar Laws in all jurisdictions.

6.6 Covenant of Cardurion Following the Closing. On and after the Closing Date, Cardurion shall use commercially reasonable efforts to promptly [**], which obligation shall be subject to Cardurion’s [**].

7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to the Obligations of Cardurion. The obligations of Cardurion to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may only be waived by Cardurion in its sole discretion:

7.1.1 Representations, Warranties and Covenants. The Imara Fundamental Representations shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date. All other representations and warranties of Imara contained in this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date, except where the failure to be true and correct has not had a Material Adverse Effect (other than such representations and warranties that are qualified by materiality, which shall be true and correct without regard to any Material Adverse Effect qualifiers), with the same force and effect as if made as of the Closing Date, other than any such representations and warranties that are expressly made as of another date, and the covenants and agreements of Imara contained in this Agreement to be complied with by Imara on or before the Closing Date shall have been complied with in all material respects, and Cardurion shall have received a certificate from Imara to such effect signed by a duly authorized officer thereof.

7.1.2 Stockholder Approval. The Imara Stockholder Approval shall have been obtained and shall not have been rescinded, cancelled or otherwise modified in any manner.

7.1.3 No Actions, Suits, Proceedings or Investigations. No Order of any Court or Governmental Authority or Action or Litigation shall have been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements. No Governmental Investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by this Agreement shall be known to either of the Parties; provided, however, that this condition will be deemed to be satisfied if the Parties have provided documents and/or information to a Governmental Authority in accordance with Section 6.1.2 and such Governmental Authority has not taken further action or indicated an intent to take further action (including, but not limited to, any communication with either Party requesting a delay of the transactions contemplated by this Agreement or seeking additional information) during the [**] period immediately following the most recent submission of documents and/or information.

7.1.4 No Material Adverse Effect. There shall not have occurred any event, condition or circumstance that, individually or in the aggregate, with or without the lapse of time, has had a Material Adverse Effect.

7.1.5 Closing Documents. Imara and Lundbeck shall have delivered to Cardurion each of the Ancillary Agreements to which it is a party.

7.2 Conditions Precedent to the Obligations of Imara.

7.2.1 Representations, Warranties and Covenants. The Cardurion Fundamental Representations shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date. All other representations and warranties of Cardurion contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct when made and as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements of Cardurion contained in this Agreement to be complied with by Cardurion on or before the Closing shall have been complied with, and Imara shall have received a certificate from Cardurion to such effect signed by a duly authorized officer thereof.

7.2.2 Stockholder Approval. The Imara Stockholder Approval shall have been obtained and shall not have been rescinded, cancelled or otherwise modified in any manner.

7.2.3 No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority or any Action or Litigation shall have been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements. No Governmental Investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by this Agreement shall be known to either of the Parties.

7.2.4 Closing Documents. Cardurion shall have delivered to Imara each of the Ancillary Agreements to which it is a party.

7.2.5 Advancement Criteria. Cardurion shall have delivered the Advancement Criteria to the Independent Counsel.

8. TERM; TERMINATION

8.1 Termination.

8.1.1 Right to Terminate Prior to the Closing. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby and by the Ancillary Agreements may be abandoned at any time prior to the Closing as follows: (a) by mutual written consent duly authorized by the Parties hereto; (b) by either Cardurion or Imara if the Closing shall not have occurred on or before [**] (the “Outside Date”); provided, that, the right to terminate this Agreement under this Section 8.1.1(b) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; (c) by either Cardurion or Imara if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, that, the Party seeking to terminate this Agreement under this Section 8.1.1(c) shall have used reasonable efforts to remove such Order before such termination; (d) by Cardurion, if (i) Cardurion is not in material breach of its obligations under this Agreement and at any time prior to the Closing any of the representations and warranties of Imara herein are or become untrue or inaccurate such that Section 7.1.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(d)(i)) or (ii) there has been a breach on the part of Imara of any of its covenants or agreements contained in this Agreement such that Section 7.1.1 will not be satisfied (treating such time as if it were the Closing for purposes of this

Section 8.1.1(d)(ii)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within [**] after written notice to Imara; (e) by Imara, if (i) Imara is not in material breach of its obligations under this Agreement and at any time prior to the Closing any of the representations and warranties of Cardurion herein become untrue or inaccurate such that Section 7.2.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(e)(i), or (ii) there has been a breach on the part of Cardurion of any of their covenants or agreements contained in this Agreement such that Section 7.2.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(e)(ii) and, in both case (i) and case (ii), such breach (if curable) has not been cured within [**] after written notice to Cardurion; (f) by either Imara or Cardurion, if the Imara Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the approval of this Agreement and the transactions contemplated hereby was taken shall have concluded and the Imara Stockholder Approval shall not have been obtained; or (g) by Cardurion, at any time prior to the receipt of the Imara Stockholder Approval, in the event of an Adverse Recommendation Change.

8.1.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1.1, this Agreement will forthwith become void, and except as provided in this Section 8.1.2, there will be no liability on the part of Cardurion, Imara, or any of their respective Affiliates, officers, directors, employees or representatives to the other and all rights and obligations of each Party hereto will cease; provided, that, nothing in this 8.1.2 will relieve any Party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.

8.1.3 Termination Fee. If (i) this Agreement is terminated by Cardurion pursuant to Section 8.1.1(g), or (ii) (A) after the Execution Date, an Acquisition Proposal shall have been publicly announced or made known and not withdrawn, (B) thereafter this Agreement is terminated by Cardurion or Imara pursuant to Section 8.1.1(f) and (C) at any time on or prior to the one-year anniversary of such termination, Imara completes or enters into a definitive agreement providing for, or consummates, a transaction that constitutes an Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)” and disregarding the proviso in the definition of Acquisition Proposal), whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly announced or made known and not withdrawn, then Imara shall pay to Cardurion One Million Five Hundred Thousand Dollars ($1,500,000) (the “Termination Fee”), in cash by wire transfer of immediately available funds to the account designated in writing by Cardurion, (1) in the case of clause (i), within [**] following such termination, and (2) in the case of clause (ii), upon the earlier to occur of the consummation of such transaction or Imara’s entry into a definitive agreement with respect to such transaction. Notwithstanding anything to the contrary in this Agreement, if the full Termination Fee shall become due and payable in accordance with this Section 8.1.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.1.3, other than with respect to claims for fraud, neither Imara nor any of its Affiliates or representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 8.1.3. In no event shall Imara be required to pay the Termination Fee on more than one occasion.

8.2 Term; Survival. This Agreement shall be effective as of the Execution Date and shall continue in effect until the expiration of the Term. The rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement (including Article 5 and Article 9, solely for the respective periods provided therein): Article 1 (to the extent the definitions are used in other surviving provisions), and Article 10 and Sections 2.3, 2.4, 2.5, 3.1.2(a)(i), (ii) and (iii), 3.1.2(b), 3.3, 3.4, 8.1.2 and 8.1.3 and this Section 8.2.

9. SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS

9.1 Survival of Representations, Warranties and Covenants.

9.1.1 General Representations, Warranties and Covenants. Except as otherwise provided in this Section 9.1, the representations and warranties in this Agreement and the Ancillary Agreements shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is eighteen (18) months following the Closing Date, at which time they shall expire. Each of the covenants and agreements contained herein shall survive the Closing and continue in full force and effect until performed in accordance with their terms.

9.1.2 Intellectual Property and Regulatory Representations and Warranties. The representations and warranties contained in Section 4.2.6 (Intellectual Property Rights) and Section 4.2.8 (Regulatory Matters) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is twenty-four (24) months following the Closing Date, at which time they shall expire.

9.1.3 Fundamental Representations and Warranties; Fraud; Excluded Liabilities; Requested Information. Any claims with respect to the representations and warranties of Imara contained in Section 4.1.1 (Organization); Section 4.1.2 (Authorization); Section 4.1.3 (Binding Agreement); Section 4.1.4 (No Inconsistent Obligation); Section 4.2.2 (Title to Assets); and Section 4.2.3 (No Debarment) (the “Imara Fundamental Representations”), any claims based on fraud and any claims based on any Excluded Liabilities shall, in each case, survive until sixty (60) days after the expiration of the relevant statute of limitations applicable to such claims. Any claims with respect to the representations and warranties of Cardurion contained in Section 4.1.1 (Organization); Section 4.1.2 (Authorization); Section 4.1.3 (Binding Agreement); Section 4.1.4 (No Inconsistent Obligation) and 4.3.4 (Financial Ability to Perform) (the “Cardurion Fundamental Representations”) shall survive until sixty (60) days after the expiration of the relevant statute of limitations applicable to such claims. Any indemnification claims by Cardurion with respect to any Requested Information pursuant to Section 9.4(c) and any indemnification claims by Imara with respect to any Requested Information pursuant to Section 9.5(d), shall, in each case, survive indefinitely.

9.1.4 General. Except as set forth herein, all other indemnifiable claims under this Section 9 shall survive until sixty (60) days after the expiration of the relevant statute of limitations applicable to such claims.

9.1.5 Assertion of Claims. No claim shall be brought under Section 9.4 or Section 9.5 by the Imara Indemnified Parties or the Cardurion Indemnified Parties (collectively, the “Indemnified Parties”), as the case may be, unless the applicable Indemnified Parties, or any of them, at any time prior to the applicable survival date, provides Imara or Cardurion, as the Party responsible to provide such indemnification (collectively, the “Indemnifying Party”) with (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 9.4 or Section 9.5 of any Third Party Claim (as defined below), the existence of which might give rise to such a claim; provided, that, the failure so to provide such notice to the Indemnifying Parties will not relieve the Indemnifying Party from any liability which they may have to the Indemnified Parties under this Agreement or otherwise, except to the extent that the Indemnifying Party reasonably demonstrates that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Parties and that the Indemnifying Parties were not otherwise aware of such action or claim. Any claim for indemnification under this Section 9.1.5 that is asserted in writing as provided in this Section 9.1.5 prior to the expiration date, if any, applicable to the representation, warranty or covenant set forth in this Section 9.1 with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full.

9.2 No Third Party Beneficiary. No Third Party other than the Indemnified Parties shall be a Third Party or other beneficiary of any representations, warranties, covenants and agreements in this Agreement and no such Third Party shall have any rights of contribution with respect to such representations, warranties, covenants or agreements or any matter subject to or resulting in indemnification under this Article 9.

9.3 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement and in the Ancillary Agreements shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made.

9.4 Indemnification by Imara. Imara agrees to defend Cardurion and its directors, officers, stockholders, employees and agents (the “Cardurion Indemnified Parties”), at Imara’s cost and expense, and will indemnify and hold the Cardurion Indemnified Parties harmless from and against any Losses resulting from, arising out of or otherwise relating to:

(a) any breach of any representation or warranty of Imara contained in this Agreement or in any Ancillary Agreement delivered by Imara pursuant to this Agreement;

(b) any breach of, or failure by Imara to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or any Ancillary Agreement delivered by Imara pursuant to this Agreement;

(c) the use by Imara of any Requested Information, subject to Section 9.5(d); or

(d) any Excluded Liability, including the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Imara or its Affiliates prior to the Closing Date; provided, that, Imara shall not be obligated to indemnify Cardurion’ Indemnified Parties for any Losses pursuant to this Section 9.4 for which Cardurion is obligated to indemnify Imara’s Indemnified Parties pursuant to Section 9.5.

In the event of any Losses resulting from the assertion of liability by a Third Party against the Cardurion Indemnified Parties by a Third Party (a “Third Party Claim”), (A) Cardurion shall promptly notify Imara in writing of the Third Party Claim (provided, that, any failure or delay to so notify Imara shall not excuse any obligations of Imara except to the extent Imara is actually prejudiced thereby) and Imara shall have the right to solely manage and control, at is sole expense, the defense of the Third Party Claim and its settlement; provided, that, Imara shall not settle any such Third Party Claim without the prior written consent of Cardurion if such settlement does not include a complete release of Cardurion Indemnified Parties from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Cardurion Indemnified Party), would bind or impair a Cardurion Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Cardurion is invalid or unenforceable and (B) the Cardurion Indemnified Parties shall cooperate with Imara and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing. With respect to any Third Party Claim subject to indemnification under this Section 9.4: (1) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such Third Party Claim and (2) the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and information protected by the attorney-client and work-product privileges in any such action or proceeding. Any Third Party Claim that is asserted in writing as provided in this Section 9.4 prior to the expiration date, if any, applicable to the representation, warranty or covenant set forth in Section 9.1 with respect to which such Third Party Claim is made shall survive until finally resolved and satisfied in full.

9.5 Indemnification by Cardurion. Cardurion agrees to defend Imara, its Affiliates and its (and its Affiliates’) directors, officers, stockholders, employees and agents (the “Imara Indemnified Parties”), at Cardurion’s cost and expense, and will indemnify and hold the Imara Indemnified Parties harmless from and against any Losses resulting from, arising out of or otherwise relating to:

(a) any breach of any representation or warranty of Cardurion contained in the Agreement or in any Ancillary Agreement delivered by Cardurion pursuant to this Agreement;

(b) any breach of, or any failure by Cardurion to perform or observe, any covenant, agreement or condition to be performed by Cardurion under this Agreement or under any Ancillary Agreement delivered by Cardurion pursuant to this Agreement;

(c) any Assumed Liability;

(d) any untrue statement of a material fact in the Requested Information or any omission of any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in the Requested Information not misleading, in each case, to the extent that the Requested Information is used by Imara as contemplated hereunder; or

(e) the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Cardurion or its Affiliates on or after the Closing Date; provided, that, Cardurion shall not be obligated to indemnify Imara’s Indemnified Parties for any Losses pursuant to this Section 9.5 for which Imara is obligated to indemnify Cardurion’ Indemnified Parties pursuant to Section 9.4.

In the event of any Third Party Claim against the Imara Indemnified Parties, (A) Imara shall promptly notify Cardurion in writing of the Third Party Claim (provided, that, any failure or delay to so notify Cardurion shall not excuse any obligations of Cardurion except to the extent Cardurion is actually prejudiced thereby) and Cardurion shall have the right to solely manage and control, at is sole expense, the defense of the Third Party Claim and its settlement; provided, that, Cardurion shall not settle any such Third Party Claim without the prior written consent of Imara if such settlement does not include a complete release of Imara Indemnified Parties from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Imara Indemnified Party), would bind or impair an Imara Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Imara is invalid or unenforceable and (B) the Imara Indemnified Parties shall cooperate with Cardurion and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing. With respect to any Third Party Claim subject to indemnification under this Section 9.5: (1) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such Third Party Claim and (2) the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and information protected by the attorney-client and work-product privileges in any such action or proceeding. Any Third Party Claim that is asserted in writing as provided for in this Section 9.5 prior to the expiration date, if any, applicable to the representation, warranty or covenant set forth in Section 9.1 with respect to which such Third Party Claim is made shall survive until finally resolved and satisfied in full.

9.6 Limitation on Indemnification.

9.6.1 Notwithstanding anything to the contrary in Section 9.4 or Section 9.5, (a) no Indemnifying Person shall have any liability to the corresponding Indemnified Person under Section 9.4 or Section 9.5 until the aggregate Losses of such Indemnified Person exceed [**] Dollars ($[**]), after which the Indemnified Parties shall be entitled to all such Losses in excess of such amount; provided, that, for the purposes of determining the existence of, and calculating the amount of any Losses arising out of or resulting from, any breach of any representation or warranty contained herein, all representations and warranties contained herein shall be read without regard to any materiality or Material Adverse Event qualifiers contain therein.

9.6.2 Each Party’s recourse against the other Party with respect to any right to indemnification under Section 9.4(a) (other than with respect to claims based on the Imara Fundamental Representations) or Section 9.5(a) (other than with respect to claims based on the Cardurion Fundamental Representations) shall be limited in amount to (a) [**]% of the Upfront Payment and (b) [**]% of the aggregate amount of Milestone Payments actually earned and paid or determined to be payable under this Agreement.

9.6.3 Each Party’s recourse against the other Party with respect to any right to indemnification under Section 9.4 or Section 9.5 (subject in each case to Section 9.6.2 and Section 9.6.5), shall not exceed (A) the Upfront Payment plus (B) the aggregate amount of Milestone Payments actually earned and determined to be payable under this Agreement (plus any amounts to which the indemnified party may be entitled pursuant to Section 3.4 or Section 9.6.4, as applicable).

9.6.4 Subject to the limitations in Sections 9.6.2 through 9.6.3, in the event of an indemnification claim by Cardurion under Section 9.4, Cardurion shall first withhold and set off the amount of any such Losses of any Cardurion Indemnified Parties under Section 9.4 against any Milestone Payments that are then due and payable to Imara under this Agreement and if no Milestone Payments are then due and payable to Imara under this Agreement, Cardurion shall have the right to recover such Losses from Imara. Any indemnification payments to which a party may be entitled hereunder shall bear interest at a per-annum rate of [**] percentage points over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under applicable Law, whichever is lower, compounded quarterly, until such payment has been made (or offset against payments to be made hereunder) in full.

9.6.5 Notwithstanding the foregoing, an Indemnified Party shall have the right (a) to make a claim for indemnification under Section 9.4 or Section 9.5 without regard to any limitations in this Section 9.6 based upon fraud or, with respect to any Cardurion Indemnified Parties, any Excluded Liabilities, or (b) to enforce any Order of a Court of competent jurisdiction without regard to any limitations in this Section 9.6 which finds or determines that the Indemnifying Parties, or any of them, committed fraud.

9.7 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 9.7 SHALL NOT APPLY WITH RESPECT TO FRAUD BY A PARTY.

10. MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement, all Schedules and Exhibits attached to this Agreement, and the Ancillary Agreements constitute the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 10.1, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and the Ancillary Agreements and (b) none of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. Notwithstanding the foregoing, except with respect to any rights and obligations of the Parties with respect to the Assigned Know-How or the Assigned Patent Rights which shall be governed solely by this Agreement, all rights and obligations of the Parties that arose under any previously executed confidentiality agreements (the “Existing Confidentiality Agreements”) between the Parties which the Parties have entered into that are in force as of the Closing Date shall continue in full force and effect; provided, that, to the extent any Confidential Information (as defined in the Existing Confidentiality Agreements) provided by Imara to Cardurion under such Existing Confidentiality Agreements constitutes Confidential Information (as defined in this Agreement) or is otherwise included as a part of the Purchased Assets, the confidentiality restrictions set forth in the Existing Confidentiality Agreements shall terminate upon the Closing Date and thereafter Article 5 of this Agreement shall apply to any such Confidential Information. Nothing in this Agreement shall preclude Imara from pursuing any Permitted Dissolution Action or obligate Imara to maintain its corporate existence for any period of time.

10.2 Section 365(n) of the Bankruptcy Code. All licenses and rights to licenses granted under or pursuant to this Agreement by Imara to Cardurion are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), and any such equivalent law in the United States or any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Cardurion, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and any such equivalent law, and that upon commencement of a bankruptcy proceeding by or against Imara under the Code, Cardurion shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Cardurion (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Imara unless Imara (or the bankruptcy trustee) elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of Imara upon written request therefor. The foregoing is without prejudice to any rights Cardurion may have arising under the Code or other applicable Law.

10.3 Governing Law; Jurisdiction Over Disputes Prior to the Closing Date. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof that would require the application of any other law. Except as set forth in Section 10.4, in any action between the Parties arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby prior to the Closing Date: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement and any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement and any Ancillary Agreement or any of the transactions related hereto and thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.4 Arbitration.

10.4.1 In General. Any disputes, controversies or other claims arising on and after the Closing Date out of this Agreement or any Ancillary Agreement, or their interpretation, validity, performance, enforceability, breach, or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in Boston, Massachusetts in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

10.4.2 Number of Arbitrators. The arbitration shall be settled by three (3) arbitrators, one of whom shall be selected by each Party within [**] after the Dispute is first referred to arbitration and the third of whom shall be selected by the two (2) arbitrators so selected, within [**] after both Parties have selected an arbitrator; provided, that, all arbitrators must be experienced in arbitrating disputes within the pharmaceutical industry.

10.4.3 Powers of the Arbitrator. The arbitrators shall be authorized to award to the prevailing Party, if a prevailing Party is determined by the arbitrators, such Party’s costs and expenses, including attorneys’ fees. The arbitrators may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute or as permitted by the Agreement. The arbitrators shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrators may render an award on such issue. In addition to the authority conferred on the arbitrators by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrators shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

10.4.4 Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

10.4.5 No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

10.5 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below (including a copy as designated below) or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) Business Day following the date of mailing. Notices sent by overnight courier shall be deemed received the following Business Day.

If to Cardurion:

Cardurion Pharmaceuticals, Inc.

78 Blanchard Road

Suite 200

Burlington , MA 01803

Attention: Peter Lawrence

With a copy to:

Mintz Levin

One Financial Center

Boston, MA 02111

Attention: John Cheney

If to Imara:

Imara Inc.

C/O Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Rahul D. Ballal, Ph.D.

     Stephen Migausky

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:         Cynthia Mazareas, Esq.

     Joseph B. Conahan, Esq.

10.6 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.7 Assignment; Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Neither this Agreement nor any right, interest or obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party, except that each Party may assign this Agreement and the rights, obligations and interests of such Party under this Agreement without written consent (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to the purchaser of shares representing a majority of its common stock voting rights or to the surviving corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that, (i) the assigning Party will provide the other Party with prompt written notice of assignment, (ii) the permitted assignee will assume all obligations of its assignor under this Agreement and the Ancillary Agreements (or as related to the assigned part where a partial assignment to an Affiliate), (y) unless expressly so agreed in writing by the Parties, no permitted assignment will relieve the assignor of liability under this Agreement or the Ancillary Agreements, and (z) any attempted assignment in contravention of this Section 10.7 shall be void.

10.8 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

10.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the indemnification provisions of Article 9 (with respect to the Persons to which such provisions of Article 9 apply who shall be Third Party beneficiaries in accordance with Article 9).

10.11 Schedules and Exhibits. All Schedules and Exhibits are incorporated herein by this reference.

10.12 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

10.13 Further Assurances. From time to time after the Closing Date, and for no further consideration, each of Imara and Cardurion shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Immediately to Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

IMARA INC.

By:	/s/ Rahul Ballal
Name:	Rahul Ballal
Title:	CEO

CARDURION PHARMACEUTICALS, INC.

By:	/s/ Peter S. Lawrence
Name:	Peter S. Lawrence
Title:	CEO

[Signature Page to Asset Purchase Agreement]

List of Exhibits and Schedules

Exhibit A – License Agreement Amendment

Exhibit B – Form of Patent Assignment Agreement

Exhibit C – Form of Assignment and Assumption Agreement

Exhibit D – Regulatory Transition Plan

Schedule A – Purchased Assets

Schedule B – Licensed Assets

Schedule C - Individuals for Purposes of Knowledge

Imara Disclosure Schedule

Annex B

September 6, 2022

The Board of Directors

IMARA Inc.

116 Huntington Avenue

6th Floor

Boston, MA 02116

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to IMARA Inc. (“Seller”), of the Consideration (as defined below) proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement (the “Asset Purchase Agreement”) to be entered into by and between Cardurion Pharmaceuticals, Inc. (“Buyer”) and Seller. Capitalized terms used but not defined herein have the meanings set forth in the Asset Purchase Agreement. As more fully described in the Asset Purchase Agreement, (i) Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller’s rights, title and interest in and to the Purchased Assets, and (ii) Buyer will assume and pay, perform and discharge the Assumed Liabilities (the actions in the foregoing items (i) and (ii), collectively, the “Transaction” and the Purchased Assets and the Assumed Liabilities, collectively, the “Business”), in exchange for aggregate consideration consisting of (x) $35,000,000 plus (y) Milestone Payments of up to $60,000,000, subject to the occurrence of certain Milestone Events (the amounts set forth in the foregoing items (x) and (y), collectively, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Asset Purchase Agreement.

We have been engaged by Seller to act as its financial advisor in connection with the Transaction and we will receive a fee from Seller for providing such services, 50% of which is payable upon delivery of this opinion and 50% of which is payable upon the Company’s execution of the Asset Purchase Agreement. In addition, Seller has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

SVB Securities LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. We have in the past provided, currently are providing and may in the future provide certain investment banking services to Seller and its affiliates from time to time, for which we have received and would expect to receive compensation. In the past two years, we served as a joint book-running manager for Seller’s 2021 follow-on equity offering and as placement agent and financial advisor for Buyer’s 2021 private placement of equity securities. In the ordinary course of business, we and our affiliates have in the past provided, currently are providing and may in the future provide investment banking and commercial banking services to Seller, Buyer or their respective affiliates and have received and would expect to receive customary fees for the rendering of such services. In the ordinary course of our business, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of Seller, Buyer or their respective affiliates.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research

BOSTON | CHARLOTTE | NASHVILLE | NEW YORK | SAN FRANCISCO	AN SVB COMPANY
SVBSECURITIES.COM

The Board of Directors

IMARA Inc.

September 6, 2022

analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Seller, Buyer and the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Asset Purchase Agreement, dated September 6, 2022; (ii) Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed by Seller with the Securities and Exchange Commission (the “SEC”); (iii) Seller’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, as filed by Seller with the SEC; (iv) certain Current Reports on Form 8-K, as filed by Seller with, or furnished by Seller to, the SEC; and (v) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Business, as furnished to us by the management of Seller; and approved for use by, us by Seller for purposes of our analysis (the “Forecast”) (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management of Seller and its advisors and representatives regarding such Internal Data as well as the past and current business, operations, financial condition and prospects of the Business. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have been advised by Seller, and have assumed, at your direction, that the Internal Data (including, without limitation, the Forecast) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Seller as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data (including, without limitation, the Forecast) or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Seller or Buyer, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Seller or Buyer. We have also relied, at the direction of Seller, upon the assessments of senior management of Seller as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the Milestone Payments.

We have assumed, at your direction, that the final executed Asset Purchase Agreement will not differ in any respect material to our analysis or this opinion from the last draft of the Asset Purchase Agreement reviewed by us. We have also assumed, at your direction, that the representations and warranties made by Buyer and Seller in the Asset Purchase Agreement and the related agreements are and will continue to be true and correct in all respects material to our analysis. Furthermore, we have assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Asset Purchase Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Seller or Buyer, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters. We express no view or opinion as to the

The Board of Directors

IMARA Inc.

September 6, 2022

price or range of prices at which the shares of stock or other securities or instruments of Seller or any third party may trade at any time, including subsequent to the announcement or consummation of the Transaction.

We express no view as to, and our opinion does not address, Seller’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Seller or in which Seller might engage. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of the Business. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Seller of the Consideration proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Asset Purchase Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Asset Purchase Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Seller or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Seller or any other party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to Seller pursuant to the terms of the Asset Purchase Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of Seller as to whether or how such stockholder should vote or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Seller (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by our Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement is fair, from a financial point of view, to Seller.

Very truly yours,

/s/ SVB Securities LLC

PRELIMINARY COPY – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/IMRA • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-829-5506 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/IMRA

IMARA Inc.

Special Meeting of Stockholders

For Stockholders of record on                     , 2022

TIME:
PLACE:	Special Meeting to be held live online—please visit
www.proxydocs.com/IMRA for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Rahul Ballal, Michael Gray and Stephen Migausky (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IMARA Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. This proxy, when properly executed, will be voted in the manner directed herein.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

PRELIMINARY COPY – SUBJECT TO COMPLETION

IMARA Inc.

Special Meeting of Stockholders

Please make your marks like this:  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1 AND 2

PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

	FOR	AGAINST	ABSTAIN

1.  To approve the sale by Imara to Cardurion Pharmaceuticals, Inc. (“Cardurion”) of tovinontrine (IMR-687) and all other assets of Imara related to its PDE9 program, pursuant to the terms of the related Asset Purchase Agreement, dated September 6, 2022, for an upfront cash payment of $34,750,000 upon closing of the asset sale (in addition to $250,000 previously paid by Cardurion to Imara upon execution of a non-binding term sheet), a $10,000,000 potential future payment that may become payable if Cardurion achieves a proof of concept milestone or other specified clinical milestones and a $50,000,000 potential future payment that may become payable if Cardurion achieves specified regulatory and/or commercial milestone events; and

	☐	☐	☐	FOR

2.  To approve the adjournment of the Special Meeting, if necessary and to the extent permitted by the asset purchase agreement, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the sale to Cardurion.

	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/IMRA

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date